As filed with the Securities and Exchange Commission on November 12, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

Fresh Grapes, LLC
(to be converted to Fresh Vine Wine, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

______________________________

Texas	2084	83-4709895
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

505 Highway 169 North, Suite 255
Plymouth, MN 55441
(855) 766-9463
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

______________________________

Janelle Anderson
Chief Executive Officer
505 Highway 169 North, Suite 255
Plymouth, MN 55441
(855) 766-9463
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

______________________________

Copies to:

Alan M. Gilbert Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8381 Fax: (612) 642-8381	Ryan C. Brauer Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Tel: (612) 492-7252 Fax: (612) 492-7077

______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.001 par value per share	$15,000,000.00	$1,390.50

____________

(1)      Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)      Includes common stock that may be sold if the underwriter’s option to purchase additional shares is exercised.

(3)      Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated November 12, 2021.

[•] Shares

Fresh Vine Wine, Inc.

Common Stock

This is the initial public offering of Fresh Vine Wine, Inc. We are selling all of the shares of common stock being offered by means of this prospectus. Prior to this offering, there has been no public market for shares of our common stock. We expect that the initial public offering price will be between $[•] and $[•] per share. We have applied to list our common stock on the NYSE American under the symbol “VINE.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary — Implications of being an emerging growth company.”

Although we will not qualify as a “controlled company” as defined under the rules and regulations of the NYSE American, our officers and directors and their related parties will collectively control a substantial percentage of our outstanding common stock after the consummation of this offering and as a result will be able to exert significant influence over the management and affairs of the company and most matters requiring stockholder approval following the offering.

	Per Share		Total
Initial public offering price	$	[•]	$	[•]
Underwriting discounts and commissions(1)	$	[•]	$	[•]
Proceeds to us, before expenses(1)	$	[•]	$	[•]

____________

(1)      In addition, we have agreed to reimburse the underwriter for certain expenses. Upon the closing of this offering, we will also grant to the underwriter a warrant to purchase up to [•] shares of our common stock at a per share exercise price equal to $[•] (120% of the initial public offering price), which warrant will become exercisable on the one year anniversary of the date of this prospectus. See “Underwriting” for additional information regarding underwriting compensation.

We have granted a 45-day option to the underwriter to purchase up to [•] additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions.

An investment in our common stock involves significant risks. These “Risk Factors” begin on page 12.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our common stock to investors on or about [•], 2021.

OAK RIDGE FINANCIAL

The date of this prospectus is [•], 2021

VOSS
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fresh Vine
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PINOT NOIR
CALIFORNIA

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Through and including [•], 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. Neither we nor the underwriter has authorized anyone to provide you with different information, and neither we nor the underwriter takes responsibility for any other information others may give you. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

For investors outside of the United States: neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering of the shares of our common stock and the distribution of this prospectus and any such free writing prospectus outside of the United States. See “Underwriting.”

i

CONVENTIONS AND ASSUMPTIONS USED IN THIS PROSPECTUS

We are currently organized as a Texas limited liability company named Fresh Grapes, LLC. Prior to the effective date of the registration statement of which this prospectus is a part, we intend to convert from a Texas limited liability company into a Nevada corporation and change our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc., which we refer to herein as the “LLC Conversion.” In conjunction with the LLC Conversion:

•        all of our outstanding units will automatically be converted into shares of our common stock based on the relative ownership interests of our pre-IPO equityholders;

•        we will adopt and file articles of incorporation and articles of conversion with the State of Nevada; and

•        we will adopt and file a plan of conversion and articles of conversion with the State of Texas.

See “Description of Capital Stock” for additional information regarding a description of our common stock following the LLC Conversion and the terms of our articles of incorporation and bylaws that will be in effect upon the completion of this offering.

Unless we indicate otherwise, all of the information in this prospectus assumes that (i) the LLC Conversion has been completed such that our authorized capital is as set forth under “Description of Capital Stock,” and (ii) all equity interests in Fresh Grapes, LLC have been converted into common stock in Fresh Vine Wine, Inc. as described in this prospectus. While operating as a limited liability company, our outstanding equity was referred to as “units.” In this prospectus for ease of comparison, we may refer to such units as our common stock for periods prior to the LLC Conversion, unless otherwise indicated in this prospectus. Similarly, unless otherwise indicated, we may refer to members’ equity in this prospectus as stockholders’ equity. Further, while operating as a limited liability company, our governing body was referred to our Board of Managers, with the members thereof being referred to as “Managers.” We may refer to such governing body throughout this prospectus as our board of directors and such individuals as our directors.

Throughout this prospectus, our fiscal years ended December 31, 2019, 2020 and 2021 are referred to as fiscal years 2019, 2020 and 2021, respectively. Our fiscal year consists of 52 weeks, commencing on January 1 and ending on December 31 of each year. Fiscal 2019 consisted of the period from and after our inception on May 8, 2019 until December 31, 2019. Unless we indicate otherwise, all discussions of our financial information “since inception” or our financial information “to date” contained in this prospectus refer to our financial information for the period from May 8, 2019 (the date of our inception) through June 30, 2021 (the last day of our most recently completed fiscal quarter).

Throughout this prospectus, we assume an offering price of $[•] per share, which is the midpoint of the range of our expected per share initial public offering price. Unless we indicate otherwise, all of the information in this prospectus assumes that the underwriter does not exercise its option to purchase up to [•] additional shares of our common stock within 45 days from the date of this prospectus to cover over-allotments.

ii

Industry and market data

This prospectus includes market data and forecasts with respect to the wine industry. We have obtained this market data and certain industry forecasts from various independent third-party sources, including industry publications, reports by market research firms, surveys and other independent sources. Some data and information is based on management’s estimates and calculations, which are derived from our review and interpretation of internal company research and data, surveys and independent sources. We believe the data regarding the industry in which we compete and our market position and market share within this industry generally indicate size, position and market share within this industry; however, this data is inherently imprecise and is subject to significant business, economic and competitive uncertainties and risks due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

iii

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus and the information presented under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the statements in this prospectus constitute forward-looking statements, see “Cautionary Note Regarding Forward-Looking Statements” for more information.

In this prospectus, the terms “Fresh Vine Wine,” “Fresh Vine,” “the Company,” “we,” “our,” “ours” and “us” refer to Fresh Vine Wine, Inc.

Summary Business Description: Fresh Vine Wine: The Perfect Pairing to Your Active Lifestyle

Overview

We are a premier producer of low carb, low calorie premium wines in the United States. Our wines have rapidly gained visibility, credibility, and a loyal national customer base. We craft and bottle all of our wines in Napa Valley and believe we are the premier premium option in the rapidly growing “better for you” category of wines. Offering bold, crisp, and creamy wines that embody health, warmth, and a deeper connection to wellness and an active lifestyle, we offer a unique and innovative collection of today’s most popular varietals. Our varietals currently include our Cabernet Sauvignon, Chardonnay, Pinot Noir, and Rosé, and we expect to introduce a limited Reserve Napa Cabernet Sauvignon in 2022. We intend to further expand our portfolio of product offerings in the future. Our wines are strategically priced between $15 and $22 per bottle — price points that support a premium product strategy, appeal to mass markets, and allow us to offer significant value across all consumer distribution channels. Nina Dobrev and Julianne Hough are two of our co-founders.

Our wines are exclusively focused on the affordable luxury segment, the fastest growing segment of the wine market according to International Wine and Spirits Research (IWSR), addressing the largest wine drinking segment in the $340 billion world-wide wine market, in which United States consumers spent $53 billion in 2020 for wine produced in the U.S., with an additional $16 billion spent on imported wines in the U.S. Importantly, our wines stand out in the luxury wine market because they address our target demographic customer base’s preference for a low-calorie, low-carb, gluten-free product, while concurrently delivering the quality and taste profile of a premium wine brand. This allows us to position our wines in the rapidly emerging “better for you” segment that seeks to appeal to consumers’ emphasis on a healthy lifestyle. While we believe our product offerings have mass appeal among all consumers of affordable luxury wines, our marketing activities focus primarily on consumers in the 21-to-34 year old demographic with moderate to affluent income and on those with a desire to pursue a healthy and active lifestyles.

Our sales channels include wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through the DTC channel in 42 states. Our wholesale distribution network includes approximately 30 distributors, including a distribution agreement we entered into in May 2021 with Southern Glazer’s Wine and Spirits, which considers itself to be the world’s pre-eminent distributor of beverage alcohol. Under our agreement, Southern Glazer’s Wine and Spirits currently distributes our wines in 12 states, and we anticipate this number of states will expand in the future. Through our entire existing wholesale distribution network, we currently distribute our wines in 32 states. Although we were recently founded in 2019 and have generated limited revenue to date, we have placed our wines directly with major retailers that include Hy-Vee, Food Lion, Total Wine, 7-11, and Walgreens, among others.

Because our DTC sales channel provides significantly higher margins than sales generated through wholesale distributors, we intend to continue investing in our DTC capabilities to ensure it remains an integral part of our business. We also believe continued investment in DTC technologies and capabilities are critical to maintaining an intimate relationship with our customers, which is becoming increasingly virtual. While revenue generated from the sale of wine to United States consumers has been growing at mid-single digit compound annual growth rates over the last several years, revenue from United States wine sales in the lucrative DTC sales channel grew over 27% by volume in 2020, its largest increase ever. Within the United States DTC sales channel, shipments of wine priced under $30 per bottle grew by 41.6% in 2020, and approximately $3.7 billion of revenue was generated by the overall DTC market in the United States.

In addition, we intend to pursue evolving alternative DTC sales platforms, such as ecommerce marketplaces, product aggregators and virtual distributors, all of which have experienced significant recent growth, as well as sales through home delivery services. IWSR reports an 80% increase in the value of ecommerce alcohol sales overall in 2020 as compared to 2019, and aggregators and virtual distributors, such as Drizly and Wine.com, have reported 350% and 115%, respectively, in 2020 as compared to 2019.

Our Strengths

Differentiated Product Offerings — Premium, Napa Valley Wines within the “Better For You” Segment

We offer wines that are differentiated from those sold by other wine producers operating within the better for you segment of the affordable luxury category based on our premium quality, our association with an award winning winemaker and our Napa Valley based production.

•        Premium Wines.    Premium wines are differentiated from other varietals based on consumers’ perception and expectation that they are of exceptional quality. We have developed a proprietary winemaking process that produces superior quality and taste in the affordable luxury wine category based on consumer preferences data, direct consumer feedback and careful market research. Importantly, our current wines stand out in the luxury wine market because they address consumers’ preference for a low-calorie, low-carb, and gluten-free product, while concurrently delivering the quality and taste profile of a premium wine brand.

•        Award-Winning Winemaker.    We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Jamey Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

•        Produced and Bottled in Napa Valley.    Importantly, we are able to market our wines as being produced and bottled in Napa Valley, California. We believe that this designation impacts consumption decisions of many wine drinkers, as Napa Valley-produced wines are considered by many to be a sign of superior quality. However, wine produced by the Company will only be labeled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s existing wines identify California as the appellation of origin.

Capital-Efficient and Scalable Operational Structure

We have strategically structured our organization and operations to minimize our capital investment requirements while maintaining flexibility to rapidly scale our production capabilities to meet consumer demands. We do this by utilizing our internal capabilities while leveraging a network of reputable third-party providers with industry expertise that we use to perform various functions falling outside our internal core competencies.

•        Production and Bottling — We contract with Fior di Sole, LLC an industry leading packaging innovation and wine production company based in Napa Valley, California (“Fior di Sole”), to serve as a “host” winery” and permit us to occupy a portion of its facility and utilize its production equipment on an alternating proprietorship basis. Under this arrangement, we are able to use capacity at the production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines. This arrangement has allowed us to commence our operations and build the Fresh Vine Wine brand without having to incur the considerable overhead costs involved with the purchase or full-time lease of a production facility. We believe we have sufficient capacity under our current agreement or with alternative suppliers to increase production to meet increased consumers’ demand for our wines. Under a separate agreement, Fior di Sole provides us with bulk juice and blends, finishes, bottles, stops, labels and packages our wine, which reduces our internal overhead expenses and allows us to benefit from that company’s increased purchasing power. Fior di Sole provides these services on a purchase order basis, which purchase orders are subject to the parties’ mutual agreement. The ability and willingness of Fior di Sole to supply and provide services to us pursuant to our agreements may be affected by competing orders placed by other companies, the demands of those companies or other factors. If Fior di Sole becomes unable or unwilling to supply and provide services to us, we believe we can obtain comparable supplies and services from alternative suppliers. However, there can be no assurance that alternative suppliers will be available when required on terms that are acceptable to us, or at all, or that alternative suppliers will allocate sufficient capacity to us in order to meet our requirements.

•        Licensing — We contract with a third-party service company to manage all of our regulatory licensing and compliance activities. Working with our consultant, we have obtained and maintain licenses that enable us to distribute our wine to all 50 states, and to sell direct-to-consumer from our e-commerce website in 42 states.

•        Tax and Regulatory Compliance — We currently utilize software tools available to the industry and work with our license compliance service provider to navigate and manage the complex state-by-state regulations that apply to our operations in the beverage alcohol industry. This has enabled us to expand our operations and grow our revenue while reducing the administrative burden of tax compliance, reporting and product registration.

We believe that leveraging our network of supply chain and compliance partners, consultants and service providers enables us to avoid potential costly and lengthy delays on nearly every aspect of our business, from grapes to packaging materials, and will accelerate our return on capital due to our limited need to procure expensive equipment, real estate, and other capital-intensive resources. In addition to being cost-effective, we also believe that outsourcing complex, non-revenue-generating functions, such as licensing, tax and regulatory compliance, to experienced industry service providers enables us to increase our employees’ productivity by focusing on revenue-generating activities, such as new product development and marketing, that drive the success of our operations. As a result, we rely heavily on third-party suppliers and service providers, which may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements or on a cost-effective basis. However, we believe we are well-positioned to add to or adjust the composition of our provider network as required to serve the needs of our business.

Sales and Marketing Strategy

We believe we bring a unique sales and marketing approach that will increase the visibility of our brand and product offerings to our target consumers.

•        Multi-Channel Marketing Approach.    Today’s consumers interact with brands through many channels, from traditional media to social media and other digital channels, and through various in-person and online purchasing methods. In order to build the visibility of our brand and create a grassroots consumer following to support our DTC distribution channel, we have employed a strategic multichannel marketing approach that we believe allows us to engage with our target consumers on their terms to expand and deepen their recognition of our brand. Our marketing strategy also utilizes modern techniques and channels not commonly seen in the wine industry, including a combination of social media lifestyle and wine influencer activities, in addition to other mass market promotional activities.

•        Celebrity-based Affinity.    Recent years have seen a rise in the creation of celebrity owned and/or endorsed alcoholic beverage brands, which utilizes fans’ affinity towards celebrities to promote their product offerings and drive sales. We are positioned to take advantage of this trend based on the popularity of Nina Dobrev and Julianne Hough, two of our co-founders, each of whom served on our board of directors prior to the initial filing of the registration statement of which this prospectus is a part. Ms. Dobrev and Ms. Hough, who have a collective following of approximately 30 million people on their Instagram social media platforms alone, actively promote our wines and we expect that they will continue to do so pursuant to the agreements we have in place with each of them. See “Certain Relationships and Related Party Transactions — License Agreements with Nina Dobrev and Julianne Hough.” We also enjoy support from several other celebrity influencers who have supported our brand without any agreement to do so. Together with our brand ambassadors, our marketing efforts have produced highly visible content, including multiple billboards on the Sunset Strip in Los Angeles, promotions in connection with the opening of Resort World Casino in Las Vegas, product placements in major sports venues, and coverage in various print and television media.

•        Professional Sports Sponsorships.    We have entered into sponsorship agreements with professional sports organizations and venues spanning all four major professional sports leagues that support our commitment and outreach to consumers focused on active and healthy lifestyles, including agreements for the following sponsorships:

•        Washington Capitals (NHL) and Washington Wizards (NBA)

•        Tampa Bay Rays (MLB)

•        Washington Football Team (NFL)

•        Los Angeles Chargers (NFL)

These sponsorship arrangements provide us with advertising placements at the stadiums and arenas during events. Although in-venue sponsorship opportunities were limited during 2020 and year-to-date 2021 due to the COVID-19 pandemic, we believe these sponsorships will increase our brand awareness and demand for our wines going forward by reaching mass in-person audiences attending sporting events. In addition, several of our sponsor venues include our wines in their stadium concession offerings; however they are not required to do so under the terms of our sponsorship agreements. We intend to pursue additional sponsorship opportunities with other sports organizations.

•        Labeling and Innovative Packaging Initiatives.    We believe wine labeling can have a big impact on consumers’ purchasing practices. We conduct market research to validate the consistency of our wine labels with our brand narrative. Packaging also continues to be a key driver of brand perception, and we are exploring “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings, including bottles with screw-off caps, aluminum cans, and smaller size bottles and cans that can be taken on-the-go and are ideal for in-store point of purchase sales.

Food and Beverage Industry Experience

Our executive team operates with a focus on human capital management with a firm belief that quality people, with proven track records can produce quality results. Our leadership team is made up of multi-disciplinary executives with a proven track record of successfully launching, growing, and operating companies of all sizes and across industries. Supporting this leadership team are deeply skilled individuals in key disciplines. As a former Anheuser-Busch InBev executive, Rick Nechio, our President and one of our co-founders, brings a twenty-two year track record in the adult beverage industry and is a pioneer in the better-for-you wine category. Mr. Nechio’s vision for Fresh Vine Wine has been to offer unprecedented commitment to quality within our category of wines, and he has been key in the development of our brand and our sales and marketing strategies to date. As we continue to grow our business, our success will depend in part on our ability to identify, attract, hire, train, retain and motivate skilled executive and technical personnel to supplement and support our executive team.

Our Strategy for Growth

We expect to deliver meaningful increases in stockholder value by continuing to execute the following strategies to gain brand and product visibility and increase sales and market share:

•        Continuing to establish brand visibility, awareness and credibility through mass and micro marketing tactics and association with other strong brands, including sports organizations, celebrities, influencers and top tier winemakers, among others.

•        Continuing to build grass roots demand through high visibility sales and marketing activities that promote high margin DTC and home delivery sales channels, including continued investment in DTC technologies and capabilities that are critical to maintaining an intimate relationship with consumers.

•        Expanding our U.S.-based wholesale and retail distribution network by leveraging our grass roots customer base to provide distribution partners with a differentiated value proposition.

•        Pursuing distribution of our wines internationally.

•        Embracing disruptive technologies and customer trends, and exploring and expanding partnerships with other organizations investing in customer-centric technologies, such as home delivery, third party wine clubs and evolving alternative DTC purchasing methods, such as ecommerce marketplaces, product aggregators and virtual distributors.

•        Expanding and strengthening key supply chain relationships, including with current and future juice suppliers, bottlers, materials suppliers, and dry goods suppliers, in order to establish a diversified portfolio of partners across all areas of our supply chain and to maintain effective capital management.

•        Continuing to add to the Fresh Vine Wine product portfolio by developing new varietals that fit within the better-for-you category and are consistent with our existing brand.

•        Continuing to invest in packaging innovation, including “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings.

•        Capitalizing on upward price mobility. While many other wine companies are experiencing downward price pressure to enter the coveted under $30 category, our wines currently sell for suggested retail prices ranging from $15 to $22 per bottle.

•        Increasing our on-premises sales efforts. COVID-19 severely limited on-premise sales across the industry. We believe as restrictions loosen there is significant opportunity to gain market share.

•        Developing additional wine brands by replicating the strategies used to build the Fresh Vine Wine brand.

With over 500,000 (according to Neilson) licensed retail accounts in the United States, there remains ample opportunity to continue broadening distribution of our wines as well as increasing the volume of our wine sold to existing accounts.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:

•        We have a limited operating history and have generated limited revenue to date.

•        Without generating profits from operations or obtaining sufficient capital through financing transactions to meet our business obligations, we may not be able to continue as a going concern.

•        We need to hire additional personnel.

•        The success of our business depends heavily on the strength of our wine brand.

•        If our business grows, it will place increased demands on our management, operational and production capabilities that we may not be able to adequately address.

•        Our advertising and promotional investments may affect our financial results but not be effective.

•        We rely on celebrities and affinity-based promotions to endorse our wines and market our brand.

•        We rely heavily on third-party suppliers and service providers, and they may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements or on a cost-effective basis.

•        We face significant competition with an increasing number of products and market participants that could materially and adversely affect our business, results of operations and financial results.

•        Consolidation of the distributors of our wines, as well as the consolidation of retailers, may increase competition in an already crowded space and may have a material adverse effect on our business, results of operations and financial results.

•        A reduction in consumer demand for wine, which may result from a variety of factors, including demographic shifts and decreases in discretionary spending, could materially and adversely affect our business, results of operations and financial results.

•        Due to the three-tier alcohol beverage distribution system in the United States, we are heavily reliant on our distributors that resell alcoholic beverages in all states in which we do business. A significant reduction in distributor demand for our wines would materially and adversely affect our sales and profitability.

•        Our marketing strategy involves continued expansion into the direct-to-consumer channel, which may present risks and challenges that we have not yet experienced or contemplated, or for which we are not adequately prepared. These risks and challenges could negatively affect our sales in these channels and our profitability.

•        A failure to adequately prepare for adverse events that could cause disruption to elements of our business, including our supply of juice, blending, inventory aging or distribution of our wines could materially and adversely affect our business, results of operations and financial results.

•        Inclement weather, drought, pests, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines, which could materially and adversely affect our business, results of operations and financial results.

•        If we are unable to obtain adequate supplies of premium juice from third-party juice suppliers, the quantity or quality of our annual production of wine could be adversely affected, causing a negative impact on our business, results of operations and financial condition.

•        If we are unable to identify and obtain adequate supplies of quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies, or if there is an increase in the cost of the commodities or products, our profitability, production and distribution capabilities could be negatively impacted, which would materially and adversely affect our business, results of operations and financial condition.

•        The COVID-19 pandemic has affected our customers, our suppliers and our business operations, and the duration and extent to which this and any future global health pandemics will impact our business, results of operations and financial results in future periods remains uncertain.

•        As a producer of alcoholic beverages, we are regularly the subject of regulatory reviews, proceedings and audits by governmental entities, any of which could result in an adverse ruling or conclusion, and which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

•        Our current executive management has limited direct experience in satisfying public company reporting requirements and we must implement additional finance and accounting systems, procedures and controls in order to satisfy such requirements, which will increase our costs and divert management’s time and attention.

•        Nechio & Novak FV, LLC will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include, among others:

•        the requirement to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        reduced disclosure about our executive compensation arrangements;

•        no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•        exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.

Company Information

We are currently organized as a Texas limited liability company named Fresh Grapes, LLC. Prior to the effective date of the registration statement of which this prospectus is a part, we intend to convert from a Texas limited liability company into a Nevada corporation and change our name from Fresh Grapes, LLC to Fresh Vine Wine, Inc. Our principal executive offices are located at 505 Highway 169 North, Suite 255, Plymouth, Minnesota 55441. Our production facility, which we lease on an alternating proprietorship basis, is located in Napa, California. Our telephone number is (855) 766-9463. Our website is www.freshvinewine.com. We have included our website address in this prospectus as an inactive textual reference only. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

The Offering

Issuer	Fresh Vine Wine, Inc.
Common stock offered by us	[•] shares
Over-allotment option	We have granted a 45-day option to the underwriter to purchase up to [•] additional shares of common stock to cover over-allotments, if any.
Common stock outstanding immediately before this offering	[•] shares
Common stock outstanding immediately after this offering	[•] shares (or [•] shares if the underwriter exercises in full its option to purchase additional shares of common stock).
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $[•] million, or approximately $[•] million if the underwriter exercises in full its option to purchase additional shares of common stock, at an assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, and create a public market for our common stock. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We also intend to use a portion of the net proceeds we receive from this offering to repay all outstanding related party payables that we owe to Damian Novak, our Executive Chairman and co-founder, and entities affiliated with Mr. Novak. The net outstanding amount of these related party payables at June 30, 2021 was $1.45 million. See “Certain Relationships and Related Party Transactions — Description of Founder Related Party Payables.” We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products or services, although we do not currently have any plans or commitments for any such acquisitions or investments. See “Use of Proceeds.”

Dividend policy

We do not currently intend to pay dividends on our common stock. Any future determination to pay dividends to holders of common stock will be at the sole discretion of our board of directors and will depend upon many factors, including general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs and any other factors that our board of directors may deem relevant. See “Dividend Policy.”

Risk factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.
Proposed listing	We have applied to have our common stock listed on NYSE American in connection with this offering. No assurance can be given that such listing will be approved.
Proposed NYSE American symbol	“VINE”

The number of shares of common stock to be outstanding after this offering is based on [•] shares of our common stock outstanding as of [•], 2021, after giving effect to the LLC Conversion, and excludes (i) [•] shares of our common stock that will be reserved for issuance under an equity incentive plan that we will adopt prior to the effective date of the registration statement of which this prospectus is a part, and (ii) an aggregate of [•] shares of our common stock issuable upon the exercise of a warrant to be granted to The Oak Ridge Financial Services Group, Inc., the underwriter for this offering, on the closing date of this offering. We intend to grant a total of [•] restricted stock units under the equity incentive plan to our officers and key employees on the effective date of this offering.

Summary of Historical Financial Data

The following summary statements of operations data for the fiscal years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 have been derived from our audited financial statements included elsewhere in this prospectus. We derived the summary statements of operations data for the six months ended June 30, 2021 and 2020 and the balance sheet data as of June 30, 2021 from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial data set forth below have been prepared on the same basis as our audited financial statements, and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of the results that may be expected for any other period in the future and our interim results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, or any other period.

The summary financial data in this section are not intended to replace the financial statements and related notes. The tables presented should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year Ended December 31, 2020	From May 8, 2019 (inception) through December 31, 2019	Six Months Ended June 30,
			2021	2020
			unaudited	unaudited
Summary Statements of Operations Data:
Net revenue	$217,074	$—	504,144	43,428
Cost of revenues	175,325	—	384,261	48,430
Gross Profit	41,749	—	119,883	(5,002)

Selling, general and administrative expenses	1,330,030	430,122	1,677,714	641,397
Equity-based compensation	3,000	7,000	5,006,415	3,000
Operating Income (Loss)	(1,291,281)	(437,122)	(6,564,246)	(649,399)
Other income (expense)	245	5,000	657	—
Net Income (Loss)	$(1,291,036)	$(432,122)	$(6,563,589)	$(649,399)

Weighted Average Units Outstanding
Basic	996,712	900,000	1,291,595	977,348
Diluted	996,712	900,000	1,291,595	977,348

Net Loss per Unit – Basic	$(1.30)	$(0.48)	$(5.08)	$(0.66)
Net Loss per Unit – Diluted	$(1.30)	$(0.48)	$(5.08)	$(0.66)

Balance Sheet Data:

	December 31, 2021	December 31, 2020	June 30, 2021
			unaudited
Summary Balance Sheet Data:
Cash	$4,485	$5,840	$615,797
Inventories	194,041	27,600	147,114
Total current assets	326,721	46,480	1,512,492
Total assets	330,933	46,696	2,794,574
Total current liabilities	1,794,091	471,818	7,246,720
Total liabilities	1,794,091	471,818	7,246,720
Total mezzanine equity	—	—	1,565,000
Total members’ equity (deficit)	(1,463,158)	(425,122)	(6,017,146)
Working capital (deficit)	(1,467,370)	(425,338)	(5,734,228)

Risk Factors

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock. Please also see “Cautionary Note Regarding Forward-Looking Statements.”

Risks related to our company and our business

We have a limited operating history and have generated limited revenue to date.

Our company was recently founded, and to date we have engaged primarily in finalizing our business plan and establishing the corporation and other formalities necessary to begin operations. Accordingly, we have a very limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and evolving markets such as ours. The risks include, but are not limited to, an evolving business model and the management of growth and product development. To address these risks, we must, among other things, implement and successfully execute our business strategy and other business systems, respond to competitive developments, and attract, retain and motivate qualified personnel. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have generated very limited revenues to date, including revenues of $217,074 during fiscal 2020, and revenues of $384,219 and $504,144 during the three and six month periods ended June 30, 2021, respectively. No revenue was generated for the fiscal year ended December 31, 2019. We have incurred net losses of $0.43 and $1.29 million during the fiscal 2019 and 2020, respectively, and net losses of $5.24 and $6.56 million during the three and sixth months periods ended June 30, 2021, respectively. We had an accumulated members’ deficit of $6 million at June 30, 2021. We may never generate material revenues or achieve profitability.

Without generating profits from operations or obtaining sufficient capital through financing transactions to meet our business obligations, we may not be able to continue as a going concern.

The report of our independent registered public accounting firm on our financial statements for the fiscal years ended December 31, 2020 and 2019 included an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern for twelve months from the financial statement issuance date, citing a net loss and net cash used in operations of $1.3 million and $0.2 million, respectively, for the year ended December 31, 2020, and a stockholders’ deficit and working capital deficit of $1.5 million and $1.5 million, respectively, as of December 31, 2020. This report is dated August 31, 2021 and does not take into account any proceeds we will receive in this proposed offering. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to complete this offering and by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing. In addition, we have incurred a net loss and negative operating cash flows in each quarter since our inception and expect to incur losses in future periods as we continue to increase our expenses in order to position us to grow our business. If we are unable to obtain adequate funding from this proposed offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm may also make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and may adversely affect the terms of any financing that we might obtain.

We need to hire additional personnel.

Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled executive and technical personnel. We intend to hire or engage as contractors a significant number of these personnel during the next year. Competition for qualified personnel is intense, particularly in the wine industry in which there exists a limited number of qualified individuals with expertise in launching, managing and expanding wine brands. If we fail to successfully attract, assimilate and retain a sufficient number of qualified personnel, our business could suffer.

The success of our business depends heavily on the strength of our wine brand.

Obtaining, maintaining and expanding our reputation as a producer of premium wine among our customers and the premium wine market generally is critical to the success of our business and our growth strategy. The premium wine market is driven by a relatively small number of active and well-regarded wine critics within the industry who have outsized influence over the perceived quality and value of wines. If we are unable to maintain the actual or perceived quality of our wines, including as a result of contamination or tampering, environmental or other factors impacting the quality of our grapes or other raw materials, or if our wines otherwise do not meet the subjective expectations or tastes of one or more of a relatively small number of wine critics, the actual or perceived quality and value of one or more of our wines could be harmed, which could negatively impact not only the value of that wine, but also the value of the vintage, the particular brand or our broader portfolio. The winemaking process is a long and labor-intensive process that is built around yearly vintages, which means that once a vintage has been released we are not able to make further adjustments to satisfy wine critics or consumers. As a result, we are dependent on our winemakers and tasting panels to ensure that every wine we release meets our exacting quality standards.

With the advent of social media, word within the premium wine market spreads quickly, which can accentuate both the positive and the negative reviews of our wines and of wine vintages generally. Public perception of our brands could be negatively affected by adverse publicity or negative commentary on social media outlets, particularly negative commentary on social media outlets that goes “viral,” or our responses relating to, among other things:

•        an actual or perceived failure to maintain high-quality, safety, ethical, social and environmental standards for all of our operations and activities;

•        an actual or perceived failure to address concerns relating to the quality, safety or integrity of our wines and the hospitality we offer to our guests at our tasting rooms;

•        our environmental impact, including our use of agricultural materials, packaging, water and energy use, and waste management; or

•        an actual or perceived failure by us to promote the responsible consumption of alcohol.

If we do not produce wines that are well-regarded by the relatively small wine critic community, the wine market will quickly become aware and our reputation, wine brand, business and financial results of our operations could be materially and adversely affected. In addition, if our wine receives negative publicity or consumer reaction, whether as a result of our wines or wines of other producers, our wines in the same vintage could be adversely affected. Unfavorable publicity, whether accurate or not, related to our industry, us, our winery brands, marketing, personnel, operations, business performance or prospects could also unfavorably affect our corporate reputation, company value, ability to attract high-quality talent or the performance of our business.

Any contamination or other quality control issue could have an adverse effect on sales of the impacted wine or our broader portfolio of wines. If any of our wines become unsafe or unfit for consumption, cause injury or are otherwise improperly packaged or labeled, we may have to engage in a product recall and/or be subject to liability and incur additional costs. A widespread recall, multiple recalls, or a significant product liability judgment against us could cause our wines to be unavailable for a period of time, depressing demand and our brand equity. Even if a product liability claim is unsuccessful or is not fully pursued, any resulting negative publicity could adversely affect our reputation with existing and potential customers and accounts, as well as our corporate and individual winery brands image in such a way that current and future sales could be diminished. In addition, should a competitor experience a recall or contamination event, we could face decreased consumer confidence by association as a producer of similar products.

Additionally, third parties may sell wines or inferior brands that imitate our wine brand or that are counterfeit versions of our labels, and customers could be duped into thinking that these imitation labels are our authentic wines. For example, there could be instances of potential counterfeiting. A negative consumer experience with such a wine could cause them to refrain from purchasing our brands in the future and damage our brand integrity. Any failure to maintain the actual or perceived quality of our wines could materially and adversely affect our business, results of operations and financial results.

Damage to our reputation or loss of consumer confidence in our wines for any of these or other reasons could result in decreased demand for our wines and could have a material adverse effect on our business, operational results and financial results, as well as require additional resources to rebuild our reputation, competitive position and winery brand strength.

If our business grows, it will place increased demands on our management, operational and production capabilities that we may not be able to adequately address. If we are unable to meet these increased demands, our business will be harmed.

Unless we manage our growth effectively, we may make mistakes in operating our business, such as inaccurate forecasting. The anticipated growth of our operations will place significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. Our key personnel have limited experience managing this type of business. If we cannot manage our business effectively, our business could suffer.

Our advertising and promotional investments may affect our financial results but not be effective.

Consumer awareness is of great importance to the success of businesses operating in the wine industry. We have incurred, and expect to continue to incur, significant advertising and promotional expenditures to enhance our wine brand and raise consumer awareness, which we believe is vital to the long-term success of our operations. These expenditures may adversely affect our results of operations in a particular quarter or even a full fiscal year, and may not result in increased sales. Variations in the levels of advertising and promotional expenditures have in the past caused, and are expected in the future to continue to cause, variability in our quarterly results of operations. While we strive to invest only in effective advertising and promotional activities in both the digital and traditional segments, it is difficult to correlate such investments with sales results, and there is no guarantee that our expenditures will be effective in building brand strength or growing long term sales.

We rely heavily on celebrities and sports organizations to endorse our wines and market our brand.

The success of our business is heavily dependent on positive image and public popularity of, and affinity towards, celebrity spokespersons. Nina Dobrev and Julianne Hough, two of our founders, currently serve as ambassadors of our company who actively endorse our wines on their sizable social media and other outlets and are considered by many to be the face of our brand. Customers may be drawn to our products because of their involvement in our Company as celebrities. We also have sponsorship arrangements with teams and/or venues associated with the National Football League, National Hockey League, National Basketball Association and Major League Baseball.

We have entered into license agreements with Ms. Dobrev and Ms. Hough, pursuant to which each granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media and other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our wine. The license agreements are scheduled to expire in March 2026. However, the license agreements provide that each of Ms. Dobrev and Ms. Hough will have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. See “Certain Relationships and Related Party Transactions — License Agreements with Nina Dobrev and Julianne Hough.” If we are unable to renew our license arrangements with Ms. Dobrev and Ms. Hough upon the expiration of these agreements in March 2026, or if Ms. Dobrev and Ms. Hough are entitled to and elect to terminate the license agreements after 2023, the rights and licenses granted to us will be revoked and we will be required to cease the marketing and sale of products that feature their name, likeness, image, and other indicia of identity. In such event, we would be required to refocus our marketing and brand promotion efforts, which may adversely affect our business and results of operations.

In addition, there is no assurance that our celebrity-based brand promotion and marketing activities will be well-received by consumers and result in the levels of product sales that we anticipate. Under extreme situations, our marketing efforts through celebrity endorsement may have a material adverse effect on our brand image. For example, any damage to the reputations of our celebrity spokespersons or any negative or controversial publicities that our celebrity spokespersons are involved in, either directly or indirectly, may result in the public’s negative perception of our brands and thus adversely affect our reputation and the marketability and sales of our products. It is possible for negative posts or comments about our Company or our celebrity spokespersons to be shared quickly and disseminated widely due to the continued growing use of social and digital media, possibly resulting in “cancellation.” Celebrities’ reputation and favorability in the eyes of the public could also decrease for a number of other reasons, including, without limitation, participation in media endeavors that are unsuccessful, diminished recognition with the public due to decreased participation in the media landscape or shifting tastes of the public, failure to generate engagement on new social media platforms at the levels they have enjoyed on existing platforms, and an inability to access to social media platforms due to violations of terms of use or otherwise.

If the positive image and public popularity of our celebrity spokespersons wanes or the public’s affinity towards the sports organizations that we sponsor decreases, regardless of the reason, it would have a material adverse impact on one of our primary marketing activities and could result in decreased demand for our wines, which would have a material adverse effect on our business, operational results and financial results, and require us to seek additional resources to rebuild our reputation, competitive position and winery brand strength.

We rely heavily on third-party suppliers and service providers, and they may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements, which could harm our brand, cause consumer dissatisfaction, and require us to find alternative suppliers and service providers.

We have strategically structured our organization and operations with a view towards minimizing our capital investment requirements. We do this by leveraging a network of third party providers with industry experience and expertise that we use to perform various functions on our behalf. Specifically, we contract with Fior di Sole, an industry leading packaging innovation and wine production company based in Napa Valley, California, to serve as a “host” winery” and permit us occupy a portion of its production and warehouse facility and its production equipment on an alternating proprietorship basis. Under this arrangement, we are able to use capacity at Fior di Sole’s production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines. Fior di Sole is responsible for keeping its production equipment in good operating order. Although we are solely responsible for managing and conducting our own winemaking activities, we may request use of the Fior di Sole’s personnel to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services for additional fees. Under a separate agreement, Fior di Sole provides us with bulk juice and blends, finishes, bottles, stops, labels and packages our wine. Fior di Sole provides these services on a purchase order basis, which purchase orders are subject to the parties’ mutual agreement.

We also utilize third parties to help manage all of our regulatory licensing and compliance activities, and we utilize additional software tools available to the industry to navigate and manage the complex state-by-state regulations that apply to our operations in the beverage alcohol industry.

We engage many of our third-party suppliers and service providers on a purchase order basis or pursuant to agreements that are generally one year or less in duration. The ability and willingness of these third parties to supply and provide services to us may be affected by competing orders placed by other companies, the demands of those companies or other factors. If we experience significant increases in demand, or need to replace a significant third party supplier or service provider, there can be no assurance that alternative third party vendors will be available when required on terms that are acceptable to us, or at all, or that any such vendor will allocate sufficient capacity to us in order to meet our requirements. If we fail to replace a supplier or servicer provider in a timely manner or on commercially reasonable terms, we could incur product disruptions and our operating results and financial condition could be materially harmed. Switching or adding additional vendors, particularly our alternating proprietorship host winery, would also involve additional costs and require management time and focus.

Except for remedies that may be available to us under our agreements with our third party vendors, we cannot control whether or not they devote sufficient time and resources to supporting our business operations. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be providing services, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines or need to be replaced for other reasons, it could adversely impact our ability to meet consumers’ demands for our products or comply with regulatory requirements and subject us to potential liability, any of which may harm the reputation of our company and our products.

Although we carefully manage our relationships with our network of third party vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these challenges or delays will not have a material adverse impact on our business, financial condition and prospects.

We face significant competition with an increasing number of products and market participants that could materially and adversely affect our business, results of operations and financial results.

Our industry is intensely competitive and highly fragmented. Our wines compete with many other domestic and foreign wines. Our wines compete with popularly priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for drinker acceptance and loyalty, shelf space and prominence in retail stores, presence and prominence on restaurant wine lists and for marketing focus by the Company’s distributors, many of which carry extensive portfolios of wines and other alcoholic beverages. This competition is driven by established companies as well as new entrants in our markets and categories. In the United States, wine sales are relatively concentrated among a limited number of large suppliers, including E&J Gallo, Constellation, Duckhorn, Trinchero, Jackson Family Wines, Ste. Michelle and The Wine Group, and these and our other competitors may have more robust financial, technical, marketing and distribution networks and public relations resources than we have. As a result of this intense competition, combined with our growth goals, we have experienced and may continue to face upward pressure on our selling, marketing and promotional efforts and expenses. There can be no assurance that in the future we will be able to successfully compete with our competitors or that we will not face greater competition from other wineries and beverage manufacturers.

If we are unable to successfully compete with existing or new market participants, or if we do not effectively respond to competitive pressures, we could experience reductions in market share and margins that could have a material and adverse effect on our business, results of operations and financial results.

Consolidation of the distributors of our wines, as well as the consolidation of retailers, may increase competition in an already crowded space and may have a material adverse effect on our business, results of operations and financial results.

Other than sales made directly to our consumers, the majority of our wine sales are made through distributors for resale to retail outlets, restaurants and hotels across the United States. We expect sales to distributors to represent an increasingly substantial portion of our future net sales as we continue to grow our network of wholesale distributors. Consolidation among wine producers, distributors, wholesalers, suppliers and retailers could create a more challenging competitive landscape for our wines. In addition, the increased growth and popularity of the retail e-commerce environment across the consumer product goods market, which has accelerated during the COVID-19 pandemic and the resulting quarantines, “stay at home” orders, travel restrictions, retail store closures, social distancing requirements and other government action, is highly likely to change the competitive landscape for our wines. Consolidation at any level could hinder the distribution and sale of our wines as a result of reduced attention and resources allocated to our winery brands both during and after transition periods, because our winery brands might represent a smaller portion of the new business portfolio. Furthermore, consolidation of distributors may lead to the erosion of margins as newly consolidated distributors take down prices or demand more margin from existing suppliers. Changes in distributors’ strategies, including a reduction in the number of brands they carry or the allocation of resources for our competitors’ brands or private label products, may adversely affect our growth, business, financial results and market share. Distributors of our wines offer products that compete directly with our wines for inventory and retail shelf space, promotional and marketing support and consumer purchases. Expansion into new product categories by other suppliers or innovation by new entrants into the market could increase competition in our product categories.

An increasingly large percentage of our net sales is concentrated within a small number of wholesale customers. The purchasing power of large retailers is significant, and they have the ability to command concessions. There can be no assurance that the distributors and retailers will purchase our wines or provide our wines with adequate levels of promotional and merchandising support. The failure to bring on major accounts or the need to make significant concessions to retain one or more such accounts could have a material and adverse effect on our business, results of operations and financial position.

A reduction in consumer demand for wine, which may result from a variety of factors, including demographic shifts and decreases in discretionary spending, could materially and adversely affect our business, results of operations and financial results.

We rely on consumers’ demand for our wine. Consumer preferences may shift due to a variety of factors, including changes in demographic or social trends, changes in discretionary income, public health policies and perceptions and changes in leisure, dining and beverage consumption patterns. Our success will require us to anticipate and respond effectively to shifts in consumer behavior and drinking tastes. If consumer preferences were to move away from our wine brand, our results of operations would be materially and adversely affected.

A limited or general decline in consumer demand could occur in the future due to a variety of factors, including:

•        a general decline in economic or geopolitical conditions;

•        a general decline in the consumption of alcoholic beverage products in on-premise establishments, such as those that may result from smoking bans and stricter laws relating to driving while under the influence of alcohol and changes in public health policies, including those implemented to address the COVID-19 pandemic;

•        a generational or demographic shift in consumer preferences away from wines to other alcoholic beverages;

•        increased activity of anti-alcohol groups;

•        concern about the health consequences of consuming alcoholic beverage products; and

•        increased federal, state, provincial, and foreign excise, or other taxes on beverage alcohol products and increased restrictions on beverage alcohol advertising and marketing.

Demand for premium wine brands, like ours, may be particularly susceptible to changing economic conditions and consumer tastes, preferences and spending habits, which may reduce our sales of these products and adversely affect our profitability. An unanticipated decline or change in consumer demand or preference could also materially impact our ability to forecast for future production requirements, which could, in turn, impair our ability to effectively adapt to changing consumer preferences. Any reduction in the demand for our wines would materially and adversely affect our business, results of operations and financial results.

Due to the three-tier alcohol beverage distribution system in the United States, we are heavily reliant on our distributors that resell alcoholic beverages in all states in which we do business. A significant reduction in distributor demand for our wines would materially and adversely affect our sales and profitability.

Due to regulatory requirements in the United States, we sell a significant portion of our wines to wholesalers for resale to retail accounts. A change in the relationship with any of our significant distributors could harm our business and reduce our sales. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate or otherwise cease working with a distributor for poor performance without reasonable justification, as defined by applicable statutes. Any difficulty or inability to replace distributors, poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could harm our business. In addition, an expansion of the laws and regulations limiting the sale of our wine would materially and adversely affect our business, results of operations and financial results. There can be no assurance that the distributors and accounts to which we sell our wines will continue to purchase our wines or provide our wines with adequate levels of promotional support, which could increase competitive pressure to increase sales and marketing spending and could materially and adversely affect our business, results of operations and financial results.

Our marketing strategy involves continued expansion into the direct-to-consumer channel, which may present risks and challenges that we have not yet experienced or contemplated, or for which we are not adequately prepared. These risks and challenges could negatively affect our sales in these channels and our profitability.

To date, we have been successful in generating and expanding revenue from sales of wine through our direct-to-consumer e-commerce website. During the quarter ended June 30, 2021, we generated revenue of $227,531 from direct-to-consumer sales, which represents an increase of $70,532 from direct-to-consumer revenue generated during the quarter ended March 31, 2021. A portion of our operating strategy is to continue to expand our sales of wine through this direct-to-consumer channel. The direct-to-consumer marketplace is highly competitive and in recent years has seen the entrance of new competitors and products targeting similar customer groups as our business. To be competitive and forge new connections with customers, we are continuing investment in the expansion of our direct-to-consumer channel. Such expansion may require significant investment in e-commerce platforms, marketing, fulfillment, information technology (“IT”) infrastructure and other known and unknown costs. The success of our direct-to-consumer sales channel depends on our ability to maintain the efficient and uninterrupted operation of online order-processing and fulfillment and delivery operations. As such, we are heavily dependent on the performance of our shipping and technology partners. Any system interruptions or delays could prevent potential customers from purchasing our wines directly.

Our ability to ship wines directly to our customers is the result of court rulings, including the U.S. Supreme Court ruling in Granholm v. Heald, which allow, in certain circumstances, shipments to customers of wines from out-of-state wineries. Any changes to the judicial, legal or regulatory framework that reduce our ability to sell wines in most states using our direct-to-consumer sales channel could have a materially adverse effect on our business, results of operations and financial results.

We may be unable to adequately adapt to shifts in consumer preferences for points of purchase, such as an increase in at-home delivery during the COVID-19 pandemic, and our competitors may react more rapidly or with improved customer experiences. A failure to react quickly to these and other changes in consumer preferences, or to create infrastructure to support new or expanding sales channels may materially and adversely affect our business, results of operations and financial results.

A failure to adequately prepare for adverse events that could cause disruption to elements of our business, including the availability of bulk grapes, and the blending, inventory aging or distribution of our wines could materially and adversely affect our business, results of operations and financial results.

Disruptions to our operations caused by adverse weather, natural disasters, public health emergencies, including the COVID-19 pandemic, or unforeseen circumstances may cause delays to or interruptions in our operations. Concerns regarding the availability of water for production is particular to companies that produce and bottle wines in California. A consequence of any of these or supply or supply chain disruptions, including the temporary inability to produce our wines due to the closure of our production sites, could prevent us from meeting consumer demand in the near term or long term for our aged wines. For example, as result of the COVID-19 pandemic, our industry has experienced temporary supply chain disruptions for certain processed materials, cardboard packaging and glass, as well as increased strain on logistics networks and shipping partners. The occurrence of any such disruptions during a peak time of demand for such processed materials could increase the magnitude of the effect on our distribution network and sales. Failure to adequately prepare for and address any such disruptions could materially and adversely affect our business, results of operations and financial results.

A catastrophic event causing physical damage, disruption or failure at our production facility could adversely affect our business. Although our wines currently available for sale do not require substantial aging, we expect that certain of our wines, including a Reserve Cabernet Sauvignon currently under development, will require aging for some period of time. As a result, we expect to maintain inventory of aged and maturing wines in warehouses. The loss of a substantial amount of aged inventory through fire, accident, earthquake, other natural or man-made disaster, contamination or otherwise could significantly reduce the supply of the affected wine or wines, including our aged wines, which are typically the highest priced and limited production wines.

Any disruptions that cause forced closure or evacuation could materially harm our business, results of operations and financial results. Additionally, should multiple closings occur, we may lose guest confidence resulting in a reduction in direct sales, which could materially and adversely affect our business, results of operations and financial results. If we expand our future operations to include tasting rooms, such closings would also negatively impact visitation.

Inclement weather, drought, pests, plant diseases and other factors could reduce the amount or quality of the grapes available to produce our wines, which could materially and adversely affect our business, results of operations and financial results.

A shortage in the supply of quality grapes may result from the occurrence of any number of factors that determine the quality and quantity of grape supply, including adverse weather conditions (including heatwaves, frosts, drought and excessive rainfall), and various diseases, pests, fungi and viruses. We cannot anticipate changes in weather patterns and conditions, and we cannot predict their impact on our operations if they were to occur. Any shortage could cause an increase in the price of some or all of the grape varietals required for our wine production or a reduction in the amount of wine we are able to produce, which could materially and adversely affect our business, results of operations and financial results.

Factors that reduce the quantity of grapes the growers with which we contract grow may also reduce their quality. Deterioration in the quality of our wines could harm our winery brand strength, and a decrease in our production could reduce our sales and increase our expenses, both of which could materially and adversely affect our business, results of operations and financial results.

If we are unable to obtain adequate supplies of premium juice from third-party juice suppliers, the quantity or quality of our annual production of wine could be adversely affected, causing a negative impact on our business, results of operations and financial condition.

The production of our wines and the ability to fulfill the demand for our wines is restricted by the availability of premium grapes and juice from third-party growers. If we are unable to source grapes and juice of the requisite quality, varietal and geography, among other factors, our ability to produce wines to the standards, quantity and quality demanded by our customers could be impaired.

Factors including climate change, agricultural risks, competition for quality, water availability, land use, wildfires, floods, disease and pests could impact the quality and quantity of grapes and bulk juice available to our company. Furthermore, these potential disruptions in production may drive up demand for grapes and bulk juice creating higher input costs or the inability to purchase these materials. Following the 2020 wildfires in Northern California, the price of bulk juice increased substantially in a very short period of time, leading to some wine producers reducing lot sizes of certain wines. As a result, our financial results could be materially and adversely affected both in the year of the harvest and future periods.

If we are unable to identify and obtain adequate supplies of quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies, or if there is an increase in the cost of the commodities or products, our profitability, production and distribution capabilities could be negatively impacted, which would materially and adversely affect our business, results of operations and financial condition.

We use grapes and other raw materials to produce and package our wine, including corks, barrels, winemaking additives and water, as well as large amounts of packaging materials, including metal, cork, glass and cardboard. We purchase raw materials and packaging materials under contracts of varying maturities from domestic and international suppliers.

Glass bottle costs are one of our largest packaging components of cost of goods sold. In North America, glass bottles have only a small number of producers. An inability of any of our glass bottle suppliers to satisfy our requirements could materially and adversely affect our business. In addition, costs and programs related to mandatory recycling and recyclable materials deposits could be adopted in states of manufacture, imposing additional and unknown costs to manufacture products utilizing glass bottles. The amount of water available for use is important to the supply of our grapes and winemaking, other agricultural raw materials and our ability to operate our business. If climate patterns change and droughts become more severe, there may be a scarcity of water or poor water quality, which may affect our production costs, consistency of yields or impose capacity constraints. We depend on sufficient amounts of quality water for operation of our wineries, as well as to conduct our other operations. The suppliers of the grapes and other agricultural raw materials we purchase also depend upon sufficient supplies of quality water for their vineyards and fields. Prolonged or severe drought conditions in the western United States or restrictions imposed on irrigation options by governmental authorities could have an adverse effect on our operations in the region. If water available to our operations or the operations of our suppliers becomes scarcer, restrictions are placed on our usage of water or the quality of that water deteriorates, we may incur increased production costs or face manufacturing constraints which could negatively affect our production. Even if quality water is widely available to us, water purification and waste treatment infrastructure limitations could increase our costs or constrain operation of our production facilities. Any of these factors could materially and adversely affect our business, results of operations and financial results.

Our production and shipping activities also use energy in their operations, including electricity, propane and natural gas. Energy costs could rise in the future, which would result in higher transportation, freight and other operating costs, such as ageing and bottling expenses. Our freight cost and the timely delivery of our wines could be adversely affected by a number of factors that could reduce the profitability of our operations, including driver shortages, higher fuel costs, weather conditions, traffic congestion, increased government regulation, and other matters. In addition, increased labor costs or insufficient labor supply could increase our production costs.

Our supply and the price of raw materials, packaging materials and energy and the cost of energy, freight and labor used in our productions and distribution activities could be affected by a number of factors beyond our control, including market demand, global geopolitical events (especially their impact on energy prices), economic factors affecting growth decisions, exchange rate fluctuations and inflation. To the extent any of these factors, including supply of goods and energy, affect the prices of ingredients or packaging, or we do not effectively or completely hedge changes in commodity price risks, or are unable to recoup costs through increases in the price of our finished wines, our business, results of operations and financial results could be materially and adversely affected.

The COVID-19 pandemic has affected our customers, our suppliers and our business operations, and the duration and extent to which this and any future global health pandemics will impact our business, results of operations and financial results in future periods remains uncertain.

The COVID-19 pandemic is having widespread, rapidly evolving and unpredictable impacts on global society, economies, financial markets and business practices. Federal, state and foreign governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home requirements and closure of non-essential businesses. While we continue to closely monitor the situation and may adjust our current policies as more information and public health guidance become available, such precautionary measures, or any similar precautionary measures we are required or deem advisable to take in the future could negatively affect our business, results of operations and financial results. Our business may suffer should there be supply disruption due to restrictions on the ability of employees or our suppliers to travel and work, or if government or public health officials limit the travel of individuals impacting our ability to source materials. These events may impair our ability to make, bottle and ship our wines, our distributors’ ability to distribute our wines or our ability to obtain the grapes needed to produce our wines. Our operations may become less efficient or otherwise be negatively impacted if critical employees are unable to work or if a significant percentage of the workforce is unable to work.

Risks related to our business

The impact of U.S. and worldwide economic trends and financial market conditions could materially and adversely affect our business, liquidity, financial condition and results of operations.

We are subject to risks associated with adverse economic conditions in the United States and globally, including economic slowdown, inflation, and the disruption, volatility and tightening of credit and capital markets. Unfavorable global or regional economic conditions could materially and adversely impact our business, liquidity, financial condition and results of operations. In general, positive conditions in the broader economy promote customer spending on wine, while economic weakness, which generally results in a reduction of customer spending, may have a more pronounced negative effect on spending on wine. Unemployment, tax increases, governmental spending cuts or a return of high levels of inflation could affect consumer spending patterns and purchases of our wines and other alcoholic beverage products. Reduced consumer discretionary spending and reduced consumer confidence could negatively affect the trend towards consuming premium wines and could result in a reduction of wine and beverage alcohol consumption in the United States generally. In particular, extended periods of high unemployment, lower consumer discretionary spending and low consumer confidence could result in lower sales of premium wine brands, including our wine, in favor of wine brands which have a lower average sales price and generally have lower gross profit margins and lower overall sales, which could negatively impact our business and results of operations. These conditions could also create or worsen credit issues, cash flow issues, access to credit facilities and other financial hardships for us and our suppliers, distributors, accounts and consumers. An inability of our suppliers, distributors and retailers to access liquidity could impact our ability to produce and distribute our wines.

If we are unable to secure and protect our intellectual property in domestic and foreign markets, including trademarks for our wine brands and wines, the value of our wine brands and intellectual property could decline, which could have a material and adverse effect on our business, results of operations and financial results.

Our future success depends significantly on our ability to protect our current and future wine brands and wines and to enforce and defend our trademarks and other intellectual property rights. We rely on a combination of trademark, copyright and trade secret laws, as well as confidentiality procedures and contractual restrictions, to secure and protect our intellectual property rights. We have been granted three (3) trademark registrations in the United States for FRESH VINE®, FRESH VINE (Stylized)®, and our FV Logo®, and numerous trademark registrations in other countries for the FRESH VINE mark, and we have filed, and expect to continue to file, trademark applications seeking to protect newly-developed wine brands. We have also been granted a copyright registration in the first version of our website located at www.freshvine.com. While a copyright exists in a work of art once it is fixed in tangible medium, we intend to continue to file copyright applications to protect newly-developed works of art that are important to our business.

We cannot be sure that any trademark office or copyright office will issue trademark registrations under any of our trademark applications, or copyright registrations under any of our copyright applications. Third parties may oppose the registration of our trademark applications, contest our trademark rights or copyrights, and petition to cancel our registered trademarks. We cannot assure you that we will be successful in defending our trademarks or copyrights in actions brought by third parties. There is also a risk that we could fail to timely maintain or renew our trademark registrations or otherwise protect our trademark rights or copyrights, which could result in the loss of those trademark rights (including in connection with failure to maintain consistent use of these trademarks). If we fail to maintain our trademarks or a third party successfully challenges our trademarks or copyrights, we could be forced to rebrand our wineries, wines and other products, which could result in a loss of winery brand recognition and could require us to devote additional resources to the development and marketing of new wine brands.

Notwithstanding any trademark registrations or copyright registrations held by us, a third party could bring a lawsuit or other claim alleging that we have infringed that third party’s trademark rights or copyrights. Any such claims, with or without merit, could require significant resources to defend, could damage the reputation of our wine brands, could result in the payment of compensation (whether as a damages award or settlement) to such third parties, and could require us to stop using our wine brands or otherwise agree to an undertaking to limit that use. In addition, our actions to monitor and enforce trademark rights or copyrights against third parties may not prevent counterfeit products or products bearing confusingly similar trademarks from entering the marketplace, which could divert sales from us, tarnish our reputation or reduce the demand for our products or the prices at which we sell those products. Any enforcement litigation brought by us, whether or not successful, could require significant costs and resources, and divert the attention of management, which could negatively affect our business, results of operations and financial results. Third parties may also acquire and register domain names that are confusingly similar to or otherwise damaging to the reputation of our trademarks, and we may not be able to prevent or cancel any such domain name registrations.

In addition to registered intellectual property rights such as trademark registrations and copyright registrations, we rely on non-registered proprietary information, such as trade secrets, confidential information and know-how, including in connection with the crafting of our low calorie, low-carb, premium tasting wines. In order to protect our proprietary information, we rely in part on agreements with our employees, independent contractors and other third parties that place restrictions on the use and disclosure of this intellectual property. These agreements may be breached, or this intellectual property, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. To the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. The loss of trade secret protection could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, financial condition, results of operations and competitive position.

We may not be fully insured against catastrophic perils, including catastrophic loss or inaccessibility of wineries, production facilities and/or distribution systems resulting from fire, wildfire, flood, wind events, earthquake and other perils, which may cause us to experience a material financial loss.

Although we currently store the bulk of our wine inventory at our third-party warehouse in Minnesota, a significant portion of our supplier warehouses are located in California, which is prone to seismic activity, wildfires and floods, among other perils. If any of these facilities were to experience a catastrophic loss in the future, it could disrupt our operations, delay production, shipments and our recognition of revenue, and result in potentially significant expenses to repair or replace the facility. If such a disruption were to occur, we could breach agreements, our reputation could be harmed and our business and operating results could be materially and adversely affected. Although we carry insurance to cover property and inventory damage and business interruption, these coverages are subject to deductibles and self-insurance obligations, as well as caps on coverage that could be below the value of losses we could incur in certain catastrophic perils. Furthermore, claims for recovery against our insurance policies can be time-consuming, and may result in significant delays between when we incur damages and when we receive payment under our insurance policies. If one or more significant catastrophic events occurred damaging our own or third-party assets and/or services, we could suffer a major financial loss and our business, results of operations and financial condition could be materially and adversely affected.

Furthermore, increased incidence or severity of natural disasters has adversely impacted our ability to obtain adequate property damage, inventory and business interruption insurance at financially viable rates, if at all. For example, we have observed certain insurers ceasing to offer certain inventory protection policies, and we have supplemented our insurance coverage recently by purchasing policies at higher premiums. If these trends continue and our insurance coverage is adversely affected, and to the extent we elect to increase our self-insurance obligations, we may be at greater risk that similar future events will cause significant financial losses and materially and adversely affect our business, results of operations and financial results.

From time to time, we may become subject to litigation specifically directed at the alcoholic beverage industry, as well as litigation arising in the ordinary course of business.

Companies operating in the alcoholic beverage industry may, from time to time, be exposed to class action or other private or governmental litigation and claims relating to product liability, alcohol marketing, advertising or distribution practices, alcohol abuse problems or other health consequences arising from the excessive consumption of or other misuse of alcohol, including underage drinking. Various groups have, from time to time, publicly expressed concern over problems related to harmful use of alcohol, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. These campaigns could result in an increased risk of litigation against the Company and our industry. Lawsuits have been brought against beverage alcohol companies alleging problems related to alcohol abuse, negative health consequences from drinking, problems from alleged marketing or sales practices and underage drinking. While these lawsuits have been largely unsuccessful in the past, others may succeed in the future.

From time to time, we may also be party to other litigation in the ordinary course of our operations, including in connection with commercial disputes, enforcement or other regulatory actions by tax, customs, competition, environmental, anti-corruption and other relevant regulatory authorities, or, following this offering, securities-related class action lawsuits, particularly following any significant decline in the price of our securities. Any such litigation or other actions may be expensive to defend and result in damages, penalties or fines as well as reputational damage to our company and our winery brands and may impact the ability of management to focus on other business matters. Furthermore, any adverse judgments may result in an increase in future insurance premiums, and any judgments for which we are not fully insured may result in a significant financial loss and may materially and adversely affect our business, results of operations and financial results.

A failure of one or more of our key IT systems, networks, processes, associated sites or service providers could have a material adverse impact on business operations, and if the failure is prolonged, our financial condition.

We rely on IT systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist us in the management of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; supply and demand planning; production; shipping wines to customers; hosting our winery websites and marketing products to consumers; collecting and storing customer, consumer, employee, stockholder, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing and sharing confidential and proprietary research, business plans and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cybercrimes and cyberattacks, including computer viruses and other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability, and integrity of our data, and we have in the past, and may in the future, experience cyberattacks and other unauthorized access attempts to our IT systems. Because the techniques used to obtain unauthorized access are constantly changing and often are not recognized until launched against a target, we or our vendors may be unable to anticipate these techniques or implement sufficient preventative or remedial measures. If we are unable to efficiently and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. In the event of a ransomware or other cyber-attack, the integrity and safety of our data could be at risk or we may incur unforeseen costs impacting our financial position. If the IT systems, networks or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes ranging from catastrophic events, power outages, security breaches, unauthorized use or usage errors by employees, vendors or other third parties and other security issues, we may be subject to legal claims and proceedings, liability under laws that protect the privacy and security of personal information (also known as personal data), litigation, governmental investigations and proceedings and regulatory penalties, and we may suffer interruptions in our ability to manage our operations and reputational, competitive or business harm, which may adversely affect our business, results of operations and financial results. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our employees, stockholders, customers, suppliers, consumers or others. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or technological failure and the reputational damage resulting therefrom, to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and IT systems. As a result of the COVID-19 pandemic, a greater number of our employees are working remotely and accessing our IT systems and networks remotely, which may further increase our vulnerability to cybercrimes and cyberattacks and increase the stress on our technology infrastructure and systems. Even though we maintain cyber risk insurance, this insurance may not be sufficient to cover all of our losses from any future breaches or failures of our IT systems, networks and services.

Our failure to adequately maintain and protect personal information of our customers or our employees in compliance with evolving legal requirements could have a material adverse effect on our business.

We collect, use, store, disclose or transfer (collectively, “process”) personal information, including from employees and customers, in connection with the operation of our business. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

A variety of data protection legislation apply in the United States at both the federal and state level, including new laws that may impact our operations. For example, the State of California has enacted the California Consumer Privacy Act of 2018 (“CCPA”), which generally requires companies that collect, use, share and otherwise process “personal information” (which is broadly defined) of California residents to make disclosures about their data collection, use, and sharing practices, allows consumers to opt-out of certain data sharing with third parties or the sale of personal information, allows consumers to exercise certain rights with respect to any personal information collected and provides a new cause of action for data breaches. In addition, a new privacy law, the California Privacy Rights Act (“CPRA”), which significantly modifies the CCPA, was recently approved by ballot initiative during the November 3, 2020 general election. There remains significant uncertainty regarding the timing and implementation of the CPRA, which may require us to incur additional expenditures to ensure compliance. Additionally, the Federal Trade Commission, and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination, and security of data. The burdens imposed by the CCPA and other similar laws that have been or may be enacted at the federal and state level may require us to modify our data processing practices and policies and to incur additional expenditures in order to comply.

Foreign laws and regulations relating to privacy, data protection, information security and consumer protection often are more restrictive than those in the United States. The European Union, for example, traditionally has imposed stricter obligations under its laws and regulations relating to privacy, data protection and consumer protection than the United States. In May 2018 the European Union’s new regulation governing data practices and privacy called the General Data Protection Regulation, or GDPR, became effective and substantially replaced the data protection laws of the individual European Union member states. The law requires companies to meet more stringent requirements regarding the handling of personal data of individuals in the EU than were required under predecessor EU requirements. In the United Kingdom, a Data Protection Bill that substantially implements the GDPR also became law in May 2018. The GDPR and other similar regulations require companies to give specific types of notice and in some cases seek consent from consumers and other data subjects before collecting or using their data for certain purposes, including some marketing activities. Outside of the European Union, many countries have laws, regulations, or other requirements relating to privacy, data protection, information security, and consumer protection, and new countries are adopting such legislation or other obligations with increasing frequency. Many of these laws may require consent from consumers for the use of data for various purposes, including marketing, which may reduce our ability to market our products. There is no harmonized approach to these laws and regulations globally. Consequently, we would increase our risk of non-compliance with applicable foreign data protection laws by expanding internationally. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding privacy, data protection, information security and consumer protection.

Compliance with these and any other applicable privacy and data protection laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new privacy and data protection laws and regulations. Our actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that we process, could result in litigation, regulatory investigations, and enforcement actions against us, including fines, orders, public censure, claims for damages by employees, customers and other affected individuals, public statements against us by consumer advocacy groups, damage to our reputation and competitive position and loss of goodwill (both in relation to existing customers and prospective customers) any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also place personal information at risk and have an adverse effect on our business. Even the perception of privacy concerns, whether or not valid, may harm our reputation, subject us to regulatory scrutiny and investigations, and inhibit adoption of our wines by existing and potential customers.

Risks related to regulation

As a producer of alcoholic beverages, we are regularly the subject of regulatory reviews, proceedings and audits by governmental entities, any of which could result in an adverse ruling or conclusion, and which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are subject to extensive regulation in the United States by federal, state and local laws regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) and the Food and Drug Administration (the “FDA”). These and other regulatory agencies impose a number of product safety, labeling and other requirements on our operations and sales. In California, where all of our wines are made, we are subject to alcohol-related licensing and regulations by many authorities, including the Department of Alcohol Beverage Control (the “ABC”), which investigates applications for licenses to sell alcoholic beverages, reports on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted. We are also subject to regulatory compliance requirements in all states in which we sell our wines. Any governmental litigation, fines or restrictions on our operations resulting from the enforcement of these existing regulations or any new legislation or regulations could have a material adverse effect on our business, results of operations and financial results. Any government intervention challenging the production, marketing, promotion, distribution or sale of beverage alcohol or specific brands could affect our ability to sell our wines. Because litigation and other legal proceedings can be costly to defend, even actions that are ultimately decided in our favor could have a negative impact on our business, results of operations or financial results. Adverse developments in major lawsuits concerning these or other matters could result in management distraction and have a material adverse effect on our business. Changes to the interpretation or approach to enforcement of regulations may require changes to our business practices or the business practices of our suppliers, distributors or customers. The penalties associated with any violations or infractions may vary in severity, and could result in a significant impediment to our business operations, and could cause us to have to suspend sales of our wines in a jurisdiction for a period of time.

New and changing environmental requirements, and new market pressures related to climate change, could materially and adversely affect our business, results of operations and financial results.

There has been significant public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform the similar purposes. We are subject to local environmental regulations that address a number of elements of our wine production process, including air quality, the handing of hazardous waste, recycling, water use and discharge, emissions and traffic impacts. Compliance with these and other environmental regulation requires significant resources. Continued regulatory and market trends towards sustainability may require or incentivize us to make changes to our current business operations. We may experience future increases in the costs associated with environmental regulatory compliance, including fees, licenses and the cost of capital improvements to meet environmental regulatory requirements. Although we don’t cultivate our own grapes, increased costs associated with environmental regulatory compliance may impact grape growers, which may increase out costs to purchase bulk juice.

Changes in foreign and domestic laws and government regulations to which we are currently subject, including changes to the method or approach of enforcement of these government rules and regulations, may increase our costs or limit our ability to sell our wines into certain markets, which could materially and adversely affect our business, results of operations and financial condition.

Government laws and regulations may result in increased production and sales costs, including an increase on the applicable tax in various state, federal and foreign jurisdictions in which we do business. The amount of wine that we can sell directly to consumers outside of California is regulated, and in certain states we are not allowed to sell wines directly to consumers at all. Changes in these laws and regulations that tighten current rules could have an adverse impact on sales or increase costs to produce, market, package or sell wine. Changes in regulation that require significant additional source data for registration and sale, in the labeling or warning requirements, or limitations on the permissibility of any component, condition or ingredient, in the places in which our wines can be legally sold could inhibit sales of affected products in those markets.

The wine industry is subject to extensive regulation by a number of foreign and domestic agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, land use, production methods, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising, sequestration of classes of wine and relations with wholesalers and retailers. Any expansion of our existing facilities may be limited by present and future zoning ordinances, use permit terms, environmental restrictions and other legal requirements. In addition, new or updated regulations, requirements or licenses, particularly changes that impact our ability to sell DTC and/or retain accounts in California, or new or increased excise taxes, income taxes, property and sales taxes or international tariffs, could affect our financial condition or results of operations. From time to time, states consider proposals to increase state alcohol excise taxes. New or revised regulations or increased licensing fees, requirements or taxes could have a material adverse effect on our business, financial condition and results of operations.

Risks related to our common stock and this offering

Our current executive management has limited direct experience in satisfying public company reporting requirements and we must implement additional finance and accounting systems, procedures and controls in order to satisfy such requirements, which will increase our costs and divert management’s time and attention.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with our public company reporting requirements and corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the NYSE American. Our current executive management has little to no experience in complying with such requirements and rules.

As an example of reporting requirements, we are evaluating our internal control systems in order to allow management to report on our internal control over financing reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

We are eligible to be treated as an emerging growth company, and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will not make our shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, among others, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and (4) the requirement to present only two years of audited financial statements and only two years of related “Management’s discussion and analysis of financial condition and results of operations” in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second fiscal quarter in any fiscal year before that time or if we have total annual gross revenues of $1.07 billion or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the fiscal year end, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time we would cease to be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies and intend to continue such election until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may therefore not be comparable to those of other public companies that comply with such new or revised accounting standards.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may negatively impact investor confidence in our company and, as a result, the value of our common stock.

We will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the Securities and Exchange Commission (the “SEC”) following the date we are no longer an emerging growth company. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, we could be subject to sanctions or investigations by the NYSE American, the SEC or other regulatory authorities and our access to the capital markets could be restricted in the future.

Nechio & Novak FV, LLC will continue to have significant influence over us after this offering, including over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote.

We are currently controlled by Nechio & Novak FV, LLC, which is an entity controlled by two of our directors, Damian Novak and Rick Nechio. Upon completion of this offering, Nechio & Novak FV, LLC will control [•]% of the voting power of our common stock (or [•]% if the underwriter exercises in full their option to purchase additional shares). As a result, Nechio & Novak FV, LLC will have the ability to strongly influence or effectively exercise control over all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our articles of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

Additionally, Nechio & Novak FV, LLC’s interests may not align with the interests of our other stockholders. Nechio & Novak FV, LLC, and Messrs. Novak and Nechio, are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. For example, Messrs. Nechio and Novak have teamed up with Danica Patrick, among others, to produce and sell Danica Rosé, a premium French rosé wine, that is not part of our company. They may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

Nechio & Novak FV, LLC, together with our officers and directors and their related parties, will collectively control a majority of our outstanding common stock after the consummation of this offering and as a result will be able to exercise control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote.

Provisions of our corporate governance documents could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

In addition to Nechio & Novak FV, LLC’s beneficial ownership of a controlling percentage of our common stock, our articles of incorporation and bylaws and the Nevada Revised Statutes contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

•        advance notice requirements for stockholder proposals and director nominations;

•        the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors; and

•        limitations on the ability of stockholders to call special meetings and to take action by written consent.

Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful. See “Description of capital stock.”

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $[•] per share, the midpoint of the range set forth on the cover page of this prospectus, you will experience immediate dilution of $[•] per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed [•]% of the aggregate price paid by all purchasers of our stock but will own only approximately [•]% of our common stock outstanding after this offering. See “Dilution” for more detail.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Pursuant to our articles of incorporation and bylaws, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.

An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.

Prior to this offering, there was no public market for our common stock. Although we intend to list shares of our common stock on the NYSE American under the symbol “VINE,” an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price will be determined by negotiations between us and the underwriter and may not be indicative of market prices of our common stock that will prevail in the open market after the offering. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.

Prior to this offering, we operated on a private basis. After this offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NYSE American and other applicable securities laws and regulations. Compliance with these laws and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. However, the incremental costs that we incur as a result of becoming a public company could exceed our estimate. These factors may therefore strain our resources, divert management’s attention and affect our ability to attract and retain qualified members of our board of directors.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is performing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding [•] shares of common stock based on the number of shares outstanding as of [•], 2021. This includes [•] shares that we are selling in this offering, which may be resold in the public market immediately, and assumes no exercises of outstanding options. Substantially all of the shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under agreements executed in connection with this offering. These shares will, however, be able to be resold after the expiration of the lock-up agreement, as described in the “Shares eligible for future sale” section of this prospectus. We also intend to file a Form S-8 under the Securities Act to register all shares of common stock that we may issue under our equity compensation plans. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Since we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

General risks

Our operating results and share price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

Our quarterly operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. We and the underwriter will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:

•        market conditions in the broader stock market;

•        actual or anticipated fluctuations in our quarterly financial and operating results;

•        introduction of new wines by us or our competitors;

•        issuance of new or changed securities analysts’ reports or recommendations;

•        results of operations that vary from expectations of securities analysis and investors;

•        guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•        strategic actions by us or our competitors;

•        announcement by us, our competitors or our vendors of significant contracts or acquisitions;

•        sales, or anticipated sales, of large blocks of our stock;

•        additions or departures of key personnel;

•        regulatory, legal or political developments;

•        public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•        litigation and governmental investigations;

•        changing economic conditions;

•        changes in accounting principles;

•        default under agreements governing our indebtedness;

•        exchange rate fluctuations; and

•        other events or factors, including those from natural disasters, war, actors of terrorism or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. While we believe that operating results for any particular quarter are not necessarily a meaningful indication of future results, fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our wine brand awareness, build and maintain our product inventory, develop new wines, enhance our operating infrastructure and acquire complementary businesses. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them on terms that are acceptable to us or at all. Moreover, any debt financing that we secure in the future could involve restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus, including in the documents incorporated by reference herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•        our ability to hire additional personnel and to manage the growth of our business;

•        our ability to continue as a going concern;

•        our reliance on our brand name, reputation and product quality;

•        our ability to adequately address increased demands that may be placed on our management, operational and production capabilities.

•        the effectiveness of our advertising and promotional activities and investments;

•        our reliance on celebrities to endorse our wines and market our brand;

•        general competitive conditions, including actions our competitors may take to grow their businesses;

•        fluctuations in consumer demand for wine;

•        overall decline in the health of the economy and consumer discretionary spending;

•        the occurrence of adverse weather events, natural disasters, public health emergencies, including the COVID-19 pandemic, or other unforeseen circumstances that may cause delays to or interruptions in our operations;

•        risks associated with disruptions in our supply chain for grapes and raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies;

•        the impact of COVID-19 on our customers, suppliers, business operations and financial results;

•        disrupted or delayed service by the distributors we rely on for the distribution of our wines;

•        our ability to successfully execute our growth strategy, including continuing our expansion in the direct-to-consumer sales channel;

•        quarterly and seasonal fluctuations in our operating results;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•        our ability to protect our trademarks and other intellectual property rights, including our brand and reputation;

•        our ability to comply with laws and regulations affecting our business, including those relating to the manufacture, sale and distribution of wine;

•        the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions;

•        claims, demands and lawsuits to which we are, and may in the future, be subject and the risk that our insurance or indemnities coverage may not be sufficient;

•        our ability to operate, update or implement our IT systems;

•        our ability to successfully pursue strategic acquisitions and integrate acquired businesses;

•        our ability to implement additional finance and accounting systems, procedures and controls in order to satisfy public company reporting requirements;

•        our potential ability to obtain additional financing when and if needed;

•        Nechio & Novak FV, LLC’s significant influence over us;

•        the potential liquidity and trading of our securities; and

•        the future trading prices of our common stock and the impact of securities analysts’ reports on these prices.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

Use of Proceeds

We estimate that the net proceeds to us from our issuance and sale of common stock in this offering will be approximately $[•] million (or approximately $[•] million if the underwriter exercises in full its option to purchase additional shares of common stock), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This estimate assumes an initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $[•] million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $[•] million, assuming the assumed initial public offering price of $[•] per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, and create a public market for our common stock. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures.

We also intend to use a portion of the net proceeds we receive from this offering to repay all outstanding related party payables that we owe to Damian Novak, our Executive Chairman and co-founder, and affiliates of Mr. Novak. Since our inception in May 2019, Mr. Novak and his affiliates have incurred expenses on our behalf or advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. The net outstanding amount of these related party payables at June 30, 2021 was $1.45 million. The net outstanding amount of related party payables on the closing date of this offering may increase from the current balance to the extent Mr. Novak or his affiliates advance additional funds to us prior to the closing of this offering. See “Certain Relationships and Related Party Transactions — Description of Founder Related Party Payables.”

We may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products or services, although we do not currently have any plans or commitments for any such acquisitions or investments.

Dividend Policy

We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and our capitalization as of June 30, 2021, as follows:

•        on an actual basis for our predecessor, Fresh Grapes, LLC,

•        on a pro forma basis to reflect the conversion of Fresh Grapes, LLC into a corporation; and

•        on a pro forma as adjusted basis to give effect to (1) the LLC Conversion, (2) the issuance of shares of common stock by us in this offering and the receipt of approximately $[•] million in net proceeds from the sale of such shares, assuming an initial public offering price of $[•] per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (3) the payment of $1.45 million of net outstanding related party payables that we owed as of June 30, 2021 to Damian Novak, our Executive Chairman and co-founder, and his affiliates.

The information in this table is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information together with our audited and unaudited financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2021
	Actual	Pro forma		Pro forma as adjusted
Cash	$615,797		$615,797	$
Related party payables, net	1,452,834		1,452,834		—

Mezzanine Equity
Class F partner investor units – 313,000 units issued and outstanding, actual; no units authorized, issued and outstanding, pro forma; no units issued and outstanding; pro forma as adjusted	1,565,000		—		—
Common stock, $0.001 par value, no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, [•] shares issued and outstanding, pro forma; 100,000,000 shares authorized, [•] shares issued and outstanding, pro forma as adjusted	—		[•]		[•]
Total Mezzanine Equity	1,565,000		—		—

Stockholders’ Equity (Deficit)
Class F members’ equity – 950,000 units issued and outstanding, actual; no units issued and outstanding, pro forma; no units issued and outstanding, pro forma as adjusted	250,000		—		—
Class W members’ equity – 191,792 units issued and outstanding, actual; no units issued and outstanding, pro forma; no units issued and outstanding, pro forma as adjusted	2,019,601		—		—
Common stock, $0.001 par value, no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, [•] shares issued and outstanding, pro forma; 100,000,000 shares authorized, [•] shares issued and outstanding, pro forma as adjusted	—		[•]		[•]
Additional Paid-in Capital	—		[•]		[•]
Accumulated members’ deficit	(8,286,747)		—		—
Total Stockholders’ Equity (Deficit)	(6,017,146)		[•]		[•]

Total Capitalization	$(2,119,929)	$	[•]	$	[•]

A $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share of common stock, the midpoint of the price range set forth on the cover of this prospectus would increase (decrease) the net proceeds to us from this offering by $[•] million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 100,000 shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $[•] million, assuming the assumed initial public offering price of $[•] per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above excludes (i) [•] shares of our common stock that will be reserved for issuance under an equity incentive plan that we will adopt prior to the effective date of the registration statement of which this prospectus is a part, and (ii) [•] shares of our common stock issuable upon the exercise of a warrant to be granted to The Oak Ridge Financial Services Group, Inc., the underwriter for this offering, on the closing date of this offering. We intend to grant a total of [•] restricted stock units under the equity incentive plan to our officers and key employees on the effective date of this offering.

Dilution

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share in this offering and the pro forma as adjusted net tangible book value per share after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding common stock. Our net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding.

As of [•], 2021, we had a pro forma net tangible book value of $[•] million, or $[•] per share of common stock. We calculate pro forma net tangible book value (deficit) per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding on a pro forma basis after giving effect to the LLC Conversion.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the sale of [•] shares of common stock in this offering assuming an initial public offering price of $[•] per share (the midpoint of the price range set forth on the cover page of this prospectus) and the use of a portion of the proceeds to repay an estimated $[•] of outstanding indebtedness that we owed as of [•], 2021 to Damian Novak, our Executive Chairman, a member of our board of directors and one of our co-founders, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of [•], 2021 would have been approximately $[•] million, or $[•] per share. This amount represents an immediate increase in net tangible book value of $[•] per share to the existing stockholders and immediate dilution of $[•] per share to investors purchasing our common stock in this offering. Dilution is calculated by subtracting pro forma as adjusted net tangible book value per common share from the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Assumed initial public offering price per share			$	[•]
Historical net tangible book value per share as of [•], 2021	$	[•]
Increase in net tangible book value per share attributable to investors purchasing shares in this offering	$	[•]
Pro forma as adjusted net tangible book value per share, after giving effect to this offering			$	[•]
Dilution in pro forma as adjusted net tangible book value per share to investors in this offering			$	[•]

Each $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value after giving effect to this offering by $[•] million, or by $[•] per share, assuming no change to the number of shares of common stock offered by us as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares of our common stock offered by us would increase (decrease) pro forma as adjusted net tangible book value after giving effect to this offering by $[•] million, or by $[•] per share, assuming no change to the initial public offering price and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of [•], 2021, on the pro forma as adjusted basis described above, the total number of shares purchased from us, the total consideration paid to us, and the average price per share of common stock paid by purchasers of such shares and by new investors purchasing shares in this offering.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders	[•]	[•]	%	[•]	[•]	%	$	[•]
New investors	[•]	[•]	%	[•]	[•]	%	$	[•]
Total	[•]	100%		[•]	100%		$	[•]

Each $1.00 increase (decrease) in the assumed initial public offering price of $[•] per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors in this offering by $[•] million and increase (decrease) the percent of total consideration paid by new investors in this offering by [•]%, assuming no change to the number of shares of common stock offered by us as set forth on the cover page of this prospectus. Similarly, each increase (decrease) of 100,000 shares in the number of shares of our common stock offered by us would increase (decrease) the total consideration paid by new investors in this offering by $[•] million and increase (decrease) the percent of total consideration paid by new investors in this offering by [•]%, assuming no change to the initial public offering price.

If the underwriter were to fully exercise its option to purchase additional common stock, the percentage of our common stock held by existing stockholders would be [•]%, and the percentage of our common stock held by new investors would be [•]%.

The number of shares to be outstanding after this offering is based on [•] shares of common stock outstanding as of [•], 2021 and excludes (i) shares of our common stock that will be reserved for issuance under an equity incentive plan that we will adopt prior to the effective date of the registration statement of which this prospectus is a part, and (ii) ) [•] shares of our common stock issuable upon the exercise of a warrant to be granted to The Oak Ridge Financial Services Group, Inc., the underwriter for this offering, on the closing date of this offering. We intend to grant a total of [•] restricted stock units under the equity incentive plan to our officers and key employees on the effective date of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to those statements as included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contained forward-looking statements that involve risks, uncertainties, and assumptions. See “Cautionary Note Regarding Forward-looking Statements” included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

Fresh Vine Wine is a premier producer of low carb, low calorie, premium wines in the United States. Founded in 2019, Fresh Vine Wine brings an innovative “better-for-you” solution to the wine market. We currently sell four varietals: Cabernet Sauvignon, Pinot Noir, Chardonnay, and Rosé, and we expect to introduce a limited Reserve Napa Cabernet Sauvignon in 2022. All varietals are produced and bottled in Napa, California.

Our wines are distributed across the United States and Puerto Rico through wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wines in all 50 states and Puerto Rico, and we are licensed to sell through DTC channels in 42 states. We hold active relationships with wholesale distributors in 32 states and are actively working with leading distributors, including Southern Glazer’s Wine & Spirits (SGWS) and BreakThru Beverage Group, to expand our presence across the contiguous United States.

Our wines are priced strategically to appeal to mass markets and sell at a list price between $15 and $22 per bottle. Given the Fresh Vine Wine brand’s celebrity backing, “better-for-you” appeal, and overall product quality, we believe that it presents today’s consumers with a unique value proposition within this price category. Additionally, Fresh Vine Wine is one of very few products available at this price point that includes a named winemaker, Jamey Whetstone.

Our marketing activities focus primarily on consumers in the 21-to-34 year old demographic with moderate to affluent income and on those with a desire to pursue a healthy and active lifestyles, which is reinforced through our sports marketing partnerships across all four major United States professional sports leagues.

Our asset-light operating model allows us to utilize third-party assets, including land and production facilities. This approach helps us mitigate many of the risks associated with agribusiness, such as isolated droughts or fires. Because we source product inputs from multiple geographically dispersed vendors, we reduce reliance on any one vendor and benefit from broad availability/optionality of product inputs. This is particularly important as a Napa-based wine producer where droughts or fires can have an extremely detrimental impact to a company’s supply chain if not diversified.

Key Financial Metrics

We use net revenue, gross profit (loss), net income (loss) and EBITDA to evaluate the performance of Fresh Vine Wine. These metrics are useful in helping us to identify trends in our business, prepare financial forecasts and make capital allocation decisions, and assess the comparable health of our business relative to our direct competitors.

	Year ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Net revenue	$217,074	$—	$504,144	$43,428
Gross profit	$41,749	$—	$119,883	$(5,002)
Net loss	$(1,291,036)	$(432,122)	$(6,563,589)	$(649,399)
EBITDA	$(1,290,720)	$(432,112)	$(6,563,356)	$(649,309)

Net revenue

Net revenue represents all revenues less discounts, promotions, and excise taxes. Net revenue is driven through wine sales, merchandise sales, and wine club membership dues.

Gross profit (loss)

Gross profit (loss) is equal to our net revenue less cost of revenues (or cost of goods sold). Cost of revenues is comprised of all direct product costs such as juice, bottles, caps, corks, labels, and capsules. Additionally, we also categorize boxes and quality assurance testing within our cost of revenues.

EBITDA

EBITDA is a financial measure that we calculate as operating profits before interest, taxes, depreciation and amortization. We use this metric to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Company’s core operating performance and overall health.

We believe the presentation of EBITDA is relevant and useful for investors because it allows investors to assess the Company’s operating performance and makes it easier to compare our results with other similar companies, despite the potential impacts of varying financial or capital structures, depreciation benefits, or tax strategies. In addition, we believe this measure is among the measures used by investors, analysts and peers in our industry for purposes of evaluating and comparing our operating performance to other companies.

The following table provides a reconciliation of EBITDA to the most comparable financial measure reported under U.S. GAAP, net loss, for the periods presented:

	Year ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Net loss	$(1,291,036)	$(432,122)	$(6,563,589)	$(649,399)
Adjustments to net loss
Amortization	316	10	233	90
EBITDA	$(1,290,720)	$(432,112)	$(6,563,356)	$(649,309)

Components of Results of Operations and Trends That May Impact Our Results of Operations

Net Revenue

Our net revenue consist primarily of wine sales to distributors and retailers, which together comprise our wholesale channel, and directly to individual consumers through our DTC channel. Net revenues generally represent wine sales and shipping, when applicable, and to a lesser extent branded merchandise and wine club memberships. For wine and merchandise sales, revenues are generally recognized at time of shipment. For Wine Club memberships, revenues are recognized quarterly at the time of fulfillment and only after the club member has made three consecutive (monthly) payments.

We refer to the volume of wine we sell in terms of cases. Each case contains 12 standard bottles, in which each bottle has a volume of 750 milliliters. Cases are sold through Wholesale/Retail or DTC channels.

The following factors and trends in our business have driven net revenue growth since January 1, 2020, and are expected to be key drivers of our net revenue for the foreseeable future:

Brand recognition:    As we expand our marketing presence and drive visibility through traditional and modern marketing methods, we expect to build awareness and name recognition for Fresh Vine Wine in consumers’ minds. Brand awareness will be built substantially through social media channels, where we are able to immediately access more than 30 million potential consumers through our celebrities’ Instagram and Facebook platforms. Additionally, it will be built through complementary sports marketing partnerships across the National Football League, National Hockey League, National Basketball Association, and Major League Baseball.

Portfolio evolution:    As a relatively new, high-growth brand, we expect and seek to learn from our consumers. We will continuously evolve and refine our products to meet our consumers’ specific needs and wants, adapting our offering to maximize value for our consumers and stakeholders. Our growth mindset, coupled with our differentiated production and distribution platform, will enable us to accelerate growth and deliver on our value proposition over time.

One way in which we will evolve our portfolio is through product extensions. Fresh Vine Wine currently has four varietals (Cabernet Sauvignon, Pinot Noir, Chardonnay, and Rosé) within its product portfolio, and we can use the same knowledge and supplier networks to launch new varietals with much greater efficiency than we were previously able to achieve.

Distribution expansion and acceleration:    Purchasing by distributors and loyal accounts that continue to feature our wines are key drivers of net revenue. We plan to continue broadening our distributor network, adding new geographies, and increasing each distributor’s average order size as we accelerate growth.

Opportunistic evaluation of strategic acquisitions:    With strong internal knowledge and a depth of experience in Private Equity and the broader financial services industry, we will maintain a strategic and opportunistic approach to evaluating acquisitions and growing through acquisition. We will also remain open to other inorganic growth activities, including joint ventures and strategic alliances, as we seek to accelerate this business to market. While we have not identified any prospective targets to date, we consider this a core competency of our leadership team and believe that this presents us with a viable growth alternative as we move forward.

Seasonality:    In line with industry norms, we anticipate our net revenue to peak during the quarter spanning from October through December due to increased consumer demand around the major holidays. This is particularly true in our DTC revenue channel, where marketing programs will often be aligned with the holiday season and product promotions will be prevalent.

Revenue Channels

Our sales and distribution platform is built upon a highly developed network of distributor accounts. Within this network, we have signed agreements in place with several of the nation’s largest distributors including Southern Glazer’s Wine & Spirits and BreakThru Beverage, among others. While we are actively working with these distributors in certain markets, they operate across the United States and we fully plan to grow our geographic/market presence through these relationships. The development of these relationships and impacts to our related product mix will impact our financial results as our channel mix shifts:

•        Wholesale channel:    Consistent with sales practices in the wine industry, sales to retailers and distributors occur below SRP (Suggested Retail Price). We work closely with distributors to increase wine volumes and the number of products sold by their retail accounts in their respective territories.

•        DTC channel:    Wines sold through our DTC channels are generally sold at SRP, although we do periodically offer various promotions. Our DTC channel continues to grow as a result of a number of factors, including expanded e-commerce and social media capabilities.

Wholesale channel sales made on credit terms generally require payment within 30 days of delivery. Southern Glazer’s Wine & Spirits is the exception, and we have 60-day terms with them. In periods where the net revenue channel mix reflects a greater concentration of wholesale sales, we typically experience an increase in accounts receivable for the period to reflect the change in sales mix; payment collections in the subsequent period generally reduce our accounts receivable balance and have a positive impact on cash flows.

While we seek to increase revenue across all channels, we expect the majority of our future revenue to be driven through the wholesale channel. We intend to maintain and expand relationships with existing distributors and form relationships with new distributors as we work to grow the company. With multiple varietals within the Fresh Vine Wine portfolio, we consider ourselves to be a ‘one-stop shop’ for better-for-you wines. We continue to innovate with new products at competitive price points and strive to enhance the experience as we increase revenue with new and existing consumers.

In the DTC channel, our comprehensive approach to consumer engagement in both online and traditional forums is supported by an integrated e-commerce platform. Our marketing efforts target consumers who have an interest in healthy and active lifestyles. We make every attempt to motivate consumers toward a simple and easy purchasing decision using a combination of defined marketing programs and a modernized technology stack.

Increasing customer engagement is a key driver of our business and results of operations. We continue to invest in our DTC channel and in performance marketing to drive customer engagement. In addition to developing new product offerings and cross-selling wines in our product portfolio, we focus on increasing customer conversion and retention. As we continue to invest in our DTC channel, we expect to increase customer engagement and subsequently deliver greater satisfaction.

Net Revenue Percentage by Channel

We calculate net revenue percentage by channel as net revenue made through our wholesale channel to distributors, through our wholesale channel directly to retail accounts, and through our DTC channel, respectively, as a percentage of our total net revenue. We monitor net revenue percentage across revenue channels to understand the effectiveness of our distribution model and to ensure we are employing resources effectively as we engage customers.

	Year ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Wholesale	82%	0%	42%	56%
Direct to consumer	18%	0%	58%	58%
	100%	0%	100%	100%

Cost of Revenues

Cost of revenues (or cost of goods sold). Cost of revenues is comprised of all direct product costs such as juice, bottles, caps, corks, labels, and capsules. Additionally, we also categorize boxes and quality assurance testing within our cost of revenues. We expect that our cost of revenues will increase as our net revenue increases. As the volume of our product inputs increase, we intend to work to renegotiate vendor contracts with key suppliers to reduce overall product input costs as a percentage of net revenue.

As a commodity product, the cost of wine fluctuates due to annual harvest yields and the availability of juice. This macroeconomic consideration is not unique to Fresh Vine Wine, although we are conscious of its potential impact to our product cost structure.

Gross Profit (Loss)

Gross profit (loss) is equal to our net revenue less cost of revenues. As we grow our business in the future, we expect gross profit to increase as our revenue grows and as we optimize our cost of revenues.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses consist of selling expenses, marketing expenses, and general and administrative expenses. Selling expenses consist primarily of direct selling expenses in our wholesale and DTC channels, including payroll and related costs, product samples, processing fees, and other outside service fees or consulting fees. Marketing expenses consist primarily of advertising costs to promote brand awareness, contract fees incurred as a result of significant sports marketing agreements, customer retention costs, payroll, and related costs. General and administrative expenses consist primarily of payroll and related costs.

Equity-Based Compensation

Equity-based compensation consists of the accounting expense resulting from our issuance of equity or equity-based grants issued in exchange for employee or non-employee services. We measure equity-based compensation cost at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is generally the vesting period. We recognize any forfeitures as they occur.

As a commodity product, the cost of wine fluctuates due to annual harvest yields and the availability of juice. This macroeconomic consideration is not unique to Fresh Vine Wine, although we are conscious of its potential impact to our product cost structure.

Results of Operations

	Year ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Net revenue	$217,074	$—	$504,144	$43,428
Cost of revenues	175,325	—	384,261	48,430
Gross profit (loss)	41,749	—	119,883	(5,002)
Selling, general and administrative expenses	1,330,030	430,122	1,677,714	641,397
Equity-based compensation	3,000	7,000	5,006,415	3,000
Loss from operations	(1,291,281)	(437,122)	(6,564,246)	(649,399)
Other income	245	5,000	657	—
Net loss	$(1,291,036)	$(432,122)	$(6,563,589)	$(649,399)

Comparison of Six Months ended June 30, 2021 and June 30, 2020

Net Revenue

Net revenue for the six months ended June 30, 2021 increased $460,716, or 1,061%, to $504,144, compared to $43,428 for the six months ended June 30, 2020. This increase was primarily driven by higher volume of sales through both our wholesale distribution channel, which contributed to overall revenue growth, and increased DTC revenue resulting from our re-launch with celebrities, Nina Dobrev and Julianne Hough.

	Six months ended June 30,		Change
	2021	2020	$
Net revenue	$504,144	$43,428	$460,716

Cost of Revenues

Cost of revenues increased by $335,832, or approximately 694%, to $384,261 for the six months ended June 30, 2021 compared to $48,429 for the six months ended June 30, 2020, with the increase resulting primarily from higher volume of sales for the period.

	Six months ended June 30,		Change
	2021	2020	$
Cost of revenues	$384,261	$48,429	$335,832

Gross Profit (Loss)

Gross profit increased to $199,883 during the six months ended June 30, 2021 from ($5,002) for the six months ended June 30, 2020. The change in gross profit was primarily the result of continued increases in net revenue.

	Six months ended June 30,		Change
	2021	2020	$
Gross profit (loss)	$119,883	$(5,002)	$124,885

Selling, general and administrative expenses

Selling, general and administrative expenses increased approximately $1.04 million, or 160%, to approximately $1.68 million for the six months ended June 30, 2021 compared to $641,397 for the six months ended June 30, 2020. Selling, general and administrative expense increases were largely driven by increases in marketing expenses, from $77,597 for the six months ended June 30, 2020 to $573,563 for the six months ended June 30, 2021, selling expenses, from $62,280 for the six months ended June 30, 2020 to $181,851 for the six months ended June 30, 2021, and general and administrative expenses, from $501,520 for the six months ended June 30, 2020 to $922,300 for the six months ended June 30, 2021. The year-over-year increase in marketing expenses primarily resulted from increased social media spend and several significant payments to our sports marketing partners. The year-over-year increase in selling is primarily driven by the consulting work performed related to sales and distribution strategies. The year-over-year increase in general and administrative expenses is the result of increased payroll expenses, most of which serve to expand our salesforce and commercial activities. We typically expect selling expenses to follow our sales volume growth as the activities are intended to generate revenues.

	Six months ended June 30,		Change
	2021	2020	$
Selling expenses	$181,851	$62,280	$119,571
Marketing expenses	573,563	77,597	495,966
General and administrative expenses	922,300	501,520	420,780
Total selling, general and administrative expenses	$1,677,714	$641,397	$1,036,317

Total selling, general and administrative expenses decreased as a percentage of net revenue from approximately 1,477% to approximately 333% for the periods ended June 30, 2020 and 2021, respectively, primarily resulting from revenue growth during the 2021 period.

Equity-based Compensation

Equity-based compensation for the six months ended June 30, 2021 increased by approximately $5.0 million compared to $3,000 for the six months ended June 30, 2020. The increase primarily resulted from the Company’s agreement to issue 140,300 Class F member units to a contractor in exchange for services related to securing Nina Dobrev and Julianne Hough to serve as members and ambassadors of the Company, which occurred in March 2021. The service inception date preceded the grant date because the details of the equity grant had not been mutually agreed upon as of June 30, 2021. At June 30, 2021, the fair value of the award totaled $4,902,082 and is recorded in accrued equity-based compensation on the balance sheet and expensed as consulting expense in equity-based compensation.

	Six months ended June 30,		Change
	2021	2020	$
Equity-based compensation	$5,006,415	$3,000	$5,003,415

Comparison of the Fiscal Years ended December 31, 2020 and 2019

Net Revenue, Cost of Revenues and Gross Profit

We had net revenue, cost of revenues and gross profit of $0 in fiscal 2019. Net revenue for fiscal 2020 was $217,074. The increase in net revenue was attributable to our introduction and commencing sales of our varietals during the second quarter of fiscal 2020. We generated net revenue of $178,088 during fiscal 2020 from our wholesale distribution channel and $39,986 of net revenue from our direct-to-consumer sales channel, representing 82% and 18%, respectively, of our net revenue during the period.

	Year ended December 31,		Change
	2020	2019	$
Net revenue	$217,074	$0	$217,074
Cost of revenues	$175,325	$0	$175,325
Gross profit (loss)	$41,749	$0	$41,749

Selling, general and administrative expenses

Selling, general and administrative expenses increased $854,159, or 205%, to approximately $1.3 million for the fiscal year ended December 31, 2020 compared to $437,122 for the fiscal year ended December 31, 2019. Selling, general and administrative expense increases were largely driven by increases in selling expenses, from $217,379 for the period ended December 31, 2019 to $226,938 for the fiscal year ended December 31, 2020, marketing expenses, from approximately $0 for the period ended December 31, 2019 to $161,387 for the fiscal year ended December 31, 2020, and general and administrative expenses, from approximately $219,743 for the period ended December 31, 2019 to $944,704 for the comparable fiscal 2020 period. The year-over-year increase in marketing expenses primarily resulted from our advertisement related to our sales beginning in early fiscal 2020 coinciding with the initial wine release in February 2020. The year-over-year increase in general and administrative expenses is the result of increased salaries and wages as operational activity increased from 2019 to 2020 relating to the sales activity beginning in 2020. We typically expect selling expenses to follow our sales volume growth as the activities are intended to generate revenues.

	Year ended December 31,		Change
	2020	2019	$
Selling expenses	$226,938	$217,379	$9,559
Marketing expenses	161,387	0	161,387
General and administrative expenses	944,704	219,743	724,961
Total selling, general and administrative expenses	$1,291,281	$437,122	$854,159

Cash Flows

Net cash provided by (used in) operating activities was ($1,267,853) and $19,729 for the six months ended June 30, 2021 and June 30, 2020, respectively. Cash used in operating activities increased in the 2021 period primarily because of increased staffing as operations increased in advertising expenses due to increased sponsorships and marketing agreements as well as an increase in salaries and wages due to increased staffing during 2021.

Net cash used in investing activities was $250 and $4,313 for the six months ended June 30, 2021 and June 30, 2020, respectively. Cash used in investing activities in the 2021 and 2020 periods was from the purchase of intangible assets.

Net cash provided by financing activities was $1,879,415 and $0 for the six months ended June 30, 2021 and June 30, 2020, respectively. The cash provided in the six months ended June 30, 2021 was primarily due to proceeds from sale and issuance of Class W Units to investors for cash, as discussed below in “Financing Transactions.”

	Year ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Cash flows provided by (used in):
Operating activities	$(247,042)	$6,065	$(1,267,853)	$19,729
Investing activities	(4,313)	(225)	(250)	(4,313)
Financing activities	250,000	—	1,879,415	—
Net (decrease) increase in cash	$(1,355)	$5,840	$611,312	$15,416

Liquidity and Capital Resources

Our primary cash needs are for working capital purposes, such as producing or purchasing inventory and funding operating and capital expenditures. We have funded our operational cash requirements primarily with funds advanced from Damian Novak, our Executive Chairman and co-founder, and entities affiliated with Mr. Novak. We intend to use a portion of the net proceeds we receive from this offering to repay all outstanding related party payables that we owe to Mr. Novak and his affiliates. We have also received proceeds from the sale of Class W Units representing membership interests in the Company, which have supplemented the loans from Mr. Novak and his affiliates as sources of operating capital, along with limited cash flows from our operating activities. See “Financing Transactions” below.

We have incurred losses and negative cash flows from operations since our inception in May 2019, including a net loss of approximately $6.56 million for the six months ended June 30, 2021 and a net loss of approximately $1.3 million during the year ended December 31, 2020. As of June 30, 2021, we had an accumulated deficit of approximately $6 million. We expect to incur losses in future periods as we continue to increase our expenses in order to position us to grow our business and incur expenses associated with being a public company.

As of June 30, 2021, we had approximately $616,000 in cash, accounts receivable (including related party receivables) of approximately $393,000, inventory of approximately $147,000, prepaid expenses of approximately $1.5 million of which $356,100 is current prepaid expenses. At June 30, 2021, current assets amounted to approximately $1,512,500 and current liabilities were approximately $7,246,700 resulting in a working capital deficit (with working capital defined as current assets minus current liabilities) of approximately $5.7 million. Our working capital as of June 30, 2021 on a pro forma basis after giving effect to (i) the issuance of shares of common stock by us in this offering and the receipt of approximately $[•] million in net proceeds from the sale of such shares, assuming an initial public offering price of $[•] per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of an estimated $1.45 million of outstanding related party payables that we owed as of June 30, 2021 to Damian Novak and his affiliates, would be a surplus of approximately $[•] million.

Following this offering, we intend to fund our operational cash requirements with net proceeds from the sale of our common stock in this offering, supplemented by cash flows from our operating activities.

We believe that our capital resources will be sufficient to support our operations for at least the next twelve months. Our ability to continue as a going concern will be determined by our ability to generate sufficient cash flow to sustain our operations and/or raise additional capital in the form of debt or equity financing. We currently do not have any committed sources of additional capital. The forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of our expenses could vary materially as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our revenue could prove to be less and our expenses higher than we currently anticipate. Management does not know whether additional financing will be on terms favorable or acceptable to us when needed, if at all. If we are unable to generate sufficient cash flow to fund our operations and adequate additional funds are not available when required, management may need to curtail its sales and marketing efforts, which would adversely affect our business prospects, or we may be unable to continue operations.

Financing Transactions

We have funded our operations through a combination of debt and equity financings.

Since the Company’s inception in May 2019, Damian Novak, our Executive Chairman and one of co-founders, and affiliates of Mr. Novak have advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. These amounts are reflected as related party payables on our balance sheet. We intend to repay all amounts outstanding under the related party payables on the closing date of this offering out of the net offering proceeds.

In November 2020, we sold 50,000 Class W Units representing membership interests in the Company to an investor at a price of $5.00 per unit, for gross proceeds of $250,000.

In January 2021, we sold 40,000 Class W Units representing membership interests in the Company to an investor at a price of $5.00 per unit, for gross proceeds of $200,000.

During the period from April 2021 through August 2021, we sold an aggregate of 60,388 Class W Units representing membership interests in the Company to investors at a price of $34.94 per unit, for gross proceeds of $2,109,945.

Critical Accounting Policies and Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

While all significant accounting policies are more fully described in Note 1 (Summary of Significant Accounting Policies) to our audited financial statements, we believe that the following accounting policies and estimates are critical to our business operations and understanding of our financial results.

Allowance for Doubtful Accounts

Accounts receivable consists of amounts owed to us for sales of our products on credit and are reported at net realizable value. Credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial conditions. We estimate allowances for future returns and doubtful accounts based upon historical experience and its evaluation of the current status of receivables. Accounts considered uncollectible are written off against the allowance. As of December 31, 2020 and 2019 there was no allowance for doubtful accounts.

Allowance for Inventory Obsolescence

Inventories primarily include bottled wine which is carried at the lower of cost (calculated using the first-in-first-out (“FIFO”) method) or net realizable value. We reduce the carrying value of inventories that are obsolete or for which market conditions indicate cost will not be recovered to estimated net realizable value. Our estimate of net realizable value is based on analysis and assumptions including, but not limited to, historical experience, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of revenues. As of December 31, 2020 and 2019 there was no allowance for inventory obsolescence.

Useful Lives of Intangible Assets

We assess intangible assets with finite useful lives which are amortized on a systematic basis over their estimated useful lives. The amortization period and amortization method for an intangible asset with a finite useful life reflects the pattern in which the assets’ future economic benefits are expected to be consumed. Where the pattern cannot be reliably determined, the straight-line method is used. The amortization period and method are reviewed at least at each financial year-end. Amortization of intangible assets with fixed determinable lives is recorded on a straight-line basis over 10 years for trademarks.

Equity-Based Compensation for Non-Employees

We measure equity-based compensation cost at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is generally the vesting period. We recognize any forfeitures as they occur.

We measures equity-based compensation when the service date precedes the grant date based on the fair value of the award as an accrual of equity-based compensation and adjusts the cost to fair value at each reporting date prior to the grant date. In the period in which the grant occurs, the cumulative compensation cost is adjusted to the fair value at the date of the grant.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Accounting Standards and Recent Accounting Pronouncements

See Note 1 (Summary of Significant Accounting Policies) to our audited financial statement for a discussion of recent accounting pronouncements.

Emerging Growth Company Status

Pursuant to the JOBS Act, a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are an emerging growth company and have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. Our financial statements may, therefore, not be comparable to those of other public companies that comply with such new or revised accounting standards.

BUSINESS

Overview

We are a producer of low carb, low calorie premium wines in the United States. Founded in 2019, our wines have rapidly gained visibility, credibility, and a loyal national customer base. We craft and bottle all of our wines in Napa Valley, which makes us a premier premium option in the rapidly growing “better for you” category of wines. Offering bold, crisp, and creamy wines that embody health, warmth, and a deeper connection to wellness and an active lifestyle, we offer a unique and innovative collection of today’s most popular varietals. Our varietals currently include our Cabernet Sauvignon, Chardonnay, Pinot Noir, and Rosé, and we expect to introduce a limited Reserve Napa Cabernet Sauvignon in 2022. We intend to further expand our portfolio of product offerings in the future. Our wines are strategically priced between $15 and $22 per bottle — price points that support a premium product strategy, appeal to mass markets, and allow us to offer significant value across all consumer distribution channels. Nina Dobrev and Julianne Hough are two of our co-founders.

Our wines are exclusively focused on the affordable luxury segment, the fastest growing segment of the wine market according to IWSR, addressing the largest wine drinking segment in the $340 billion world-wide wine market, in which United States consumers spent $53 billion in 2020 for wine produced in the U.S, with an additional $16 billion spent on imported wines in the U.S. Importantly, our wines stand out in the luxury wine market because they address our target demographic customer base’s preference for a low-calorie, low-carb, gluten-free product, while concurrently delivering the quality and taste profile of a premium wine brand. This allows us to position our wines in the rapidly emerging “better for you” segment that seeks to appeal to consumers’ emphasis on a healthy lifestyle. While we believe our product offerings have mass appeal among all consumers of affordable luxury wines, we have positioned the Fresh Vine Wine brand as a complement to the healthy and active lifestyles of younger generation wine consumers.

We do not own or operate any vineyards. Instead of cultivating our own grapes, we currently use Fior di Sole, a third-party supplier, to source bulk juice made from grapes. This allows us to leverage our supplier’s broad network of vendor relationships and purchasing power to negotiate favorable cost structures. Because our supplier procures product inputs on our behalf, including bulk juice, we do not currently engage directly with grape growers (“growers”) or bulk distributors of juice (“bulk distributors”). As a result, we have limited front-end supply chain visibility. This is a strategy by design that we believe provides us with access to diversified growers and bulk distributors, which reduces our reliance upon any single vendor and mitigates our exposure to droughts, wildfires, spoilage, contamination and other supply side risks common to the wine industry.

Our supplier procures grapes and/or juice for our existing varietals from California. This juice is then stored in bulk in Napa until time of production, at which point it is made available for blending and bottling processes at our Napa Valley production and bottling facility. See “Business — Our Strengths — Capital-Efficient and Scalable Operations Structure — Production and Bottling on an Alternating Proprietorship Basis.” This is significant in that both blending and bottling must occur within Napa to be considered a Napa wine — a distinctive product attribute that adds significant value to our brand in the eyes of consumers. However, wine produced by the Company will only be labeled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s existing wines identify California as the appellation of origin.

Our sales channels include wholesale, retail, and direct-to-consumer (DTC) channels. We are able to conduct wholesale distribution of our wine in all 50 states and Puerto Rico and licensed to sell through the DTC channel in 42 states. Our wholesale distribution network includes approximately 30 distributors, including a distribution agreement we entered into in May 2021 with Southern Glazer’s Wine and Spirits, which considers itself to be the world’s pre-eminent distributor of beverage alcohol. Under our agreement, Southern Glazer’s Wine and Spirits currently distributes our wines in twelve states, and we anticipate this number of states will expand in the future. Through our entire existing wholesale distribution network, we currently distribute our wines in 32 states. We have placed our wines directly with major retailers that include Hy-Vee, Food Lion, Total Wine, 7-11, and Walgreens, among others.

Our direct to consumer (DTC) channel enables us to sell wine directly to the consumer at full retail prices, currently ranging from approximately $15-$22 per bottle. Although these prices are consistent with our suggested retail prices (SRPs), we incur two mark-ups of approximately 30% each for our distribution and retail partners when selling wine through our wholesale distribution channel, therefore directly reducing our revenue and margins.

Because the DTC sales channel provides significantly higher margins than sales generated through wholesale distributors, we intend to continue investing in our DTC capabilities to ensure it remains an integral part of our business. We also believe continued investment in DTC technologies and capabilities are critical to maintaining an intimate relationship with our customers, which is becoming increasingly virtual. While revenue generated from the sale of wine to United States consumers has been growing at mid-single digit compound annual growth rates over the last several years, revenue from United States wine sales in the lucrative DTC sales channel grew over 27% by volume in 2020, its largest increase ever. Within the United States DTC sales channel, shipments of wine priced under $30 per bottle grew by 41.6% in 2020, and approximately $3.7 billion of revenue was generated by the overall DTC market in the United States.

In addition, we intend to pursue evolving alternative DTC sales platforms, such as ecommerce marketplaces, product aggregators and virtual distributors, all of which have experienced significant recent growth, as well as sales through home delivery services. IWSR reports an 80% increase in the value of ecommerce alcohol sales overall in 2020 as compared to 2019, and aggregators and virtual distributors, have such as Drizly and Wine.com, have reported 350% and 115%, respectively, in 2020 as compared to 2019.

Our Strengths

Differentiated Product Offerings — Premium, Napa Valley Wines within the “Better For You” Segment

We offer wines that are differentiated from those sold by other wine producers operating within the better-for-you segment of the affordable luxury category based on our premium quality, our association with an award winning winemaker and our Napa Valley based production.

•        Premium Wines.    Premium wines are differentiated from other varietals based on consumers’ perception and expectation that they are of exceptional quality. We have developed a proprietary winemaking process that produces superior quality and taste in the affordable luxury wine category based on consumer preferences data, direct consumer feedback and careful market research. Importantly, our current wines stand out in the luxury wine market because they address consumers’ preference for a low-calorie, low-carb, and gluten-free, while concurrently delivering the quality and taste profile of a premium wine brand.

•        Award-Winning Winemaker.    We conducted an international search to find an accomplished winemaker who shared the Fresh Vine Wine vision and have entered into an agreement with Jamey Whetstone, an established, award winning winemaker from Napa Valley, to develop our wines. Consulting with the Fresh Vine Wine brand compliments Mr. Whetstone’s lifestyle as an active surfer, skier, and all-around outdoorsman. His passion for winemaking is mirrored by his passion for adventure, and he too wanted to create a better-for-you wine that customers can be proud to bring to the table for any occasion. We believe it is unique for a high-profile winemaker like Mr. Whetstone to attach his name and reputation to a brand in the better-for-you wine segment, and we believe that Mr. Whetstone’s association with our brand increases consumer awareness and speaks to the quality of our varietals.

•        Produced and Bottled in Napa Valley.    Importantly, we are able to market our wines as being produced and bottled in Napa Valley, California. We believe that this designation impacts consumption decisions of many wine drinkers, as Napa Valley-produced wines are considered by many to be a sign of superior quality. However, wine produced by the Company will only be labeled with a Napa Valley appellation of origin if it is produced from grapes grown in the Napa Valley American Viticultural Area (AVA). The labels for the Company’s existing wines identify California as the appellation of origin.

Capital-Efficient and Scalable Operational Structure

We have strategically structured our organization and operations to minimize our capital investment requirements while maintaining flexibility to rapidly scale our production capabilities to meet consumer demands. We do this by utilizing our internal capabilities while leveraging a network of reputable third party providers with industry experience and expertise that we use to perform various functions falling outside our internal core competencies.

Production and Bottling on an Alternating Proprietorship Basis

We contract with Fior di Sole, an industry leading packaging innovation and wine production company based in Napa Valley, California, to serve as a “host winery” and to occupy a portion of its production and warehouse facility and utilize its production equipment on an alternating proprietorship basis. Under this arrangement, we are able to use capacity at Fior di Sole’s production facility at times mutually convenient to us and Fior di Sole to produce and bottle our wines for an initial set-up fee and a recurring monthly fee. Fior di Sole is responsible for keeping its production equipment in good operating order. When the alternating Premises is operated by or used on behalf of our Company, it is operated pursuant to our federal basic permit and California winegrower’s license. Under the agreement, we are solely responsible for managing and conducting our own winemaking activities and we make all production decisions relating to our wines. However, we may request use of Fior di Sole’s personnel to perform crush, fermentation, blending, cellar, warehousing, barrel topping and/or bottling services for additional fees. This arrangement has allowed us to commence our operations and build the Fresh Vine Wine brand without having to incur the considerable overhead costs involved with the purchase or full time lease of a production facility. The term of the agreement commenced in July 2019, had an initial term of one year and automatically renews for additional one-year terms unless either party provides 90 days written notice to the other of its intent to terminate at the end of the then current term. Either party may terminate the agreement upon 30 days written notice if the other party is in violation of any law or regulation that renders it impossible to perform its obligations under the agreement for a period of greater than 30 days, makes an assignment for the benefit of creditors or files for bankruptcy protection, or is in material breach of its obligations under the agreement and such failure to perform is not cured within 30 days of written notice from the other party. We believe we have sufficient capacity under our current agreement or with alternative suppliers to increase production to meet increased consumers’ demand for our wines.

Fior di Sole also provides us with bulk juice and blends, finishes, bottles, stops, labels and packages our wine, which reduces our internal overhead expenses and allows us to benefit from that company’s increased purchasing power. Fior di Sole provides these services on a purchase order basis, which purchase orders are subject to the parties’ mutual agreement and governed by a Custom Winemaking and Bottling Agreement. This agreement outlines the schedule for placing orders, the responsibility and schedule for delivery of production materials, procedures for establishing the wine bottling date and delivery date. We are required to remit 50% of the amount due for wine produced, bottled and packaged pursuant to this agreement upon our submission of a purchase order. The payment advance is used by Fior Di Sole to reserve or procure materials on our behalf with additional vendors for bottles, boxes, corks, labels, juice, and other inputs. We, or our winemaker on our behalf, oversees the production at the winery approves all components and aspects of the production process. The balance of the amount due for wine produced, bottled and packaged (the remaining 50%) is due following our quality review and acceptance of the finished product.

The ability and willingness of Fior di Sole to supply and provide services to us pursuant to purchase orders delivered under the Custom Winemaking and Bottling Agreement may be affected by competing orders placed by other companies, the demands of those companies or other factors. If Fior di Sole becomes unable or unwilling to supply and provide services to us, we believe we can obtain comparable supplies and services from alternative suppliers. However, there can be no assurance that alternative suppliers will be available when required on terms that are acceptable to us, or at all, or that alternative suppliers will allocate sufficient capacity to us in order to meet our requirements. See “Risk Factors — We rely heavily on third-party suppliers and service providers….”

Licensing, Tax and Regulatory Compliance

We contract with a third party service company to manage all of our regulatory licensing and compliance activities. Working with our consultant, we have obtained and maintain licenses that enable us to distribute our wine to all 50 states, and to sell direct-to-consumer from our e-commerce website in 42 states. We currently utilize software tools available to the industry and work with our license compliance service provider to navigate and manage the complex state-by-state tax and other regulations that apply to our operations in the beverage alcohol industry. This has enabled us to expand our operations and grow our revenue while reducing the administrative burden of tax compliance, reporting and product registration.

We believe that leveraging our network of supply chain and compliance partners, consultants and service providers enables us to avoid potential costly and lengthy delays on nearly every aspect of our business, from grapes to packaging materials, and will accelerate our return on capital due to our limited need to procure expensive equipment, real estate, and other capital intensive resources. In addition to being cost-effective, we also believe that outsourcing complex, non-revenue-generating functions, such as licensing, tax and regulatory compliance, to experienced industry service providers enables us to increase our employee’s productivity by focusing on revenue-generating activities, including product development and marketing, that drive the success of our operations. We believe we are sell-positioned to add to or adjust the composition of our provider network as required to serve the needs of our business.

Sales and Marketing Strategy

We believe we bring a unique sales and marketing approach that will increase the visibility of our brand and product offerings to our target consumers.

Multi-Channel Marketing Approach

Today’s consumers interact with brands through many channels, from traditional media to social media and other digital channels, and through various in-person and online purchasing methods. In order to build the visibility of our brand and create a grassroots consumer following to support our DTC distribution channel, we have employed a strategic multichannel marketing approach that we believe allows us to engage with our target consumers on their terms to expand and deepen their recognition of our brand. In addition to other mass market promotional activities, our marketing strategy also utilizes modern techniques and channels not commonly seen in the wine industry, including a combination of social media lifestyle and wine influencer activities, through which brand ambassadors or “influencers” may conduct promotional activities through the Company’s or their own social media channels including, but not limited to, Twitter, Facebook, Instagram, Snapchat, YouTube and Pinterest, among others.

Celebrity-based Affinity

Recent years have seen a rise in the creation of celebrity owned and/or endorsed alcoholic beverage brands, which utilizes fans’ affinity towards celebrities to promote their product offerings ad drive sales. We are positioned to take advantage of this trend based on the popularity of Nina Dobrev and Julianne Hough, two of our co-founders, each of whom served on our board of directors prior to the initial filing of the registration statement of which this prospectus is a part.

In March 2021, we entered into five-year license agreements with Ms. Dobrev and Ms. Hough, who have a collective following of approximately 30 million people on their Instagram social media platforms alone, pursuant to which they actively promote our business and varietals of wine. Under these license agreements, each has also granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Ms. Dobrev and Ms. Hough have agreed, subject to certain exceptions, not to grant any similar license or render services of any sort on behalf of or in connection with any party in the wine category anywhere in the world during the term of her agreement, other than with respect to Company. The license agreements are scheduled to expire in March 2026. However, the license agreements to provide that each of Ms. Dobrev and Ms. Hough will have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. See “Certain Relationships and Related Party Transactions — License Agreements with Nina Dobrev and Julianne Hough.”

We also enjoy support from several other celebrity influencers who have supported our brand without any agreement or obligation to do so. Together with celebrity brand ambassadors, our marketing efforts have produced highly visible content, including multiple billboards on the Sunset Strip in Los Angeles, promotions in connection with the opening of Resort World Casino in Las Vegas, product placements in major sports venues and coverage in various print and television media.

Professional Sports Sponsorships

We have entered into sponsorship agreements with professional sports organizations and venues spanning all four major United States professional sports leagues, which support our commitment and outreach to consumers focused on active and healthy lifestyles, including agreements with the following organizations and/or their affiliates:

•        Washington Capitals (NHL) and Washington Wizards (NBA)

•        Tampa Bay Rays (MLB)

•        Washington Football Team (NFL)

•        Los Angeles Chargers (NFL)

These sponsorship arrangements generally provide us with advertising placements at the stadiums and arenas during sporting and concert events, as well as specified media and other advertising and promotional benefits, in exchange for our payment of annual sponsorship fees, including at the following venues:

•        Capital One Arena in Washington DC (home to the Washington Capitals, Washington Wizards and Georgetown University basketball teams)

•        Tropicana Field in Tampa, Florida (home of the Tampa Bay Rays)

•        A1 Lang Stadium (home of the Tampa Bay Rowdies, a USLC men’s professional soccer team)

•        Charlotte Sports Park (the Tampa Bay Rays Spring Training facility)

•        FedEx Field in the Washington, DC metropolitan area (home of the Washington Football Team)

•        SoFi Stadium in Inglewood, California, (in connection with Los Angeles Chargers home games

Although in-venue sponsorship opportunities were limited during 2020 and year-to-date 2021 due to the COVID-19 pandemic, we believe these sponsorships will increase our brand awareness and demand for our wines going forward by reaching mass in-person audiences attending sporting events. In addition, several of our sponsor venues include our wines in their stadium concession offerings; however they are not required to do so under the terms of our sponsorship agreements. As part of our strategic marketing efforts, we intend to pursue additional sponsorship opportunities with other sports organizations and venues.

Labeling and Innovative Packaging Initiatives

We believe wine labeling can have a big impact on consumers’ purchasing practices. We conduct market research to validate the consistency of our wine labels with our brand narrative. Packaging also continues to be a key driver of brand perception, and we are exploring “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings, including bottles with screw-off caps, aluminum cans, and smaller size bottles and cans that can be taken on-the-go and are ideal for in-store point of purchase sales.

Food and Beverage Industry Experience

Our executive team operates with a focus on human capital management with a firm belief that quality people, with proven track records can produce quality results. Our leadership team is made up of five multi-disciplinary executives with a proven track record of successfully launching, growing, and operating companies of all sizes and across industries. Supporting this leadership team are deeply skilled individuals in key disciplines. As a former Anheuser-Busch InBev executive, Rick Nechio, our President and one of our co-founders, brings a twenty-two year track record in the adult beverage industry and is a pioneer in the better-for-you wine category. Mr. Nechio’s vision for Fresh Vine Wine has been to offer unprecedented commitment to quality within our category of wines, and he has been key in the development of our brand and our sales and marketing strategies to date.

Our Strategy for Growth

We expect to deliver meaningful increases in stockholder value by executing the following strategies to gain brand and product visibility and increase sales and market share:

•        Continuing to establish brand visibility, awareness and credibility through mass and micro marketing tactics and association with other strong brands, including sports organizations, celebrities, influencers and top tier winemakers, among others.

•        Continuing to build grass roots demand through high visibility sales and marketing activities that promote high margin DTC and home delivery sales channels, including continued investment in DTC technologies and capabilities that are critical to maintaining an intimate relationship with consumers.

•        Expanding our U.S.-based wholesale and retail distribution network by leveraging our grass roots customer base to provide distribution partners with a differentiated value proposition.

•        Pursuing distribution of our wines internationally.

•        Embracing disruptive technologies and customer trends, and exploring and expanding partnerships with other organizations investing in customer-centric technologies, such as home delivery, third party wine clubs and evolving alternative DTC purchasing methods, such as ecommerce marketplaces, product aggregators and virtual distributors.

•        Expanding and strengthening key supply chain relationships, including with current and juice suppliers, bottlers, materials suppliers, and dry goods suppliers, in order to establish a diversified portfolio of partners across all areas of our supply chain and to maintain effective capital management.

•        Continuing to add to the Fresh Vine Wine product portfolio by developing new varietals that fit within the better-for-you category and are consistent with our existing brand.

•        Continuing to invest in packaging innovation, including “active lifestyle packaging” alternatives to traditional bottling that provides an opportunity for our customers to enjoy Fresh Vine Wines in non-traditional settings.

•        Capitalizing on upward price mobility — While many other wine companies are experiencing downward price pressure to enter the coveted under $30 category, our wines currently sell for suggested retail prices ranging from $15 to $22 per bottle.

•        Increasing our on-premises sales effort. COVID-19 severely limited on-premise sales across the industry. We believe as restrictions loosen, there is significant opportunity to gain market share.

•        Developing additional wine brands by replicating the strategies used to build the Fresh Vine Wine brand

With over 500,000 licensed retail accounts (according to Neilson) in the United States, there remains ample opportunity to continue broadening distribution of our wines as well as increasing the volume of wine sold to existing accounts.

Competition

The wine industry and alcohol markets generally are intensely competitive. Our wines compete domestically and internationally with other premium or higher quality wines produced in Europe, South America, South Africa, Australia and New Zealand, as well as North America. Our wines compete on the basis of quality, price, brand recognition and distribution capability. The ultimate consumer has many choices of products from both domestic and international producers. Our wines may be considered to compete with all alcoholic and nonalcoholic beverages.

At any given time, there are more than 400,000 wine choices available to consumers, differing with one another based on vintage, variety or blend, location and other factors. Accordingly, we experience competition from nearly every segment of the wine industry. Additionally, some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of products, and have greater name recognition, which may give them greater negotiating leverage with distributors and allow them to offer their products in more locations and/or on better terms than us. Nevertheless, we believe that our brand offerings, scalable infrastructure and relationships with the one of the largest domestic distributors will allow us to continue growing our business.

IT Systems

We rely on various IT systems, owned by us and third parties, to effectively manage our sales and marketing, accounting, financial, legal and compliance functions. Our website is hosted by a third party, and we rely on third-party vendors for regulatory compliance for order processing, shipments and e-commerce functionality. We believe these systems are scalable to support our growth plans. We recognize the value of enhancing and extending the uses of information technology in our business.

Regulatory Matters

Regulatory framework

We, along with our contract growers, producers, manufacturers, distributors, retail accounts and ingredients and packaging suppliers, are subject to extensive regulation in the United States by federal, state and local government authorities with respect to registration, production processes, product attributes, packaging, labeling, storage and distribution of wine and other products we make.

We are also subject to state and local tax requirements in all states where our wine is sold. We monitor the requirements of relevant jurisdictions to maintain compliance with all tax liability and reporting matters. In California, we are subject to a number of governmental authorities, and are also subject to city and county building, land use, licensing and other codes and regulations.

Alcohol-related regulation

We are subject to extensive regulation in the United States by federal, state and local laws regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the TTB and the FDA. The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing wine labeling guidelines, including grape source and bottle fill requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of wine through interstate commerce. We carefully monitor compliance with TTB rules and regulations, as well the state law of each state in which we sell our wines. In California, where most of our wines are made, we are subject to alcohol-related licensing and regulations by many authorities, including the ABC. ABC agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce California alcoholic beverages laws. We are subject to municipal authorities with respect to aspects of our operations, including the terms of our use permits. These regulations may limit the production of wine and control the sale of wine, among other elements.

Employee and occupational safety regulation

We are subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions, including those regulations relating to COVID-19 virus transmission mitigation practices. These regulations require us to comply with manufacturing safety standards, including protecting our employees from accidents, providing our employees with a safe and non-hostile work environment and being an equal opportunity employer. In California, we are also subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

As a result of our wine production activities, we and certain third parties with which we work are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform the similar purposes. In California, we are also subject to state-specific rules, such as those contained in the California Environmental Quality Act, California Air Resources Act, Porter-Cologne Water Quality Control Act, California Water Code sections 13300-13999 and Title 23 of the California Administrative Code and various sections of the Health and Safety Code. We are subject to local environmental regulations that address a number of elements of our wine production process, including air quality, the handling of hazardous waste, recycling, water use and discharge, emissions and traffic impacts.

Labelling regulation

Many of our wines are identified by their appellation of origin, which are among the most highly regarded wine growing regions in the world. An appellation may be present on a wine label only if it meets the requirements of applicable state and federal regulations that seek to ensure the consistency and quality of wines from a specific terroir. These appellations designate the specific geographic origin of most or all (depending on the appellation) of the wine’s grapes, and can be a political subdivision (e.g., a country, state or county) or a designated viticultural area. The rules for vineyard designation are similar. Although we expect that most of our labels will maintain the same appellation of origin from year to year, we may choose to change the appellation of one or more of our wines from time to time to take advantage of high-quality grapes in other areas or to change the profile of a wine.

Privacy and security regulation

We collect personal information from individuals. Accordingly, we are subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; the GDPR; and other European privacy laws as well as privacy laws being adopted in other regions around the world. In addition, the FTC and many state attorneys general are interpreting existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. For example, the CCPA, which took effect in 2020, imposes obligations and restrictions on businesses regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents, such as affording them the right to access and delete their personal information and to opt out of certain sharing of personal information. In response to the data privacy laws and regulations discussed above and those in other countries in which we do business, we have implemented several technological safeguards, processes, contractual third-parties provisions, and employee trainings to help ensure that we handle information about our employees and customers in a compliant manner. We maintain a global privacy policy and related procedures, and train our workforce to understand and comply with applicable privacy laws.

Intellectual Property

We strive to protect the reputation of our wine brand. We establish, protect and defend our intellectual property in a number of ways, including through employee and third-party nondisclosure agreements, copyright laws, domestic and foreign trademark protections, intellectual property licenses and social media and information security policies for employees. We have been granted three (3) trademark registrations in the United States for FRESH VINE®, FRESH VINE (Stylized)®, and our FV Logo®, and numerous trademark registrations in other countries for the FRESH VINE mark, and we have filed, and expect to continue to file, trademark applications seeking to protect any newly-developed wine brands. We have also been granted a copyright registration in the first version of our website located at www.freshvine.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus. As a copyright exists in a work of art once it is fixed in tangible medium, we intend to continue to file copyright applications to protect newly-developed works of art that are important to our business.

We also rely on, and carefully protect, proprietary knowledge and expertise, including the sources of certain supplies, formulations, production processes, innovation regarding product development and other trade secrets necessary to maintain and enhance our competitive position.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income, with lower sales and net income during the quarter spanning January through March and higher sales and net income during the quarter spanning from October through December due to the usual timing of seasonal holiday buying. As our operations expand, we expect that we will be impacted by the seasonality experienced in the wine industry generally.

Employees

The twelve individuals currently providing services to the Company are currently employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates (“Rabbit Hole Equity”). Following the completion of this offering, all such individuals will become employees of, and be compensated directly by, the Company.

Properties

Our principal executive offices, which are located at 505 Highway 169 North, Suite 255, Plymouth, Minnesota 55441, are leased by and shared with Rabbit Hole Equity pursuant to an unwritten month-to-month arrangement pursuant to which portion of Rabbit Hole Equity’s lease payments are allocated to the Company. Rabbit Hole Equity’s lease expires November 30, 2024, subject to renewal. We expect to continue to occupy Rabbit Hole Equity’s offices under this arrangement for the foreseeable future. We believe we can find comparable office space at comparable lease rates should we need or desire to transition to separate principal executive offices. Our production facility, which we occupy on an alternating proprietorship basis, is located in Napa, California. The current term of the Alternating Proprietorship Agreement with our “host winery” expires in July 2022, but will automatically renew for successive one year terms unless either party provides 90 days’ advance written notice of intent to terminate the agreement at the end of the then current term. We also lease utilize a warehouse facility in Fridley, Minnesota for which we pay a storage fee per pallet and entry and exit processing fees. During the year ended December 31, 2020, we incurred approximately $66,000 in facilities rental expense.

Legal Proceedings

We may be subject to legal disputes and subject to claims that arise in the ordinary course of business. We are not a party or subject to any pending legal proceedings the resolution of which is expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT

Executive Officers and Directors

Below is a list of the names, ages, positions of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Damian Novak	45	Executive Chairman and Director
Janelle Anderson	46	Chief Executive Officer and Director
Rick Nechio	43	President and Director
Timothy Michaels	48	Chief Operating Officer
Elliot Savoie	37	Chief Financial Officer

Upon completion of this offering, we intend to establish a seven person board of directors comprised of three of our existing directors and four new directors, each of whom has consented to serve on our board of directors, as set forth below.

Name	Age	Position
Damian Novak	45	Executive Chairman and Director
Janelle Anderson	46	Chief Executive Officer and Director
Rick Nechio	43	President and Director
Eric Doan	42	Director
Michael Pruitt	61	Director
Brad Yacullo	57	Director
David Yacullo	55	Director

Below is a brief account of the business experience of the above individuals, who will serve as our executive officers and members of our board of directors following this offering.

Damian Novak is a co-founder of the Company and has served as its Executive Chairman and member of its board of managers since its inception in May 2019. Mr. Novak manages a portfolio of business interests across Food & Beverage, Healthcare, Real Estate, and Management Consulting industries, among others, from his headquarters in Minneapolis, Minnesota. As a leader and self-motivated innovator, Damian is an experienced boardroom executive with a history of building sustainable, growth-oriented businesses. During the past three decades Mr. Novak has accelerated several start-ups from inception to profitable revenue. Mr. Novak evaluates, designs, and implements strategies for acquisitions, operations, and dispositions of private investments, and leads and manages all entity setup and structuring, capital financing, and investor relationship management. Mr. Novak received a Bachelor of Science (B.S.) in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Masters of Business Administration (M.B.A.) from the University of St. Thomas in Minneapolis, Minnesota.

Janelle Anderson joined the Company as Chief Marketing Officer in August 2021, was appointed as Chief Executive Officer in September 2021 and was appointed as a director of the Company as of November 4, 2021. Prior to joining the Company, Ms. Anderson most recently served as Officer Global Marketing at American Airlines from April 2018 until December 2020, where she lead its global marketing efforts, including the development and implementation of brand and marketing strategies across the entire travel journey. Previously Ms. Anderson was employed by PepsiCo, serving as Vice President Marketing from May 2014 until February 2015 and as Vice President Shopper Marketing from February 2015 until March 2018, and served as Vice President Shopper Marketing at Frito Lay from May 2014 until February 2015. At PepsiCo, she lead teams focused on building marketing strategies, brand visioning and positioning as consumer needs evolved. Ms. Anderson began her career with GE Capital in their Leadership Development Program. Ms. Anderson is involved with Jonathan’s Place, a local charity that provides a safe, loving home and specialized services to victims of abuse, abandonment and neglect. Ms. Anderson holds a Master of Business Administration from the University of Michigan and a Bachelor of Arts and Bachelor of Business Administration from the University of St. Thomas.

Rick Nechio is a co-founder and director of the Company who served as Chief Marketing Officer from its inception through July 2021 and has served as its President since August 2021. Mr. Nechio is also a Founding Partner of Appellation Brands LLC (producer of Danica Rosé), a wine brand that he helped launch in April 2019, and serves as a Founding Partner of Nechio & Novak FV, LLC, a private equity firm organized in January 2019 that specializes in long-term value creation within the consumer goods segment, and has served as Chairman of Nechio Network, a brand accelerator formed in 2016. Prior the Company’s inception, Mr. Nechio served as Vice President Business Development for FitVine Wine from February 2017 to February 2019, and held various positions at Anheuser-Busch InBev, including North American Zone Director Transit from January 2015 to January 2017, Director Retail Development, Trade Relations and Trade Communications from October 2011 to December 2014, and Director, National Retail Sales from May 2010 to October 2011. Mr. From 2007 to 2010, Mr. Nechio piloted an Anheuser-Busch USA High End chain selling program for the Stella Artois brand. Mr. Nechio was also part of the team that developed the Michelob Ultra disruptive brand strategy. Mr. Nechio holds a Bachelor of Science, Business Administration degree from University Veiga de Almeida and has completed an Executive Education Program, Driving Profitability Growth offered by Harvard Business School.

Tim Michaels served as Chief Executive Officer of Fresh Grapes, LLC from July 2019 until September 2021, and at which time he assumed the role Chief Operating Officer. Mr. Michaels concurrently serves as Chief Executive Officer of Rabbit Hole Equity, L.L.C., a position he has held since July 2019. Mr. Michaels also served as a director of the Company from March 2021 until November 4, 2021. From August 2016 until joining the Company, Mr. Michaels served as a Director of Grant Thornton LLP in its Minneapolis Minnesota office. Previously, Mr. Michaels served as Health Industries Market Lead at PwC Consulting from 2011 until 2016 and Vice President of Optum Global Services from 2008 to 2011. The majority of Mr. Michael’s greater than 25 year career has been focused on working as a strategic advisor to prominent organizations across industries including, healthcare, transportation, food and beverage, technology, financial services, manufacturing, retail, among others. Mr. Michaels has extensive experience in sales and marketing, operations, business development, information technology, and formation of new businesses and joint ventures. Mr. Michaels received a Bachelor of Arts in Financial Economics from Gustavus Adolphus College. He is a Certified Information Security Manager (CISM), a Certified Technology Business Management Executive (TBM) and a former board member of the Carlson School of Management (CSOM — CCE).

Elliot Savoie serves as Chief Financial Officer (CFO) and Secretary of the Company and concurrently serves as Chief Financial Officer of Rabbit Hole Equity, L.L.C., positions he has held since October 2019. Rabbit Hole Equity, L.L.C. is a family office that manages a portfolio of business investments held by Damian Novak and his affiliates. Mr. Savoie has held various other CFO roles across the Rabbit Hole Equity network of companies since October 2019, including with management consultancy, Kratos Advisory LLC, and wine brand management company, Appellation Brands LLC (producer of Danica Rosé). Prior to joining the Company, Elliot worked as Corporate Strategy Manager of Cargill, Inc. from November 2017 to September 2019, where he managed global strategy projects and transformation initiatives. He also worked as an Engagement Manager with Grant Thornton’s Strategy & Performance Improvement practice from January 2013 to October 2017. Mr. Savoie has dedicated his career to advising corporate and private equity clients in the areas of transaction strategy, corporate turnaround and transformation, and commercial due diligence. He holds a bachelor’s degree and a Master of Business Administration (M.B.A) from the University of Minnesota’s Carlson School of Management.

Eric Doan is expected to join the Company’s board of directors upon the closing of this offering. Mr. Doan serves as Chief Financial Officer of Orchard Software Corporation, a position he has held since April 2020. Before joining Orchard Software, Mr. Doan previously held Chief Financial Officer and Chief Operating Officer positions in private equity-backed companies, most recently as Chief Financial Officer of Edmentum Inc. from July 2018 through March 2020, Chief Financial Officer of myON by Renaissance from May 2017 to July 2018, and Chief Operating Officer of Jump Technologies, Inc. from September 2016 to May 2017. Mr. Doan holds bachelor’s degrees in Zoology and Classical Humanities and a Master of Business Administration (MBA) from Miami University.

Michael D. Pruitt is expected to join the Company’s board of directors upon the closing of this offering. Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., then a public holding company (now known as Sonnet BioTherapeutics Holdings, Inc.), and he served as Chairman of the Board of Directors and Chief Executive Officer until April 1, 2020, at which time the restaurant operations of Chanticleer Holdings were spun out into a new public entity, Amergent Hospitality Group, Inc., where Mr. Pruitt continues to serve as its Chairman and Chief Executive Officer. Mr. Pruitt has been a member of the Board of Directors of IMAC Holdings, Inc. (Nasdaq- IMAC) since October 2020 and currently serves on its Compensation Committee and as Chair of its Audit Committee. Mr. Pruitt also served as a director on the board of Hooters of America, LLC from 2011 to 2019. Mr. Pruitt received a B.A. degree from Costal Carolina University. He currently sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board.

Brad Yacullo is expected to join the Company’s board of directors upon the closing of this offering. Mr. Yacullo joined ACE Outdoor in September 2019, where he currently serves as a partner. ACE Outdoor is a boutique outdoor media company with bulletin and wall inventory on the Sunset Strip in West Hollywood, California. Mr. Yacullo also co-founded Agra Energy in March 2017. Agra Energy is a company that converts dairy manure into a renewable sulfur free synthetic fuel. Previously, Mr. Yacullo served as Sales Executive at Cisco Systems from January 1995 until January 2003. Mr. Yacullo began his career in January 1991 at Platinum Technology, where he sold enterprise level software to many industries. Mr. Yacullo holds a Bachelor of Science degree in Business Administration, with a major in information systems, from Drake University.

David Yacullo is expected to join the Company’s board of directors upon the closing of this offering. Mr. Yacullo currently serves as Chief Revenue Officer of Van Wagner Outdoor, a position he has held since January 2020. Mr. Yacullo has also served as Chairman of Outdoor Solutions, LLC since 2018. From 2016 until 2018, Mr. Yacullo serves as Chief Revenue Officer of Holt Media Companies, Inc. Prior to that, Mr. Yacullo founded Outdoor Media Group (OMG) in 2001 and served as its Chief Executive Officer from 2003 until February 2016. Mr. Yacullo began his career working for Outdoor Services Inc. (OSI) from January 1989 through 2001, where he served in various positions, including as its President.

Family Relationships

Messrs. Brad and David Yacullo, two of our directors, are brothers. There are no other family relationships between any of the other directors or executive officers.

Board Composition and Director Independence

Our business and affairs will be managed under the direction of our board of directors. Our bylaws provide that our board of directors shall consist of one or more members and that the number of directors may be fixed from time to time by a majority vote of the directors then in office. Upon the closing of this offering, our board of directors will be comprised of the seven individuals identified above.

We anticipate that, prior to the completion of this offering, our board of directors will determine that each of Eric Doan, Michael D. Pruitt, Brad Yacullo and David Yacullo is an independent director under the rules of the NYSE American. In making this determination, the board of directors will consider the relationships that such individuals have with our Company and all other facts and circumstances that the board of directors deem relevant in determining their independence, including ownership interests in us.

Board Committees

Upon the completion of this offering, our board of directors will have a standing audit committee, compensation committee nominating and corporate governance committee. Each committee will operate under its own written charter to be adopted by the board of directors, which will be available on our website upon completion of this offering.

Audit Committee

The audit committee is responsible for overseeing financial reporting and related internal controls, risk, and ethics and compliance, including but not limited to review of filings and earnings releases, selection and oversight of the independent registered public accounting firm, oversight of internal audit, interactions with management and the board, and communications with external stakeholders. Following this offering, we expect that our audit committee will be composed of Eric Doan and Michael D. Pruitt, with Mr. Doan serving as chairperson of the committee.

We anticipate that, prior to the completion of this offering, our board of directors will determine that each of Messrs. Doan and Pruitt meet the definition of “independent director” under the rules of the NYSE American and under Rule 10A-3 under the Exchange Act and that each is an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE American.

Compensation Committee

The compensation committee is responsible for establishing the compensation philosophy and ensuring that elements of our compensation program encourage high levels of performance among the executive officers and positions the Company for growth. The compensation committee ensures our compensation program is fair, competitive, and closely aligns the interests of our executive officers with the Company’s short and long-term business objectives. The compensation committee is responsible for determining the compensation of our officers and directors, or recommending that such compensation be approved by the full board of directors. Our Chief Executive Officer may not be present during voting or deliberations regarding the Chief Executive Officer’s compensation. The compensation committee will also administer the Company’s equity incentive plans and approve all equity grants made thereunder. Following this offering, we expect that our compensation committee will be composed of one director, Eric Doan.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for selecting directors to be nominated for election to our board of directors or recommending such nominees for selection by the full board. The nominating and corporate governance committee is also responsible for board effectiveness and governance, with duties that include board succession planning, director recruiting, shaping the Company’s governance policies and practices, and director education and self-evaluations. Following this offering, we expect that our nominating and corporate governance committee will be composed of one director, Eric Doan.

Board Oversight of Risk Management

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks as well as financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with corporate governance, business conduct and ethics, and is responsible for overseeing the review and approval of related party transactions. Pursuant to the board of directors’ instruction, management reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

Damian Novak, our Executive Chairman, serves as a member of our board of directors. No other director that is expected to serve as a member of our board of directors upon completion of this offering has ever been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Conduct

Prior to the effective date of the registration statement of which this prospectus is a part, we will adopt a code of conduct that applies to all of our officers, employees and directors, and a separate code of ethics that applies to our Chief Executive Officer and senior financial officers. In connection with this offering, we will make our code of conduct and code of ethics available on our website. We intend to disclose any amendments to our code of conduct and code of ethics, or any waivers of their requirements, on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of the compensation of (i) each individual who served as our principal executive officer during 2020, and (ii) our two most highly compensated executive officers who were serving as executive officers at the end of 2020 and who received more than $100,000 in the form of salary and bonus during such year. We refer to these individuals as our “named executive officers.” Our named executive officers are:

•        Damian Novak, Executive Chairman;

•        Timothy Michaels, former Chief Executive Officer (principal executive officer); and

•        Elliot Savoie, Chief Financial Officer and Secretary (principal financial and accounting officer)

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us during fiscal years 2020 and 2019.

Name and Principal Position	Year	Salary(1)		Bonus	Total(1)
Damian Novak	2020	$70,293		$0	$70,293
Executive Chairman	2019	$6,502	(2)	$0	$6,502	(2)
Timothy Michaels	2020	$105,750		$0	$105,750
Former Chief Executive Officer(3)	2019	$31,500	(2)	$0	$31,500	(2)
Elliot Savoie	2020	$97,275		$0	$97,275
Chief Financial Officer and Secretary	2019	$33,000	(2)	$0	$33,000	(2)

____________

(1)      Each of our named executive officers is employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates. The amounts set forth in the table above reflect the portion of each named executive officer’s overall compensation from Rabbit Hole Equity, L.L.C. that has been allocated to the Company. Following the completion of this offering, our named executive officers will become employees of the Company.

(2)      Reflects compensation earned during the partial year from and after the Company’s inception on May 8, 2019.

(3)      Timothy Michaels served as Chief Executive Officer of the Company until September 2021, at which time he assumed the role of Chief Operating Officer.

Narrative Disclosure to Summary Compensation Table

Each of the named executive officers listed in the executive compensation table above is employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates. The amounts set forth in the table above reflect the portion of each named executive officer’s overall compensation from Rabbit Hole Equity, L.L.C. that has been allocated to the Company. Each of our named executive officers receives a base salary, which is subject to adjustment, from time to time, at the direction of our board of directors. Commencing in September 2019, Messrs. Michaels and Savoie began receiving annualized base salaries of $240,000 and $220,000, respectively. Commencing on the last payroll of 2020, Mr. Novak began receiving an annualized base salary of $250,000. In order to conserve capital, Mr. Novak’s annualized based salary was reduced in July 2020 to its current rate of $100,000. During July and August 2020, the annualized salaries of Messrs. Michaels and Elliot were temporarily reduced to 75% of their normal amounts, after which their respective normal annualized salaries of $240,000 and $220,000 were restored. Of these salary amounts reflected above, 45% have been allocated to the Company and are reflected as compensation expenses on the Company’s income statement. Annual base salaries for our named executive officers were not changed in fiscal year 2020. In an effort to allocate all available capital to the growth and health of the business, none of Messrs. Novak, Michaels or Savoie received a bonus in fiscal year 2020. Following the completion of this offering, our named executive officers will become full time employees of the Company and 100% of their respective compensation will be allocated to the Company and reflected as compensation expenses on the Company’s income statement.

Employment Agreements

Our named executive officers are currently employed by us pursuant to unwritten employment arrangements. We intend to grant a total of [•] restricted stock units under the 2021 Equity Incentive Plan to our officers and key employees on the effective date of this offering, of which restricted stock units covering [•] and [•] shares, respectively, will be granted to Messrs. Michaels and Savoie. Each restricted stock unit will represent the right to receive one share of Common Stock from the Company upon vesting, with vesting scheduled to occur on the date that is 180 days after the date of the final prospectus for this offering.

Effective August 1, 2021, the Company entered into an employment agreement with Janelle Anderson pursuant to which Ms. Anderson initially served as Chief Marketing Officer. This agreement was amended and restated effective September 1, 2021, at which time Ms. Anderson was appointed as Chief Executive Officer, and further amended effective September 17, 20212. The agreement provides for, among other things, payment to Ms. Anderson of an initial annual base salary of $300,000. During the period from September 17, 2021 through December 31, 2021, and during each calendar year thereafter (each a “performance period”), Ms. Anderson will be eligible to receive a $100,000 incentive cash bonus each time that the number of points of distribution to which the Company sells its wine is increased by 100 over the number of points of distribution to which the Company sells its wine at the commencement of the applicable performance period, up to a maximum of $400,000 per performance period. For such purposes, “points of distribution” include on-premise outlets (e.g., bars, restaurants, arenas and similar venues) and off-premise outlets (e.g., grocery, liquor and convenient stores and similar outlets). Ms. Anderson’s right to receive the incentive cash bonuses is conditioned upon the consummation of this offering. Ms. Anderson is eligible to additional discretionary bonuses based upon her performance on behalf of the Company and/or the Company’s performance in such amounts, in such manner and at such times as may be determined by the board of directors. Ms. Anderson is also eligible to participate in the standard benefits which the Company generally provides to its full-time employees under its applicable plans and policies.

Upon commencement of her employment, Ms. Anderson was granted units representing a 0.75% equity interest in the Company, calculated as of August 1, 2021 (the effective date of the employment agreement), which will convert into [•] shares of the Company’s common stock upon the LLC Conversion. Contingent upon the Company consummating this offering, Ms. Anderson will be entitled to receive additional shares of common stock representing a 0.3725% equity interest in the Company, calculated as of August 1, 2021, upon each of two milestone events, provided that she remains employed by the Company on the date on which the applicable milestone event is achieved. The first milestone will be satisfied upon the Company achieving a market capitalization of at least $225 million, and the second milestone will be satisfied upon the later to occur of the Company achieving a market capitalization of at least $300 million and the Company’s completion of a secondary underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act.

Under her employment agreement, if Ms. Anderson’s employment is terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Anderson resigns as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she has signed and has not revoked a release agreement, she will be entitled to receive severance in the form of continued base salary payments over a period of six months. In addition, if Ms. Anderson’s employment is terminated by the Company (or its successor) for a reason other than for Cause or as a result of her death or disability, or she voluntarily terminates her employment for Good Reason, in either case within twelve months following the occurrence of a Change in Control (as defined in the employment agreement) or within 90 days prior to a Change in Control, the vesting of all outstanding unvested equity-based incentive awards will accelerate. The employment agreement includes a provision allowing the Company to reduce the payment to which Ms. Anderson would be entitled upon a Change-in-Control transaction to the extent needed for her to avoid paying an excise tax under Internal Revenue Code Section 280G, unless she would be better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

On the initial closing date of this offering, the Company has agreed to grant Ms. Anderson an option to purchase a number of shares of common stock of the Company equal to 3.5% of the Company’s outstanding common stock, calculated as of the initial closing date of this offering and after giving effect to the sale and issuance of shares of our common stock at such closing. The stock option will have an exercise price equal to the public offering price in this offering and will be subject to both time-based vesting over three years and performance-based vesting based on five declared goals linked to stock price to be determined by the board of directors in its discretion on or prior to the grant date.

Ms. Anderson’s employment agreement contains customary confidentiality and intellectual property covenants and a non-competition restriction that provides, among other things, that Ms. Anderson will not engage in a competitive business or solicit our employees or consultants for a period of one year after termination of employment. For such purpose, “competitive” business means a business primarily engaged in the development, production, marketing and/or sale of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle.

Fresh Vine Wine, Inc. 2021 Equity Incentive Plan

In connection with this offering, we expect to adopt our 2021 Equity Incentive Plan (the “2021 Plan”) for grants to be made to participants in anticipation of, and following, this offering. The 2021 Plan will authorize the granting of stock-based awards to purchase up to [•] shares of our common stock, of which a total of [•] shares will be reserved for issuance upon the vesting of restricted stock unit awards to be granted to our officers and key employees on the effective date of this offering. Under the 2021 Plan, our board of directors or a committee of two or more non-employee directors designated by our board will administer the 2021 Plan and will have the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2021 Plan. Awards may be made to our employees, directors and consultants. The types of awards that may be granted under the 2021 Plan will include incentive and non-qualified stock options, restricted and unrestricted stock, restricted and unrestricted stock units, stock appreciation rights, performance units and other stock-based awards. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the board of directors or committee in their sole discretion.

Outstanding Equity Awards at Fiscal Year-End Table

None of our named executive officers held outstanding equity awards as of December 31, 2020.

Director Compensation

Currently, our directors do not receive compensation for serving as members of our board of directors.

Prior to the completion of this offering, our board of directors intends to adopt a non-employee director compensation policy, which will become effective upon the completion of this offering. Under this policy, we will compensate non-employee directors serving on the board of directors through annual stock grants that have a grant date fair market value of $100,000. The board of directors (or a compensation committee thereof) will periodically reevaluate the form and amount of director compensation and make adjustments that it deems to be appropriate. We will also reimburse our directors for reasonable expenses incurred in the performance of the directors’ services to the us upon submission of invoices and receipts for such expenses.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since our inception and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals had or will have a direct or indirect material interest.

Description of Founder Related Party Payables

Since the Company’s inception in May 2019, Damian Novak, our Executive Chairman and co-founder, and affiliates of Mr. Novak have incurred expenses on our behalf or advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. The reimbursable expenses and advances are reflected as related party payables on our balance sheet and are not evidenced promissory notes or other written documentation. We have not repaid any of these related party payables to date. The net outstanding amount of these related party payables at June 30, 2021 and [•], 2021 was $1.45 million and $[•], respectively. We intend to use a portion of the net proceeds we receive from this offering to repay all of these outstanding related party payables.

Arrangement with Rabbit Hole Equity, L.L.C.

All of our named executive officers are employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates (“Rabbit Hole Equity”). Based on an allocation model, a portion of each named executive officer’s overall compensation from Rabbit Hole Equity is allocated to the Company. Following the completion of this offering, our named executive officers will become employees of, and be compensated directly by, the Company. Our principal executive offices located in Minneapolis, Minnesota are leased by Rabbit Hole Equity and a portion of Rabbit Hole Equity’s lease payments are allocated to the Company. We expect to continue to occupy Rabbit Hole Equity’s offices under this arrangement for the foreseeable future.

Management Services Agreement with Nechio & Novak MGT, LLC

On October 28, 2020, the Company entered into a Management Services Agreement with Nechio & Novak MGT, LLC, a limited liability company co-owned by Rick Nechio and Damian Novak (“N&N Management”), pursuant to which N&N Management provides the Company with financial and administrative, marketing, management and related services. Although Damian Novak is a principal of N&N Management and Rabbit Hole Equity, the two companies are separate entities and the services provided by N&N Management under the Management Services Agreement are separate from the Company’s arrangement with Rabbit Hole Equity described above. As compensation for providing services under the Management Consulting Agreement, the Company is required to pay N&N Management a monthly management fee equal to four percent of the Company’s total revenue generated for the previous month; however, N&N Management is only entitled to receive such management fee with respect to months in which the Company generates “Profits.” For such purposes, “Profits” is defined as any positive amount of earnings before interest, income taxes, depreciation accounting, and amortization of deferred charges (EBITDA), and the calculation of Profits takes into account the expense associated with the management fee. In addition, the Company reimburses N&N Management for reasonable out-of-pocket expenses incurred in the performance of services under the Management Services Agreement which are approved in advance by the Company. The Management Services Agreement provides for an initial term of ten years and thereafter renews automatically for successive one year terms unless either party provides notice of non-renewal at least 180 days prior to the end of the applicable term. Since its inception, the Company has not generated “Profits” during any month and, consequently, has not paid management fees to N&N Management to date for services performed under the Management Services Agreement. The Management Services Agreement, including any obligation to pay monthly management fees to N&N Management, will be terminated upon completion of this offering and will thereafter be of no further force or effect.

License Agreements with Nina Dobrev and Julianne Hough

In March 2021, we entered into five-year license agreements with each of Nina Dobrev and Julianne Hough, two members of our Board of Managers, pursuant to which each agreed to use commercially reasonable efforts to help grow and promote our business and varietals of wine. Each has also granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Ms. Dobrev and Ms. Hough have agreed not to grant any similar license or render services of any sort on behalf of or in connection with any party in the wine category anywhere in the world during the term of her agreement, other than with respect to Company. Notwithstanding such restrictions, the agreements do not prevent Ms. Dobrev or Ms. Hough from (i) appearing in the news, entertainment or information portion of any program or event, regardless of those programs or event’s sponsorship or tie-ins; or (ii) becoming a passive investor in any other company provided that if the company is in the category of wine, such investment must be financial only and Ms. Dobrev or Ms. Hough, as applicable, may not provide services or grant any rights in or to her name, likeness, image, and other indicia of identity in connection with such investment.

Upon entering into such agreements, we issued to each of Ms. Dobrev and Hough (or their designees) 156,500 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares each on a post-LLC Conversion basis. In addition, each of Ms. Dobrev and Ms. Hough will be entitled to an annual license fee equal to $300,000 per year commencing in March 2022 (the one year anniversary of the effective date of the agreements). The Company is also required to reimburse each of Ms. Dobrev and Ms. Hough for reasonable out of pocket expenses incurred in connection with the promotion of the Company’s varietals of wine.

The license agreements may be terminated by either party for “Cause” (as defined in the applicable agreement), if the other party materially breaches any material term of the agreement and fails to cure such breach within 30 days after receiving notice of such breach. In addition, the Company may terminate the agreement upon the death or physical or mental incapacitation that substantially impairs the ability of Ms. Dobrev or Ms. Hough, as applicable, to render the Services for more than 180 days. Upon expiration or termination of each agreement, the rights and licenses granted under the agreement will be immediately revoked, and the Company must cease the marketing and sale of products that feature the licensor’s name, likeness, image, and other indicia of identity, provided that the Company may continue to use approved marketing materials and sell off the remaining product inventory for a sell-off period of up to 90 days.

Effective November 12, 2021, we entered into amendments to the license agreements. As amended, the license agreements provide that payment of the annual license fees to Ms. Dobrev and Ms. Hough will commence on the initial closing date of this offering, if such date is prior to March 2022. In addition, the amendments provide that each of Ms. Dobrev and Ms. Hough have the right to terminate her agreement if as of the end of calendar year 2023, we have not achieved at least $5.0 million in EBITDA in either fiscal 2022 or fiscal 2023. In connection with entering into the amendments, Nechio & Novak FV, LLC assigned and transferred to each of Ms. Dobrev and Ms. Hough (or their designees) 20,702 additional units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares each on a post-LLC Conversion basis. Pursuant to the amendments, we have agreed to indemnify and reimburse the licensees for any United States federal and state income taxes that may become be due and payable by them solely as a result of the assignment and transfer of the additional units, and to gross-up such payments for income taxes resulting from the indemnification payments. We have agreed to satisfy the licensors’ claims for indemnification and reimbursement no later than thirty (30) days following the filing the their applicable tax return. During the term of the license agreements, as amended, we have granted observer rights to each Ms. Dobrev and Ms. Hough pursuant to which each will be entitled, among other things, to attend all meetings, excluding committee meetings and executive sessions of independent directors, of our Board of Directors in a non-voting, observer capacity, subject to certain exceptions.

Founders’ Option Agreements

Prior to the effective date of the registration statement of which this prospectus is a part, we intend to enter into stock option agreements with four of our co-founders, Damian Novak, Rick Nechio, Nina Dobrev and Julianne Hough. In connection with these agreements, we will establish a founders’ option pool comprised of a number of shares of common stock equal to 15% of our outstanding common stock immediately prior to this offering (the “Founders’ Option Pool”). Under the agreements, each co-founder will be granted a ten-year option to purchase 25% of the shares comprising the Founders’ Option Pool.

The options will be exercisable, subject to the consummation of this offering and the satisfaction of vesting conditions, at a price per share equal to the initial public offering price of our common stock in this offering. The options will vest, if at all, during the three year period commencing on the closing date of this offering and ending on the third anniversary thereof (the “Performance Period”), with 20% of the option shares vesting upon the average of the closing sale prices of our common stock over a period of ten consecutive trading days being equal to or greater than the applicable price set forth in the following schedule (each a “Trigger Price”):

Percent of Shares To Be Vested	Trigger Price
20%	200% of the initial public offering price
20%	300% of the initial public offering price
20%	400% of the initial public offering price
20%	500% of the initial public offering price
20%	600% of the initial public offering price

All portions of the options that have not vested prior to the expiration of the Performance Period and all of co-founders’ rights to and under such non-vested portions of the options will terminate upon such expiration. In addition, if, prior to any vesting date, a co-founder ceases to provide services to the Company either as a member of our board of directors (with respect to co-founders that are expected to serve as directors following this offering), a Company employee (with respect to co-founders that are expected to be employed by the Company following this offering) or a Company ambassador and licensor under such co-founder’s license agreement with the Company (with respect to Ms. Dobrev and Ms. Hough), that portion of such co-founder’s option scheduled to vest on such vesting date, and all portions of such option scheduled to vest in the future, will not vest and all of such co-founder’s rights to and under such non-vested portions will terminate.

Consulting Agreement with Whetstone Consulting

On June 12, 2019, we entered into a consulting agreement with Whetstone Consulting, through which our winemaker, Jamey Whetstone, does business, which agreement was subsequently amended on May 15, 2020 and amended and restated on March 16, 2021. As amended and restated, the agreement provides the Company with ownership and intellectual property protections for Inventions (as defined therein) conceived, made or reduced to practice by Whetstone Consulting that relate to the services provided to the Company. In addition, Whetstone Consulting has agreed, for a period of one year following termination of the agreement, not to directly or indirectly engage or invest in, be employed by, lend credit to, receive compensation from or render services or advice to any person engaged in a Competing Business located within a twelve-mile radius of a specified Napa, California address. For such purposes, a “Competing Business” means any business relating to the development, manufacture, marketing and distribution of any product that competes with any low calorie and/or low sulfite wine products sold or substantially under development by the Company during the one-year restricted period. The agreement does not restrict the acquisition, operation, management, consulting, or other commercial activity by Whetstone Consulting, directly or indirectly in or with a winery, brewery, spirits, or other alcoholic beverage industry business not concerning “low calorie” or “low sulfite” products or services. The agreement also contains non-solicitation restrictions applicable to clients, customers, suppliers, licensors, and employees for a period of one year follow the agreement’s termination, subject to certain exceptions.

As partial compensation for Whetstone Consulting’s services to us under the original agreement, we issued Whetstone Consulting 100,000 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares on a post-LLC Conversion basis. In addition, under the amended and restated agreement, we pay Whetstone Consulting $5,000 per month. Such monthly compensation will be offset by any distributions made to Whetstone Consulting on account of its equity interest in the Company, of which there have been none to date.

The amended and restated agreement has an initial one year term expiring March 16, 2022, but renews automatically for successive one year periods unless either party provides advance notice of non-renewal to the other. Whetstone Consulting may terminate the agreement at any time by giving us written notice at least 30 days prior to the termination date. We may terminate the agreement at any time. If we terminate the agreement for “Cause,” as such term is defined in the agreement, Whetstone Consulting is obligated to transfer back to us ten of the units representing membership interests in Fresh Grapes, LLC that he received under the original agreement, which would be an aggregate of approximately [•] shares of common stock on a post-LLC Conversion basis.

Contractor Agreement with Tribe of Five, LLC

Effective March 15, 2021, we entered into a Contractor Agreement with Tribe of Five, LLC (“Tribe of Five”) relating to services provided to us by Tribe of Five to secure arrangements with our co-founders, Nina Dobrev and Julianne Hough, to serve as celebrity ambassadors for our Company. In consideration for services rendered under the Contractor Agreement, effective March 15, 2021, we issued to Tribe of Five 140,300 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares on a post-LLC Conversion basis. Pursuant to the Contractor Agreement, Tribe of Five made representations and warranties regarding its investment intent and accredited investor status that are customary in agreements governing the issuance of securities in transactions exempt from the registration requirements of the Securities Act.

Related Party Transactions Policy

In connection with this offering, we will adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our audit committee will be responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. We did not have a written policy regarding the review and approval of related party transactions prior to this offering.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of [•], 2021, as if the LLC Conversion had occurred immediately prior to such date, for (a) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock, (b) each member of our board of directors, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by that person.

The percentage of beneficial ownership prior to the offering shown in the table is based upon [•] shares of common stock that we expect will be outstanding after giving effect to the LLC Conversion. The percentage of beneficial ownership after this offering shown in the table is based on [•] shares of common stock to be outstanding after this offering, after giving effect to the LLC Conversion and the sale of [•] shares of common stock in this offering, assuming no exercise of the underwriter’s option to purchase additional shares. The table below does not reflect any shares of common stock that those listed in the table may purchase in this offering.

Except as otherwise noted below, the address for each person or entity listed in the table is 505 Highway 169 North, Suite 255, Plymouth, MN 55441.

	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before the Offering	After the Offering
Directors and Named Executive Officers:
Damian Novak	(1)	53.14%
Janelle Anderson		*
Rick Nechio	(1)	53.14%
Timothy Michaels		—
Elliott Savoie		—
Eric Doan		—
Michael D. Pruitt		—
Brad Yacullo		—
David Yacullo		—
All Directors and Executive Officers as a group (11 people):		53.88%

Other 5% Stockholders:
Nina Dobrev(2)	(2)	10.97%
Julianne Hough(3)	(3)	10.97%
Jamey Whetstone		6.19%
Tribe of Five, LLC(4)		8.68%

____________

*        Less than 1%

(1)      Consists of shares held by Nechio & Novak FV, LLC, a limited liability company for which Rick Nechio and Damian Novak are co-founders. Messrs. Nechio and Novak share voting and dispositive power with respect to the shares held by Nechio & Novak FV, LLC. Each of Messrs. Nechio and Novak disclaims beneficial ownership over the shares held by Nechio & Novak FV, LLC except to the extent of his pecuniary interest therein.

(2)      Consists of shares held by the Nina Dobrev Trust dated September 17, 2018, of which Nina Dobrev serves as trustee. Ms. Dobrev has sole voting and dispositive power with respect to the shares held by the Nina Dobrev Trust.

(3)      Consists of shares held by Jaybird Investments, LLC, a limited liability company wholly-owned by Julianne Hough. Ms. Hough has sole voting and dispositive power with respect to the shares held by Jaybird Investments, LLC.

(4)      Trent Broin may be deemed to have voting and dispositive power with respect to the shares held by Tribe of Five, LLC. The address of Tribe of Five, LLC is 11900 West Olympic Blvd., Suite 450, Los Angeles, CAA 90064.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws to be in effect at the completion of this offering, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Nevada Revised Statutes. Under this “Description of Capital Stock,” “we,” “us,” “our” “Fresh Vine Wine,” “Fresh Vine” and “our Company” refer to Fresh Vine Wine, Inc.

Record Holders; Authorized Capital Stock

As of November 10, 2021, there were 31 holders of record of membership interests of Fresh Grapes, LLC, which will be converted into an aggregate of [•] shares of common stock prior to the effective date of the registration statement of which this prospectus is a part.

As of the consummation of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. Upon the completion of this offering, there will be [•] shares of our common stock issued and outstanding, or [•] shares of our common stock issued and outstanding if the underwriter exercises in full its option to purchase additional shares of common stock.

Common Stock

Voting rights.    Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights. Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, the Nevada Revised Statutes, our articles of incorporation or bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividend rights.    Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any preferential or other rights of any outstanding preferred stock.

Liquidation rights.    On our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, each holder of common stock will be entitled to a pro rata distribution of any assets available for distribution to common stockholders.

Other matters.    No shares of common stock will be subject to redemption or have preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. Upon consummation of this offering, all the outstanding shares of common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-takeover Effects of our Charter Documents and under Nevada Law

Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.

These provisions include:

•        No cumulative voting.    The Nevada Revised Statutes provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation do not authorize cumulative voting. As such, the combination of the present concentration of share ownership within a few stockholders and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

•        Advance notice procedures.    Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

•        Actions by written consent; special meetings of stockholders.    Our articles of incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders, or by written consent in lieu of a meeting. Our articles of incorporation also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of the chairman of the board of directors or a majority of the board of directors.

•        Authorized but unissued shares.    Our authorized but unissued shares of common and preferred stock will be available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects under Nevada Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•        20% or more but less than 33-1/3%;

•        33-1/3% or more but less than or equal to 50%; or

•        more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•        has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•        does business in Nevada directly or through an affiliated corporation.

To the extent that these provisions apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholders

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. To the extent that these provisions apply to us, they may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•        The highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•        the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•        if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation:

•        having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•        having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•        representing 10% or more of the earning power or net income of the corporation.

Removal of Directors

The Nevada Revised Statutes provides that a director may be removed from office only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. As such, it may be more difficult for stockholders to remove directors due to the fact the Nevada Revised Statutes requires greater than majority approval of the stockholders for such removal.

Exclusive Forum Selection

Under our bylaws, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if that court does not have jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall, to the fullest extent permitted by law, be the exclusive forums for (a) any derivative action or proceeding brought in the name or right of the Company or on the Company’s behalf, (b) any action asserting or based upon a claim of breach of any duty owed by any director, officer, employee or agent of the Company to the Company or to the Company’s stockholders, (c) any action or assertion of a claim arising pursuant to any provision of Chapter 78 or Chapter 92A of the Nevada Revised Statutes or the Company’s articles of incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s articles of incorporation or bylaws or (e) any action asserting a claim against the Company governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, a court may determine that this provision is inapplicable (including as a result of the above exclusions) or unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our bylaws will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Corporate Opportunities

Our articles of incorporation provide that we renounce any interest or expectancy in the business opportunities of Nechio & Novak FV, LLC and of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Limitations on Liability and Indemnification of Directors and Officers

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of its officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty. We also expect to enter into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

We have applied to list our common stock on the NYSE American under the symbol “VINE.”

Securities Authorized for Issuance under Equity Compensation Plans

Upon our conversion into a Nevada corporation, we will adopt a 2021 Equity Incentive Plan (the “2021 Plan”), which will be approved to grant up to an aggregate of [•] shares of our common stock. We intend to grant a total of [•] restricted stock units under the 2021 Equity Incentive Plan to our officers and key employees on the effective date of this offering. See “Management — Fresh Vine Wine, Inc. 2021 Equity Incentive Plan.”

The following table sets forth certain information as of December 31, 2020 with respect to the 2021 Plan. The table assumes (1) our conversion into a Nevada corporation; (2) our adoption of the 2021 Plan; and (3) receipt of approval from our stockholders for our adoption of the 2021 Plan, which will be granted on the date of our conversion into a corporation:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (A)	Weighted- Average Exercise Price of Outstanding Options (B)		Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
Equity Compensation Plans Approved By Security Holders:
2021 Equity Incentive Plan	—		$—	[•]
Equity Compensation Plans Not Approved By Security Holders:
Founders’ Option Agreements	[•]		[•]	—
Total	[•]	$	[•]	[•]

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise capital through sales of our equity securities.

We will have outstanding [•] shares of our common stock after giving effect to the LLC Conversion and the issuance of [•] shares of our common stock upon completion of this offering. As described under “Underwriting,” in connection with this offering, we will grant to The Oak Ridge Financial Services Group, Inc., the underwriter for this offering, upon the closing this offering a warrant to purchase up to [•] of our common stock at a per share exercise price equal to 120% of the initial public offering price, which warrant will become exercisable on the one year anniversary of the date of this prospectus.

Of the shares that will be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act described below.

The remaining shares of our common stock would be “restricted securities,” as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of common stock will not be freely transferable to the public.

Lock-Up Agreements

Prior to the effective date of this offering, we and each of our current directors, executive officers and holders of substantially all of our outstanding capital stock will agree that, without the prior written consent of The Oak Ridge Financial Services Group, Inc., we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, any person who is not our affiliate and has held their shares of common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares of common stock for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of common stock immediately upon the completion of this offering without regard to whether current public information about us is available.

Beginning 90 days after the date of this prospectus, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares of common stock within any three-month period that does not exceed the greater of: (i) 1% of the number of shares of our common stock outstanding, which will equal approximately [•] shares immediately after this offering; and (ii) the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any of our employees, directors, officers, consultants or advisors who acquired shares of common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 is entitled to sell such shares in reliance on Rule 144 but without compliance with certain of the requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our affiliates may resell those shares without compliance with Rule 144’s minimum holding period requirements.

Equity Incentive Plans

Following the effective date of the registration statement of which this prospectus is a part, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to awards issuable pursuant to our equity incentive plans. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.

Material U.S. federal income tax considerations
for Non-U.S. Holders of shares of our common stock

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock by non-U.S. holders (as defined below) who acquire such shares in this offering and hold our common stock as a capital asset (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, retirement plans, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal tax purposes, controlled foreign corporations, passive foreign investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, expatriates or holders who have a “functional currency” other than the U.S. dollar, holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who own or have owned (directly, indirectly or constructively) 5% or more of our common stock (by vote or value)). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address the Medicare tax on certain net investment income or U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations (including any U.S. federal estate or gift tax considerations) of owning and disposing of shares of our common stock.

This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative rulings and interpretations and court decisions in effect as of the date hereof, all of which are subject to change or differing interpretation at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not any of the following:

•        a citizen or individual resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•        an entity or arrangement treated as a partnership for U.S. federal tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

Prospective holders of our common stock should consult their own tax advisors regarding the tax consequences to them (including the application and effect of any state, local, non-U.S. income and other tax laws) relating to the ownership and disposition of our common stock.

Distributions on our common stock

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States

(and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent such distribution exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “— Foreign Account Tax Compliance Act.”

Gain on sale or other disposition of our common stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

•        the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•        the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•        we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurances in this regard, we believe that we are not currently a U.S. real property holding corporation.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of dividends (including constructive dividends) on our common stock to certain foreign financial institutions (which is broadly defined for this purpose and in general includes investment vehicles) and certain non-financial foreign entities unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide, on an annual basis, to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies to the withholding agent that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules or, if required under an intergovernmental agreement between the United States and an applicable foreign country, reports the information in clause (i) to its local tax authority, which will exchange such information with the U.S. authorities. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will generally be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Prospective investors should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSIDERATIONS APPLICABLE TO A PROSPECTIVE HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON THE HOLDER’S SPECIFIC SITUATION. WE URGE PROSPECTIVE HOLDERS TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS APPLICABLE TO PROSPECTIVE HOLDERS OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

We have entered into an underwriting agreement, dated [•], 2021, with The Oak Ridge Financial Services Group, Inc., with respect to the shares of common stock described in this prospectus. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the shares of our common stock set forth below.

Underwriter	Number of shares of common stock
The Oak Ridge Financial Services Group, Inc.

The underwriter has an option to buy up to additional [•] shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriter has 45 days from the date of this prospectus to exercise this option to purchase additional shares. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Discount, Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $[•] per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $[•] per share from the initial public offering price. After the initial public offering of the shares to the public, if all of the common stock are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms.

The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting discount is $[•] per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Payable by Us
	No Exercise		Full Exercise
Per Share	$	[•]	$	[•]
Total	$	[•]	$	[•]

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $[•] million. We have agreed to reimburse the underwriter for certain expenses in connection with this offering in an amount not exceeding $[•].

Underwriter’s Warrant

As additional compensation, we have agreed to sell to the underwriter, for nominal consideration, a warrant (the “Underwriter’s Warrant”) to purchase up to [•] shares of our common stock, representing 5% of the number of shares of our common stock sold in this offering. The Underwriter’s Warrant is not exercisable during the first year after the date of this prospectus and thereafter is exercisable at a price per share equal to $[•] (120% of the offering price) for a period of four years. The Underwriter’s Warrant contains customary anti-dilution provisions and certain participatory registration rights. The Underwriter’s Warrant also includes a “cashless” exercise provision entitling the holder to convert the Underwriter’s Warrant into shares of our common stock. The Underwriter’s Warrant may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this prospectus, except to officers or partners of the underwriter and members of the selling group and/or their officers or partners.

Lock-up Agreements

Except as noted below, prior to the effective date of this offering, our directors, executive officers and current stockholders will agree with the underwriter that for a period of 180 days following the date of the final prospectus related to this offering, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for our shares of common stock. We have entered into a similar agreement with the underwriter that we will not issue additional shares (with the exception of shares pursuant to the over-allotment option) of our common stock before the end of the 180 day period following the date of the final prospectus related to this offering, other than with respect to our issuing shares pursuant to employee benefit plans, qualified option plans or other employee compensation plans already in existence, or pursuant to currently outstanding options, warrants or other rights to acquire shares of our common stock. The underwriter may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreements. In determining whether to release shares from the restrictions, the underwriter may consider, among other factors, the financial circumstances applicable to a director’s, executive officer’s or stockholder’s request to release shares and the number of shares that such director, executive officer or stockholder requests to be released. There are no agreements between the underwriter and us or any of our directors, executive officers or stockholders releasing us or them from such agreements before the expiration of the 180 day period.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE American, in the over-the-counter market or otherwise.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be arbitrarily determined between us and the underwriter and may bear no relationship to our earnings, book value, net worth or other financial criteria of value and may not be indicative of the market price for the common stock after this offering. After completion of this offering, the market price of our common stock will be subject to change as a result of market conditions and other factors. Neither we nor the underwriter can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Listing of Common Stock

We have applied to list our common stock on the NYSE American under the symbol “VINE.”

Other

From time to time, the underwriter and/or its affiliates may in the future provide various investment banking and other financial services for us, for which services they may in the future receive customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade or loan our securities for its own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the issuance of our common stock offered hereby will be passed upon for us by Maslon LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriter by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

The audited financial statements of Fresh Grapes, LLC as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from May 8, 2019 (inception) to December 31, 2019 included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Wipfli LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available on the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements as of and for the Periods Ended December 31, 2020 and 2019
Report of independent registered public accounting firm	F-2
Balance sheets as of December 31, 2020 and 2019	F-3
Statements of operations for the year ended December 31, 2020 and for the period from May 8, 2019 (inception) through December 31, 2019	F-4
Statements of changes in members’ deficit for the year ended December 31, 2020 and for the period from May 8, 2019 (inception) through December 31, 2019	F-5
Statements of cash flows for the year ended December 31, 2020 and for the period from May 8, 2019 (inception) through December 31, 2019	F-6
Notes to financial statements	F-7 – F-15

Interim Financial Statements (Unaudited)
Balance sheet (unaudited) as of June 30, 2021 and December 31, 2020	F-16
Statements of operations (unaudited) for the three and six months ended June 30, 2021 and 2020	F-17
Statements of changes in mezzanine equity and members’ deficit (unaudited) for the three and six months ended June 30, 2021 and 2020 and for the three month periods ended March 31, 2021 and 2020	F-18
Statements of cash flows (unaudited) for the six months ended June 30, 2021 and 2020	F-19
Notes to financial statements	F-20 – F-30

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Unitholders of Fresh Grapes, LLC.

Opinion on the financial statements

We have audited the accompanying balance sheets of Fresh Grapes, LLC (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2020 and for the period from May 8, 2019 (inception) to December 31, 2019 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and cash flows for the year ended December 31, 2020 and for the period from May 8, 2019 (inception) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception and has a working capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wipfli LLP

Minneapolis, Minnesota
August 31, 2021

We have served as the Company’s auditor since 2021.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
BALANCE SHEETS
December 31, 2020 and 2019

	2020	2019
Assets
Current assets
Cash	$4,485	$5,840
Accounts receivable	13,152	—
Related party receivables	72,523	—
Inventories	194,041	27,600
Prepaid expenses and other	42,520	13,040
Total current assets	326,721	46,480

Intangible assets – net	4,212	216

Total Assets	$330,933	$46,696

Liabilities and Members’ Deficit
Current liabilities
Accounts payable	$68,869	$63,974
Related party payables	1,725,222	407,844
Total current liabilities	1,794,091	471,818

Total Liabilities	1,794,091	471,818

Commitments and contingencies

Members’ Deficit

Members’ Equity
Class F Members’ equity – 950,000 units and 900,000 units issued and outstanding, respectively	250,000	—
Class W Member’s equity – 100,000 units and 0 units issued and outstanding, respectively	10,000	7,000
Members’ deficit	(1,723,158)	(432,122)
Total Members’ Deficit	(1,463,158)	(425,122)

Total Liabilities and Members’ Deficit	$330,933	$46,696

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2020 and for the Period
From May 8, 2019 (Inception) through December 31, 2019

	2020	2019
Wholesale revenue	$178,088	$—
Direct to consumer revenue	38,986	—
Total Revenue	217,074	—

Cost of revenues	175,325	—
Gross Profit	41,749	—

Selling, general and administrative expenses	1,333,030	437,122
Operating Income (Loss)	(1,291,281)	(437,122)

Other income (expense)	245	5,000

Net Income (Loss)	$(1,291,036)	$(432,122)

Weighted Average Units Outstanding	996,712	900,000

Net Loss per Unit, Basic and Diluted	$(1.30)	$(0.48)

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
For the Year Ended December 31, 2020 and for the Period
From May 8, 2019 (Inception) through December 31, 2019

	Members’ Equity				Members’ Deficit	Total Members’ Deficit
	Class F		Class W
	Units	Amount	Units	Amount
Balances at May 8, 2019 (Inception)	—	$—	—	$—	$—	$—

Member Units Issued	900,000	—	—	—	—	—
Equity-Based Compensation	—	—	—	7,000	—	7,000
Net Income (Loss)	—	—	—	—	(432,122)	(432,122)

Balances at December 31, 2019	900,000	$—	—	$7,000	$(432,122)	$(425,122)

Member Units Issued	50,000	$250,000	—	$—	$—	$250,000
Equity-Based Compensation	—	—	100,000	3,000	—	3,000
Net Income (Loss)	—	—	—	—	(1,291,036)	(1,291,036)

Balances at December 31, 2020	950,000	$250,000	100,000	$10,000	$(1,723,158)	$(1,463,158)

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2020 and for the Period
From May 8, 2019 (Inception) through December 31, 2019

	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(1,291,036)	$(432,122)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	317	9
Equity-based compensation	3,000	7,000
Changes in operating assets and liabilities
Accounts receivable	(13,152)	—
Inventories	(166,441)	(27,600)
Prepaid expenses and other	(29,480)	(13,040)
Accounts payable	4,895	63,974
Related party payables	1,317,378	407,844
Related party receivables	(72,523)	—
Net cash provided by (used in) operating activities	(247,042)	6,065

Cash Flows from Investing Activities
Purchase of intangible assets	(4,313)	(225)
Net cash provided by (used in) investing activities	(4,313)	(225)

Cash Flows from Financing Activities
Proceeds from issuance of member units	250,000	—
Net cash provided by (used in) financing activities	250,000	—

Net Increase (Decrease) in Cash	(1,355)	5,840

Cash – Beginning of Period	5,840	—

Cash – End of Period	$4,485	$5,840

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Fresh Grapes, LLC d/b/a Fresh Vine Wine (the Company), a Texas limited liability company was formed on May 8, 2019 as a premium wine brand built to complement consumers’ healthy and active lifestyles. The Company provides a competitively priced premium product that is blended to deliver several important benefits, such as low-cal, low-sugar, low-carb. The Company’s wines are also gluten-free and keto and vegan friendly.

The Company’s revenue is comprised of wholesale and direct to consumer (DTC) revenues. Wholesale revenue is generated through sales to distributors located in states throughout the United States of America. DTC revenue is generated from individuals purchasing wine directly from the Company through club membership and the Company’s website.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include allowance for doubtful accounts, allowance for inventory obsolescence, the useful lives of intangible assets and equity-based compensation for non-employees.

Operating Segment

The Company has one operating segment and one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) reviews operating performance and makes decisions to allocate resources at the company level.

Cash

The Company maintains its accounts primarily at one financial institution. At times throughout the year the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable consists of amounts owed to the Company for sales of the Company’s products on credit and are reported at net realizable value. Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company estimates allowances for future returns and doubtful accounts based upon historical experience and its evaluation of the current status of receivables. Accounts considered uncollectible are written off against the allowance. As of December 31, 2020 and 2019 there was no allowance for doubtful accounts.

Inventories

Inventories primarily include bottled wine which is carried at the lower of cost (calculated using the first-in-first-out (“FIFO”) method) or net realizable value.

The Company reduces the carrying value of inventories that are obsolete or for which market conditions indicate cost will not be recovered to estimated net realizable value. The Company’s estimate of net realizable value is based on analysis and assumptions including, but not limited to, historical experience, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of revenues. As of December 31, 2020 and 2019 there was no allowance for inventory obsolescence.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible Assets

The Company assesses intangible assets with finite useful lives which are amortized on a systematic basis over their estimated useful lives. The amortization period and amortization method for an intangible asset with a finite useful life reflects the pattern in which the assets’ future economic benefits are expected to be consumed. Where the pattern cannot be reliably determined, the straight-line method is used. The amortization period and method is reviewed at least at each financial year-end. Amortization of intangible assets with fixed determinable lives is recorded on a straight-line basis over 10 years for trademarks.

Deferred Offering Costs

Deferred offering costs primarily consist of direct incremental legal, accounting, and other fees relating to the Company’s contemplated initial public offering (“IPO”) and are capitalized as incurred. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the IPO is terminated, abandoned or significantly delayed, any deferred transaction costs will be immediately recognized in operating expenses. There were no deferred offering costs in 2020 or 2019.

Revenue Recognition

The Company’s total revenue reflects the sale of wine domestically in the U.S. to wholesale distributors or DTC. Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when control of the promised good is transferred to the customer in an amount that reflects the consideration for which the Company is expected to be entitled to receive in exchange for those products. Each contract includes a single performance obligation to transfer control of the product to the customer. Control is transferred when the product is either shipped or delivered, depending on the shipping terms, at which point the Company recognizes the transaction price for the product as revenue. The Company has elected to account for shipping and handling as a fulfillment activity, with amounts billed to customers for shipping and handling included in total revenue.

Products are sold for cash or on credit terms. Credit terms are established in accordance with local and industry practices, and typically require payment within 30-60 days of delivery or shipment, as dictated by the terms of each agreement. The Company has elected the practical expedient to not account for significant financing components as its payment terms are less than one year, and the Company determines the terms at contract inception. The Company’s sales terms do not allow for the right of return except for matters related to manufacturing defects, which are not material.

Disaggregated Revenue Information

The following table presents the percentages of total revenue disaggregated by sales channels for the year ended December 31, 2020 and for the period from May 8, 2019 through December 31, 2019:

	2020	2019
Wholesale distributor	82%	—%
Direct to Consumer	18%	—%
Total Revenues	100%	—%

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Balances

When the Company receives pre-orders or payment from a customer prior to transferring the product under the terms of a contract, the Company records deferred revenue, which represents a contract liability. The Company will record deferred revenue when cash is collected from customers prior to the wine shipment date. The Company does not recognize revenue until control of the wine is transferred and the performance obligation is met. When the Company does not receive payment from a customer prior to or at the transfer of the product under the terms of a contract, the Company records accounts receivable, which represents a contract asset.

Fair Value of Financial Instruments

The Company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis adheres to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•        Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

•        Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying values of cash, accounts receivable, accounts payable and other financial working capital items approximate fair value at December 31, 2020 and 2019, due to the short maturity nature of these items.

Income Taxes

Fresh Grapes is a LLC and as such it is a disregarded legal entity for income tax purposes. Accordingly, no provision or benefit for income taxes was included in the financial statements for the period from May 8, 2019 through December 31, 2019 and for the year ended December 31, 2020.

Primarily due to the Company’s tax status, the Company does not have any significant tax uncertainties that would require recognition or disclosure. The Company is not subject to U.S. federal or state income tax examination prior to 2019. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of selling, general and administrative expenses. As of December 31, 2020 and 2019, the Company did not have any significant uncertain tax positions.

Equity-Based Compensation for Non-Employees

The Company measures equity-based compensation cost at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The Company recognizes any forfeitures as they occur. See Note 8 for further discussion of equity-based compensation incurred in 2019 and 2020. As of December 31, 2020, there were no other outstanding equity-based awards.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the year ended December 31, 2020 was approximately $161,000. There was no advertising expense for the period from May 8, 2019 through December 31, 2019.

Application of New or Revised Accounting Standards

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

The Company is an emerging growth company and has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.

Recently Adopted Accounting Pronouncements

In May 2014 and amended in August 2015, the FASB issued ASU No. 2014-09 which amended the Revenue from Contracts with Customers (Topic 606) of the Accounting Standards Codification. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The ASU is effective for annual and interim periods beginning after December 15, 2017 for public entities and December 15, 2018 for all other entities, with early adoption permitted. The Company has adopted this guidance as noted above.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments. The ASU is effective for annual and interim periods beginning after December 15, 2018 for public entities and December 15, 2021 for all other entities, with early adoption permitted. The Company expects to adopt Topic 842 under the private company transition guidance beginning January 1, 2022. The Company does not expect the adoption of Topic 842 to have a material impact on its financial statements because the Company does not have any leasing activity.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and also issued subsequent amendments to the initial guidance, collectively, ASC 326, to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires the reflection of expected credit losses and will also require consideration of a broader range of reasonable and supportable information to determine credit loss estimates. For many entities with financial instruments, the standard will require the use of a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses, which may result in the earlier recognition of credit losses on financial instruments. This guidance will be effective for the Company beginning with the year December 31, 2021, with early adoption permitted. The Company is currently evaluating the impact this standard could have on the financial statements.

Net Loss per Unit

Basic net loss per unit is determined by dividing net loss attributable to unitholders by the weighted-average units outstanding during the period. There were no options or grants that would dilute the net loss per unit as of December 31, 2020 and 2019.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

2.      GOING CONCERN

The accompanying financial statements are prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a net loss and net cash used in operations of $1,291,036 and $247,042 respectively, for the year ended December 31, 2020. Additionally, the Company had a member deficit of $1,463,158 and working capital deficit of $1,467,370 as of December 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future through sales and/or to obtain the necessary financing and/or raise additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company has raised approximately $2,085,000 in capital through July 31, 2021 and as a start-up company the going concern is dependent upon the Company executing its business plan.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues, there can be no assurances to that effect.

3.      INVENTORIES

Inventories consists of the following at December 31:

	2020	2019
Inventory – finished goods	$164,570	$—
Inventory deposits	29,471	27,600
Inventories	$194,041	$27,600

4.      PREPAID EXPENSES AND OTHER

Prepaid expenses and other assets consist of the following at December 31:

	2020	2019
Prepaid license and fees	$11,805	$13,040
Other prepaid expenses	30,715	—
	$42,520	$13,040

5.      INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following at December 31:

	Useful Life	2020	2019
Trademarks	10 Years	$4,538	$225
Accumulated amortization		(326)	(9)
Total		$4,212	$216

Amortization expense for intangibles for the year ended December 31, 2020 and for the period from May 8, 2019 through December 31, 2019 was $317 and $9, respectively.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

5.      INTANGIBLE ASSETS (cont.)

The estimated amortization expense for the next five years is as follows as of December 31, 2020:

Trademarks
2021	$454
2022	454
2023	454
2024	454
2025	454
After 2025	1,942
$4,212

6.      MEMBERS’ EQUITY

Member Units

The Company had one class of member units through March 2021. Prior to March 2021, the Company had 105 and 90 member units issued and outstanding as of December 31, 2020 and 2019, respectively. There was no limitation on the number of Units that may be issued by the Company. Units had no par value. Each member had one vote for each unit owned. In March 2021, the Company effected a conversion of its standing member units to three separate classes of units designated as Class F, Class W and Class P. The Company authorized 1,263,501 Class F Units, 99,499 Class W Units and 50,000 Class P Units. As of March 1, 2021, 95 original member units were converted to 950,000 Class F units and 10 original member units were converted to 100,000 Class W units. All references in this report to units of the Company’s members’ equity reflect the conversion of units.

7.      SUPPLIER CONCENTRATION

In September 2019, the Company entered into an agreement with an unrelated party for various wine making activities, including production, bottling, labeling, and packaging. The Company purchases finished goods through blanket sales orders that require a 50% deposit. In addition to the purchases of finished goods, the Company pays certain storage, administrative fees and taxes related to the purchased goods. There is no specified term of the agreement but continues as additional blanket sales orders are issued. During the year ended December 31, 2020 and for the period from May 8, 2019 through December 31, 2019, 100% of the Company’s wine-related purchases were from this supplier.

8.      COMMITMENTS AND CONTINGENCIES

In June 2019, the Company entered into a wine-making consulting agreement with a related party. The agreement calls for an initial term of one year, with successive automatic one-year renewals unless either party gives a 30-day written notice of termination. The agreement provides for monthly payments of $5,000 for these services. In addition, the consultant was granted 10% ownership of the Company once the first bottle of wine was produced and shipped. The Company determined the value of this grant to be approximately $10,000. The Company recognized approximately $7,000 related to this grant during 2019 and an additional $3,000 during 2020. In May 2020, the agreement was amended to add a provision for providing additional cash compensation of up to $425,000 based on meeting certain sales milestones. As of December 31, 2020, none of these milestones have been met and the possibility that the milestones will be met is remote.

In January 2020, the Company entered into an agreement with an unrelated party to provide for administrative and logistical services with respect to the sale of product. The agreement provides for minimum monthly payments of approximately $2,000. The agreement calls for an initial term of one year, with successive automatic one-year renewals unless either party gives a 180-day written notice of termination.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

8.      COMMITMENTS AND CONTINGENCIES (cont.)

In October 2020, the Company entered into a management agreement with a related party to provide management services for an initial term of ten years, with successive automatic one-year renewals unless either party gives a 180-day written notice of termination. Under the agreement, the Company agrees to pay a monthly fee equal to 4% of the Company’s total revenue earned for the previous month, provided the Company generated profits as defined in the agreement. During December 31, 2020 and 2019, the Company did not record any management fees.

Sponsorship Agreements

In March 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of three years with annual payments of $200,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the first year of this agreement only called for an initial payment of $40,000, with the remainder not payable per the provisions of the agreement regarding no fan attendance in the stadium. The total expense relating to the agreement was $20,000 for the year ended December 31, 2020.

In April 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of two years with annual payments of $100,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the term of this agreement was postponed and commenced in January 2021 with expiration on December 31, 2022.

In May 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of three years with annual payments of $250,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the agreement called for postponement until attendance, as defined, returns to normal.

In July 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of four years with annual payments of $100,000 the first year and $200,000 each year for the last three years. For sponsorship at any post-season event, the agreement calls for an escalation in the fees ranging from 2.5% to 10% depending on the venue. The agreement also calls for automatic successive one-year renewals until terminated by either party with a 90 day notice prior to the expiration of a given term. Due to the Covid-19 Pandemic, this agreement was amended to reduce the initial year payment to $25,000. Total expense relating to the agreement was $18,750 for the year ended December 31, 2020.

9.      TRANSACTIONS WITH RELATED PARTIES

In addition to the agreements discussed in Note 8, the Company entered into an arrangement with Rabbit Hole Equity, LLC (RHE), a related party due to common ownership, under which RHE agreed to provide services related to development, administrative and financial activities to the Company. RHE is solely owned by the majority member of Nechio and Novak, LLC, which is the majority member of the Company. Under the agreement, the Company will pay or reimburse RHE, as applicable, for any expenses it, or third parties acting on its behalf, incurs for the Company. For any selling, general and administrative activities performed by RHE or RHE employees, RHE, as applicable, will charge back the employee compensation, rent and related utilities. The expenses are as follows for the year ended December 31, 2020 and for the period from May 8, 2019 through December 31, 2019:

	2020	2019
Salaries and wages	$699,181	$103,566
Rent expense	70,775	1,173
Utilities	8,561	2,886
	$778,517	$107,625

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

9.      TRANSACTIONS WITH RELATED PARTIES (cont.)

In addition to the expenses paid by RHE to be reimbursed by the Company, several other related parties have incurred expenses or advanced cash to be reimbursed by the Company. Damian Novak is the majority member of Nechio and Novak, LLC, which is a majority member of the Company. Damian Novak is also the majority member of Kratos Advisory, LLC, Appellation Brands, LLC and is the sole member of Rabbit Hole Equity DTP, LLC. The Company will pay or reimburse, as applicable, for any expenses the related parties incur while acting on behalf of the Company.

Additionally, the Company records receivables related to any expenses incurred on behalf of or cash advances to related entities.

Amounts due to related parties were as follows as of December 31:

	2020	2019
Rabbit Hole Equity, LLC	$1,208,143	$93,721
Damian Novak	337,755	265,912
Rabbit Hole Equity DTP, LLC	129,218	—
Nechio & Novak, LLC	20,051	20,051
Kratos Advisory, LLC	30,055	28,160
	$1,725,222	$407,844

Amounts due from related parties were as follows as of December 31:

	2020	2019
Appellation Brands, LLC	$72,523	$—

10.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 31, 2021, the date which the financial statements were available to be issued.

Agreements

During March 2021, the Company entered into two agreements with related parties for marketing and advertising agreements. The agreements require ongoing payments of $300,000 per agreement each year for an initial term of five years. Additionally, the agreements require the Company to reimburse out of pocket expenses related to promotion of the Company’s products.

Members’ Equity

During March 2021, the Company amended its operating agreement to create three classes of units, designated as Class F, Class W and Class P. The Company authorized 1,263,501 of Class F Units, 99,499 Class W Units and 50,000 Class P Units. Each Class F Member shall have the right of first refusal to purchase their pro rata share of all additional units that the Company may issue from time to time. Each Class F member is entitled to distributions, with the first 50% being allocated to pay off any member loan and the remaining 50% in proportion to their percentage interests. In conjunction with the amendment, the Company converted its original member units to Class F and Class W units. As of March 1, 2021, 95 original member units were converted to 950,000 class F units and 10 original member units were converted to 100,000 Class W units.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements
December 31, 2020 and 2019

10.    SUBSEQUENT EVENTS (cont.)

Class W and Class P units are non-voting units. Further, Class P units are not entitled to distributions until certain hurdle provisions as set by Board of Managers at the time of the award are met and the units are fully vested. Any issued units vest 25% after one year with the remaining 75% vesting monthly over an additional three-year period. There are no Class P units issued and outstanding as of the date of this report.

In March 2021, the Company issued an additional 40,000 Class W member units for consideration totaling of $200,000. In March 2021, the Company issued an additional 313,000 Class F member units in exchange for various advertising and marketing services. In addition to the 313,000 Class F units issued in March 2021, the agreement includes a put option if a threshold of $5,000,000 in EBITDA in either fiscal 2022 or 2023 are not met in which the member may have the option to withdraw from the Company which shall trigger the mandatory sale of the member’s entire membership interest back to the Company.

During April and May 2021, the Company issued 51,792 Class W member units for consideration of approximately $1,810,000. During July and August 2021, the Company authorized and issued 8,596 Class W member units for cash consideration of approximately $300,000.

In August 2021, the Company entered into an employment agreement to hire a Chief Executive Officer. As part of this agreement, the Company issued 11,979 additional Class F member units valued at approximately $419,000. The terms of this agreement call for additional equity-based compensation to be awarded contingent upon the successful consummation of the Company’s IPO and achieving certain market capitalization milestones.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
BALANCE SHEETS
June 30, 2021 and December 31, 2020 (Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash	$615,797	$4,485
Accounts receivable	129,895	13,152
Related party receivables	263,586	72,523
Inventories	147,114	194,041
Prepaid expenses and other	356,100	42,520
Total current assets	1,512,492	326,721

Prepaid expenses (long-term)	1,147,667	—
Intangible assets – net	4,229	4,212
Deferred offering costs	130,186	—
Total Assets	$2,794,574	$330,933

Liabilities, Mezzanine Equity and Members’ Equity (Deficit)
Current liabilities
Accounts payable	$299,154	$68,869
Accrued expenses – related parties	200,000	—
Accrued equity – based compensation	4,902,082	—
Deferred revenue	129,064	—
Related party payables	1,716,420	1,725,222
Total current liabilities	7,246,720	1,794,091
Total Liabilities	7,246,720	1,794,091

Commitments and Contingencies

Mezzanine Equity
Class F partner investor units – 313,000 and 0 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,565,000	—

Members’ Deficit
Class F Members’ equity – 950,000 units issued and outstanding at June 30, 2021 and December 31, 2020	250,000	250,000
Class W Members’ equity – 191,792 and 100,000 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,019,601	10,000
Accumulated members’ deficit	(8,286,747)	(1,723,158)
Total Members’ Deficit	(6,017,146)	(1,463,158)
Total Liabilities, Mezzanine Equity and Members’ Deficit	$2,794,574	$330,933

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF OPERATIONS
For the Three and Six Month Periods Ended June 30, 2021 and 2020 (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Wholesale revenue	$156,688	$24,302	$212,081	$24,302
Direct to consumer revenue	227,531	19,126	292,063	19,126
Total Revenue	384,219	43,428	504,144	43,428

Cost of revenues	318,054	20,031	384,261	48,430
Gross Profit (Loss)	66,165	23,397	119,883	(5,002)

Selling, general and administrative expenses	1,027,982	387,398	1,677,714	641,397
Equity-based compensation	4,278,831	—	5,006,415	3,000
Operating Income (Loss)	(5,240,648)	(364,001)	(6,564,246)	(649,399)

Other income (expense)	—	—	657	—

Net Income (Loss)	$(5,240,648)	$(364,001)	$(6,563,589)	$(649,399)

Weighted Average Units Outstanding
Basic	1,434,067	1,000,000	1,291,595	977,348
Diluted	1,434,067	1,000,000	1,291,595	977,348

Net Loss per Unit – Basic	$(3.65)	$(0.36)	$(5.08)	$(0.66)
Net Loss per Unit – Diluted	$(3.65)	$(0.36)	$(5.08)	$(0.66)

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND MEMBERS’ DEFICIT
For the Three Month Periods Ended June 30, 2021 and 2020 and for the Three Month Periods Ended March 31, 2021 and 2020 (unaudited)

	Mezzanine Equity		Members’ Equity				Accumulated Members’ Deficit	Total Members’ Equity (Deficit)
	Class F Partner Investor Units		Class F		Class W
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2020	—	$—	950,000	$250,000	100,000	$10,000	$(1,723,158)	$(1,463,158)

Member Units Issued	—	—	—	—	40,000	200,000	—	200,000
Equity-Based Compensation	313,000	1,565,000	—	—	—	—	—	—
Net Income (Loss)	—	—	—	—	—	—	(1,322,941)	(1,322,941)
Balances at March 31, 2021	313,000	1,565,000	950,000	250,000	140,000	210,000	(3,046,099)	(2,586,099)

Member Units Issued	—	—	—	—	51,792	1,809,601	—	1,809,601
Net Income (Loss)	—	—	—	—	—	—	(5,240,648)	(5,240,648)
Balances at June 30, 2021	313,000	$1,565,000	950,000	$250,000	191,792	$2,019,601	$(8,286,747)	$(6,017,146)
	Mezzanine Equity		Members’ Equity				Members’ Deficit	Total Members’ Deficit
	Class F Partner Investor Units		Class F		Class W
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2019	—	$—	900,000	$—	—	$7,000	$(432,122)	$(425,122)

Equity-Based Compensation	—	—	—	—	100,000	3,000	—	3,000
Net Income (Loss)	—	—	—	—	—	—	(285,398)	(285,398)
Balances at March 31, 2020	—	—	900,000	—	100,000	10,000	(717,520)	(707,520)

Net Income (Loss)	—	—	—	—	—	—	(364,001)	(364,001)
Balances at June 30, 2020	—	$—	900,000	$—	100,000	$10,000	$(1,081,521)	$(1,071,521)

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2021 and 2020 (Unaudited)

	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(6,563,589)	$(649,399)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	233	90
Equity-based compensation	5,006,415	3,000
Changes in operating assets and liabilities
Accounts receivable	(116,743)	—
Related party receivables	(191,063)	(27,861)
Inventories	46,927	(165,656)
Prepaid expenses and other	(580)	(42,029)
Accounts payable	230,285	33,153
Accrued expenses – related parties	200,000	—
Deferred revenue	129,064	—
Related party payables	(8,802)	868,431
Net cash provided by (used in) operating activities	(1,267,853)	19,729

Cash Flows from Investing Activities
Purchase of intangible assets	(250)	(4,313)
Net cash provided by (used in) investing activities	(250)	(4,313)

Cash Flows from Financing Activities
Proceeds from issuance of member units	2,009,601	—
Deferred offering costs	(130,186)	—
Net cash provided by (used in) financing activities	1,879,415	—

Net Increase (Decrease) in Cash	611,312	15,416

Cash – Beginning of Period	4,485	5,840
Cash – End of Period	$615,797	$21,256

Supplemental disclosure of non-cash activities:	2021	2020
Accrual of equity-based compensation for consulting services	$4,902,082	$—
Issuance of units for prepaid marketing services	$1,565,000	$—

See accompanying notes to the financial statements

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Fresh Grapes, LLC d/b/a Fresh Vine Wine (the Company), a Texas limited liability company was formed on May 8, 2019 as a premium wine brand built to complement consumers’ healthy and active lifestyles. The Company provides a competitively priced premium product that is blended to deliver several important benefits, such as low-cal, low-sugar, low-carb. The Company’s wines are also gluten-free and keto and vegan friendly.

The Company’s revenue is comprised of wholesale and direct to consumer (DTC) revenues. Wholesale revenue is generated through sales to distributors located in states throughout the United States of America. DTC revenue is generated from individuals purchasing wine directly from the Company through club membership and the Company’s website.

Basis of Presentation

The Company’s unaudited financial statements have been prepared and are presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Accordingly, these financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2020 and the related notes. The December 31, 2020 balance sheet was derived from our audited financial statements as of that date. Our unaudited interim consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the financial statements. There have been no significant changes in accounting policies during the six months ended June 30, 2021 from those disclosed in the annual financial statements for the year ended December 31, 2020 and the related notes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include allowance for doubtful accounts, allowance for inventory obsolescence, the useful lives of intangible assets and equity-based compensation for non-employees.

Operating Segment

The Company has one operating segment and one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) reviews operating performance and makes decisions to allocate resources at the company level.

Cash

The Company maintains its accounts primarily at one financial institution. At times throughout the year the Company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable consists of amounts owed to the Company for sales of the Company’s products on credit and are reported at net realizable value. Credit terms are extended to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial conditions. The Company estimates allowances for future returns and doubtful accounts based upon historical experience and its evaluation of the current status of receivables. Accounts considered uncollectible are written off against the allowance. As of June 30, 2021 and December 31, 2020 there was no allowance for doubtful accounts.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories

Inventories primarily include bottled wine which is carried at the lower of cost (calculated using the first-in-first-out (“FIFO”) method) or net realizable value.

The Company reduces the carrying value of inventories that are obsolete or for which market conditions indicate cost will not be recovered to estimated net realizable value. The Company’s estimate of net realizable value is based on analysis and assumptions including, but not limited to, historical experience, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of revenues. As of June 30, 2021 and December 31, 2020 there was no allowance for inventory obsolescence.

Intangible Assets

The Company assesses intangible assets with finite useful lives which are amortized on a systematic basis over their estimated useful lives. The amortization period and amortization method for an intangible asset with a finite useful life reflects the pattern in which the assets’ future economic benefits are expected to be consumed. Where the pattern cannot be reliably determined, the straight-line method is used. The amortization period and method is reviewed at least at each financial year-end. Amortization of intangible assets with fixed determinable lives is recorded on a straight-line basis over 10 years for trademarks.

Deferred Offering Costs

Deferred offering costs primarily consist of direct incremental legal, accounting, and other fees relating to the Company’s contemplated initial public offering (“IPO”) and are capitalized as incurred. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the IPO is terminated, abandoned or significantly delayed, any deferred transaction costs will be immediately recognized in operating expenses. There were $130,186 in deferred offering costs as of June 30, 2021. There were no deferred offering costs as of December 31, 2020.

Revenue Recognition

The Company’s total revenue reflects the sale of wine domestically in the U.S. to wholesale distributors or DTC. Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company recognizes revenue when control of the promised good is transferred to the customer in an amount that reflects the consideration for which the Company is expected to be entitled to receive in exchange for those products. Each contract includes a single performance obligation to transfer control of the product to the customer. Control is transferred when the product is either shipped or delivered, depending on the shipping terms, at which point the Company recognizes the transaction price for the product as revenue. The Company has elected to account for shipping and handling as a fulfillment activity, with amounts billed to customers for shipping and handling included in total revenue.

Products are sold for cash or on credit terms. Credit terms are established in accordance with local and industry practices, and typically require payment within 30-60 days of delivery or shipment, as dictated by the terms of each agreement. The Company has elected the practical expedient to not account for significant financing components as its payment terms are less than one year, and the Company determines the terms at contract inception. The Company’s sales terms do not allow for the right of return except for matters related to manufacturing defects, which are not material.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregated Revenue Information

The following table presents the percentages of total revenue disaggregated by sales channels for the six and three month periods ended June 30, 2021 and June 30, 2020:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Wholesale	40.8%	56.0%	42.1%	56.0%
Direct to consumer	59.2%	44.0%	57.9%	44.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

Contract Balances

When the Company receives pre-orders or payment from a customer prior to transferring the product under the terms of a contract, the Company records deferred revenue, which represents a contract liability. The Company will record deferred revenue when cash is collected from customers prior to the wine shipment date. The Company does not recognize revenue until control of the wine is transferred and the performance obligation is met. When the Company does not receive payment from a customer prior to or at the transfer of the product under the terms of a contract, the Company records accounts receivable, which represents a contract asset. The following table reflects the changes in the contract liability balance during the year ended December 31, 2020 and the three month periods ending March 31, 2021 and June 30, 2021.

	December 31, 2020	March 31, 2021	June 30, 2021
Outstanding at beginning of period	$—	$—	$87,084

Increase (decrease) attributable to:
Upfront payments	—	87,084	78,769
Revenue recognized	—	—	(36,789)
Outstanding at end of period	$—	$87,084	$129,064

Fair Value of Financial Instruments

The Company’s accounting for fair value measurements of assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis adheres to the Financial Accounting Standards Board (FASB) fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•        Level 1 Inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the Company at the measurement date.

•        Level 2 Inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 Inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying values of cash, accounts receivable, accounts payable, accrued equity-based compensation and other financial working capital items approximate fair value at June 30, 2021 and December 31, 2020, due to the short maturity nature of these items.

Income Taxes

Fresh Grapes is a LLC and as such it is a disregarded legal entity for income tax purposes. Accordingly, no provision or benefit for income taxes was included in the financial statements for the six month periods ended June 30, 2021 and 2020.

Primarily due to the Company’s tax status, the Company does not have any significant tax uncertainties that would require recognition or disclosure. The Company is not subject to U.S. federal or state income tax examination prior to 2019. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of selling, general and administrative expenses. As of June 30, 2021 and December 31, 2020, the Company did not have any significant uncertain tax positions.

Equity-Based Compensation for Non-Employees

The Company measures equity-based compensation cost at the grant date based on the fair value of the award and recognizes the compensation expense over the requisite service period, which is generally the vesting period. The Company recognizes any forfeitures as they occur. As of June 30, 2021, there was $1,460,667 of unrecognized equity-based compensation expense recorded in prepaid expenses and other assets.

The Company measures equity-based compensation when the service date precedes the grant date based on the fair value of the award as an accrual of equity-based compensation and adjusts the cost to fair value at each reporting date prior to the grant date. In the period in which the grant occurs, the cumulative compensation cost is adjusted to the fair value at the date of the grant. As of June 30, 2021, there was $4,902,082 of accrued equity-based compensation.

See Note 7 for further discussion of equity-based compensation incurred in 2021 and 2020. As of June 30, 2021 and December 31, 2020, there were no other outstanding equity-based awards.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the three month periods ended June 30, 2021 and 2020 was approximately $488,000 and $48,000, respectively, and for the six month periods ended June 30, 2021 and 2020 was approximately $678,000 and $78,000, respectively.

Application of New or Revised Accounting Standards

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), a company constituting an “emerging growth company” is, among other things, entitled to rely upon certain reduced reporting requirements and is eligible to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

The Company is an emerging growth company and has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, and also issued subsequent amendments to the initial guidance, collectively, ASC 326, to replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires the reflection of expected credit losses and will also require consideration of a broader range of reasonable and supportable information to determine credit loss estimates. For many entities with financial instruments, the standard will require the use of a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses, which may result in the earlier recognition of credit losses on financial instruments. This guidance will be effective for the Company beginning with the year December 31, 2021, with early adoption permitted. The Company has adopted this guidance as of January 1, 2021, with no material effect on the financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which provides guidance for accounting for leases. The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments. The ASU is effective for annual and interim periods beginning after December 15, 2018 for public entities and December 15, 2021 for all other entities, with early adoption permitted. The Company expects to adopt Topic 842 under the private company transition guidance beginning January 1, 2022. The Company does not expect the adoption of Topic 842 to have a material impact on its financial statements because the Company does not have any leasing activity.

Net Loss per Unit

Basic net loss per unit is determined by dividing net loss attributable to unitholders by the weighted-average units outstanding during the period. Net income per diluted unit amounts assumes grants of all units authorized. The following table shows the components of diluted units for the three months ending:

	June 30, 2021	June 30, 2020
Weighted average unit outstanding – basic	1,434,067	1,000,000
Dilutive effect of units authorized	—	—
Units used in computing net loss per unit – diluted	1,434,067	1,000,000

The following table shows the components of diluted units for the six months ending:

	June 30, 2021	June 30, 2020
Weighted average unit outstanding – basic	1,291,595	977,348
Dilutive effect of units authorized	—	—
Units used in computing net loss per unit – diluted	1,291,595	977,348

140,300 authorized Class F units have been excluded from the calculation of diluted weighted average units outstanding as the inclusion of these units would have an anti-dilutive effect.

Mezzanine Equity

Due to the contingently redeemable nature of Class F partner investor units issued in March 2021, the Company classifies these units as temporary equity in the mezzanine section of the balance sheet. The Company does not currently believe that related contingent events and the redemption of the Class F units is probable to occur. As of June 30, 2021, these units are recorded at their initial carrying value, which equaled fair value as determined as of the issue date of March 2021.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

2.      GOING CONCERN

The accompanying financial statements are prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company had a working capital deficit of $5,734,228 as of June 30, 2021, and a net loss and net cash used in operations of $6,563,589 and $1,267,853 respectively, for the six month period ended June 30, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of these financial statements. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future through sales and/or to obtain the necessary financing and/or raise additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The Company has raised approximately $300,000 in additional capital subsequent to June 30, 2021 through the date of these financial statements and as a start-up company the going concern is dependent upon the Company executing its business plan.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues, there can be no assurances to that effect.

3.      INVENTORIES

Inventories consist of the following at:

	June 30, 2021	December 31, 2020
Inventory – finished goods	$60,386	$164,570
Inventory – merchandise	15,847	—
Inventory deposits	70,881	29,471
Inventories	$147,114	$194,041

4.      PREPAID EXPENSES AND OTHER

Prepaid expenses and other assets consist of the following at:

	June 30, 2021	December 31, 2020
Prepaid license and fees	$11,099	$11,805
Prepaid equity-based compensation	1,460,667	—
Other prepaid expenses	32,001	30,715
Total	$1,503,767	$42,520

5.      INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following at:

	Useful Life	June 30, 2021	December 31, 2020
Trademarks	10 Years	$4,788	$4,538
Accumulated amortization		(559)	(326)
Intangible assets – net		$4,229	$4,212

Amortization expense for intangibles for the three month periods ended June 30, 2021 and 2020 was $120 and $59, respectively and for the six month periods ended June 30, 2021 and 2020 was $233 and $90, respectively.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

5.      INTANGIBLE ASSETS (cont.)

The estimated amortization expense for the periods subsequent to June 30, 2021 is as follows:

Trademarks
2021	$239
2022	479
2023	479
2024	479
2025	479
After 2025	2,074
$4,229

6.      DEFERRED REVENUE

Deferred revenue represents amounts received prior to period-end but earned in the following period. Deferred revenue consists of the following at:

	June 30, 2021	December 31, 2020
Orders not yet shipped	$113,246	$—
Direct to consumer prepayments	15,818	—
Deferred revenue	$129,064	$—

7.      MEZZANINE EQUITY AND MEMBERS’ EQUITY

Member Units

The Company had one class of member units through March 2021. Prior to March 2021, the Company had 105 and 90 member units issued and outstanding as of December 31, 2020 and 2019, respectively. There was no limitation on the number of Units that may be issued by the Company. Units had no par value. Each member had one vote for each unit owned.

During March 2021, the Company amended its operating agreement to create three classes of units, designated as Class F, Class W and Class P. The Company authorized 1,263,501 of Class F Units, 200,388 Class W Units and 50,000 Class P Units. Each Class F Member shall have the right of first refusal to purchase their pro rata share of all additional units that the Company may issue from time to time. Each Class F member is entitled to distributions, subject to authorization of certain members, with the first 50% being allocated to pay off a member loan, if applicable, and the remaining 50% in proportion to their percentage interests. Thereafter, distributions are allocated to Class F, Class W, and vested Class P members in proportion to their respective pro rata ownership interests. In conjunction with the amendment, the Company converted its original member units to Class F and Class W units. As of March 1, 2021, 95 original member units were converted to 950,000 class F units and 10 original member units were converted to 100,000 Class W units. All references in this report to units of the Company’s members’ equity reflect the conversion of units.

Class W and Class P units are non-voting units. Further, Class P units are not entitled to distributions until certain hurdle provisions as set by Board of Managers at the time of the award are met and the units are fully vested. Any issued units vest 25% after one year with the remaining 75% vesting monthly over an additional three-year period.

There are no Class P units issued and outstanding as of June 30, 2021.

In March 2021, the Company issued an additional 40,000 Class W member units for consideration totaling $200,000.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

7.      MEZZANINE EQUITY AND MEMBERS’ EQUITY (cont.)

In March 2021, the Company authorized 140,300 Class F member units in exchange for consulting services related to securing celebrity members and ambassadors of the Company and executed license agreements with the celebrity members, both of which occurred in March 2021. The estimated value of the award at the service inception date in March 2021 was $701,500. The service inception date precedes the grant date as the award had not been mutually agreed to as of June 30, 2021, therefore, this award was revalued at fair value. At June 30, 2021, the fair value of the award totaled $4,902,082 and is recorded in accrued equity-based compensation on the balance sheet and expensed as consulting expense in equity-based compensation in the statement of operations for the six month period ended June 30, 2021, of which $4,200,582 is recorded in the three month period ended June 30, 2021.

In March 2021, the Company issued an additional 313,000 Class F partner investor units in exchange for various advertising and marketing services over a 5 year period with an estimated value of $1,565,000 to be amortized over 5 years. In addition to the 313,000 Class F partner investor units issued in March 2021, the agreement includes a put option if a threshold of $5,000,000 in earnings before interest, taxes, depreciation, and amortization (EBITDA) in either fiscal 2022 or 2023 are not met in which the member may have the option to withdraw from the Company which shall trigger the mandatory sale of the member’s entire membership interest back to the Company. As these units are contingently redeemable, they are presented as “Mezzanine Equity” on the Company’s balance sheet.

The estimated expense for various marketing and advertising services in exchange for Class F partner investor units described in the preceding paragraph for the periods subsequent to June 30, 2021 is as follows:

Advertising and Marketing Expense
2021	$156,500
2022	313,000
2023	313,000
2024	313,000
2025	313,000
2026	52,167
$1,460,667

During April, May, and June 2021, the Company issued 51,792 Class W member units for consideration of approximately $1,810,000.

8.      SUPPLIER CONCENTRATION

The Company has an agreement with an unrelated party for various wine making activities, including production, bottling, labeling, and packaging. The Company purchases finished goods through blanket sales orders that require a 50% deposit. In addition to the purchases of finished goods, the Company pays certain storage, administrative fees and taxes related to the purchased goods. There is no specified term of the agreement but continues as additional blanket sales orders are issued. During the six month and three month periods ended June 30, 2021 and 2020, 100% of the Company’s wine-related purchases were from this supplier.

9.      COMMITMENTS AND CONTINGENCIES

The Company has a wine-making consulting agreement with a related party, a class W unit member. The agreement calls for an initial term of one year, with successive automatic one-year renewals unless either party gives a 30-day written notice of termination. The agreement provides for monthly payments of $5,000 for these services. In addition, the consultant was granted 10% ownership of the Company once the first bottle of wine was

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

9.      COMMITMENTS AND CONTINGENCIES (cont.)

produced and shipped. The Company determined the value of this grant to be approximately $10,000. The Company recognized approximately $7,000 related to this grant during 2019 and an additional $3,000 during the six months ended June 30, 2020.

In January 2020, the Company entered into an agreement with an unrelated party to provide administrative and logistical services with respect to the sale of product. The agreement provides for minimum monthly payments of approximately $2,000. The agreement calls for an initial term of one year, with successive automatic one-year renewals unless either party gives a 180-day written notice of termination.

In October 2020, the Company entered into a management agreement with a related party, Rabbit Hole Equity, LLC (RHE) as described in Note 10, to provide management services for an initial term of ten years, with successive automatic one-year renewals unless either party gives a 180-day written notice of termination. Under the agreement, the Company agrees to pay a monthly fee equal to 4% of the Company’s total revenue earned for the previous month, provided the Company generated profits as defined in the agreement. During the six month and three month periods ended June 30, 2021 and 2020, the Company did not record any management fees.

During March 2021, the Company entered into two license agreements with the Class F partner investors for marketing and advertising services. The agreements require ongoing payments of $300,000 per agreement each year for an initial term of five years. Additionally, the agreements require the Company to reimburse out of pocket expenses related to promotion of the Company’s products. The total expense relating to the agreements was $200,000 for the six month period ending June 30, 2021 and $150,000 for the three month period ending June 30, 2021 of which $200,000 is included in accrued expenses as of June 30, 2021.

The estimated expense for the periods subsequent to June 30, 2021 is as follows:

Advertising and Marketing Expense
2021	$300,000
2022	600,000
2023	600,000
2024	600,000
2025	600,000
2026	100,000
$2,800,000

Sponsorship Agreements

In March 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of three years with annual payments of $200,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the first year of this agreement only called for an initial payment of $40,000, with the remainder not payable per the provisions of the agreement regarding no fan attendance in the stadium. The total expense relating to the agreement was $20,000 for the six months ended June 30, 2021 and $10,000 for the three months ended June 30, 2021.

In April 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of two years with annual payments of $100,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the term of this agreement was postponed and commenced in January 2021 with expiration on December 31, 2022. The total expense relating to the agreement was $50,000 for the six months ended June 30, 2021 and $25,000 for the three months ended June 30, 2021.

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

9.      COMMITMENTS AND CONTINGENCIES (cont.)

In May 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of three years with annual payments of $250,000. Either party may terminate the agreement upon a breach as specified in the agreement. Due to the Covid-19 Pandemic, the agreement called for postponement until attendance, as defined, returns to normal. The total expense relating to the agreement was $64,400 for the three and six month periods ended June 30, 2021.

In July 2020, the Company entered into a sponsorship agreement with an unrelated party within the sports and entertainment industry. The agreement has a term of four years with annual payments of $100,000 the first year and $200,000 each year for the last three years. For sponsorship at any post-season event, the agreement calls for an escalation in the fees ranging from 2.5% to 10% depending on the venue. The agreement also calls for automatic successive one-year renewals until terminated by either party with a 90-day notice prior to the expiration of a given term. Due to the Covid-19 Pandemic, this agreement was amended to reduce the initial year payment to $25,000.

The total expense relating to the agreement was $57,600 and $6,300 for the six month periods ended June 30, 2021 and June 30, 2020, respectively and $51,300 and $6,300 for the three month periods ended June 30, 2021 and 2020, respectively.

The estimated expense for the sponsorship agreements as described above for the periods subsequent to June 30, 2021 is as follows:

Advertising and Marketing Expense
2021	$384,375
2022	784,690
2023	387,232
2024	54,057
$1,610,354

10.    TRANSACTIONS WITH RELATED PARTIES

In addition to the agreements discussed in Note 9, the Company has an arrangement with Rabbit Hole Equity, LLC (RHE), a related party due to common ownership, under which RHE provides development, administrative and financial services to the Company. RHE is solely owned by the majority member of Nechio and Novak, LLC, which is the majority member of the Company. Under the agreement, the Company will pay or reimburse RHE, as applicable, for any expenses it, or third parties acting on its behalf, incurs for the Company. For any selling, general and administrative activities performed by RHE or RHE employees, RHE, as applicable, will charge back the employee salaries and wages, rent and related utilities.

The expenses are as follows for the six month periods ended June 30, 2021 and 2020:

	2021	2020
Salaries and wages	$792,855	$349,590
Rent	25,754	35,388
Utilities	1,862	5,844
	$820,471	$390,822

FRESH GRAPES, LLC D/B/A FRESH VINE WINE
Notes to Financial Statements (Unaudited)
June 30, 2021 and 2020

10.    TRANSACTIONS WITH RELATED PARTIES (cont.)

The expenses are as follows for the three month periods ended June 30, 2021 and 2020:

	2021	2020
Salaries and wages	$396,435	$174,795
Rent	25,172	17,694
Utilities	1,058	3,185
	$422,665	$195,674

In addition to the expenses paid by RHE to be reimbursed by the Company, several other related parties have incurred expenses or advanced cash to be reimbursed by the Company. Damian Novak is the majority member of Nechio and Novak, LLC, which is a majority member of the Company. Damian Novak is also the majority member of Kratos Advisory, LLC, Appellation Brands, LLC, TC Healthcare, LLC and is the sole member of Rabbit Hole Equity DTP, LLC. The Company will pay or reimburse, as applicable, for any expenses the related parties incur while acting on behalf of the Company.

Additionally, the Company records receivables related to any expenses incurred on behalf of or cash advances to related entities.

Amounts due to related parties were as follows as of June 30, 2021 and December 31, 2020:

	2021	2020
Rabbit Hole Equity, LLC	$1,512,298	$1,208,143
Damian Novak	—	337,755
Rabbit Hole Equity DTP, LLC	120,284	129,218
Nechio & Novak, LLC	56,708	20,051
Kratos Advisory, LLC	27,130	30,055
	$1,716,420	$1,725,222

Amounts due from related parties were as follows as of June 30:

	2021	2020
Appellation Brands, LLC	$111,916	$72,523
Damian Novak	140,917	—
TC Healthcare, LLC	10,753	—
	$263,586	$72,523

11.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 22, 2021, the date which the financial statements were available to be issued.

Members’ Equity

During July and August 2021, the Company authorized and issued 8,596 Class W member units for cash consideration of approximately $300,000.

In August 2021, the Company entered into an employment agreement to hire a Chief Executive Officer. As part of this agreement, the Company issued 11,979 additional Class F member units valued at approximately $419,000. The terms of this agreement call for additional equity-based compensation to be awarded contingent upon the successful consummation of the Company’s IPO and achieving certain market capitalization milestones.

fV
fresh Vine
C★A
2018
CHARDONNAY
CALIFORNIA

fV
fresh Vine
C★A
2018
CABERNET SAUVIGNON
CALIFORNIA

fV
fresh Vine
C★A
2018
PINOT NOIR
CALIFORNIA

fV
fresh Vine
C★A

fV
fresh Vine
C★A

fV
fresh Vine
C★A

Fresh Vine Wine, LLC

[•] Shares of Common Stock

_____________________

PROSPECTUS

_____________________

[•], 2021

OAK RIDGE FINANCIAL

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the NYSE American listing fee.

	Amount to be Paid
SEC registration fee		$1,390.50
FINRA listing fee		3,500.00
NYSE American listing fee		$60,000.00
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

____________

*        To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

We plan to convert to a Nevada corporation prior to the effectiveness of this registration statement. Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company’s bylaws will provide for the indemnification of its officers and directors against expenses actually and necessarily incurred in connection with the defense of any action, suit or proceeding in which they are a party by reason of their status as an officer or director, except in cases of negligence or misconduct in the performance of duty. We also expect to enter into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. We also expect to maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

The Company’s articles of incorporation will limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

The above discussion of our articles of incorporation, bylaws and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws and applicable Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since our inception on May 8, 2019, we have issued unregistered securities to a limited number of persons as described below:

In May 2019, in connection with the formation of the Company, we issued 900,000 units representing membership interests in Fresh Grapes, LLC to Nechio & Novak FV, LLC for nominal consideration. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

In June 2019, we entered into a consulting engagement letter with our winemaker. As partial compensation for our winemaker’s services to us, we issued to him (or his designee) 100,000 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares apiece on a post-LLC Conversion basis. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

In November 2020 and March 2021, we sold 50,000 and 40,000 units representing membership interests in Fresh Grapes, LLC, respectively, to two investors at a price of $5.00 per unit, which would be approximately [•] shares at a price of $[•] per share on a post-LLC Conversion basis. The unit amount gives effect to a 10,000-for-one unit split that occurred in March 2021.

Effective March 15, 2021, we entered into a Contractor Agreement pursuant to which an independent contractor provides specified services to us in exchange for 140,300 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares on a post-LLC Conversion basis.

In March 2021, we entered into five-year license agreements with Nina Dobrev and Julianne Hough pursuant to which each agreed to use commercially reasonable efforts to help grow and promote our business and varietals of wine and granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Upon entering into such agreements, we issued to each of Ms. Dobrev and Hough (or their designees) 156,500 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares apiece on a post-LLC Conversion basis.

During the period from April 2021 through August 2021, we sold an aggregate of 60,388 units representing membership interests in Fresh Grapes, LLC to 22 investors at a price of $34.94 per unit, which would be approximately [•] shares at a price of $[•] per share on a post-LLC Conversion basis.

Effective August 1, 2021, we entered into an employment agreement with one of our executive officers pursuant to which we issued 11,979 units representing membership interests in Fresh Grapes, LLC, which would be approximately [•] shares apiece on a post-LLC Conversion basis.

Except as noted above, the sales of the securities identified above were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Each of the above-referenced investors in our securities represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Plan of Conversion
3.1*	Certificate of Incorporation, to be in effect immediately prior to the completion of this offering
3.2*	Bylaws, to be in effect immediately prior to the completion of this offering
4.1*	Specimen Certificate representing shares of common stock of Fresh Vine Wine, Inc.
5.1*	Opinion of Maslon LLP
10.1	Amended and Restated Consulting Agreement dated March 16, 2021 by and between Fresh Grapes, LLC and Jamey Whetstone d/b/a Whetstone Consulting
10.2†	Alternating Proprietorship Agreement dated July 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC
10.3	Custom Winemaking and Bottling Agreement dated September 2019 by and between Fior di Sole, LLC and Fresh Grapes, LLC
10.4	License Agreement dated March 2021 by and between Fresh Grapes, LLC and Nina Dobrev
10.5*	Amendment No. 1 dated effective November 12, 2021 to License Agreement dated March 2021 by and between Fresh Grapes, LLC and Nina Dobrev
10.6	License Agreement dated March 2021 by and between Fresh Grapes, LLC and Jaybird Investments, LLC
10.7*	Amendment No. 1 dated effective November 12, 2021 to License Agreement dated March 2021 by and between Fresh Grapes, LLC and Jaybird Investments, LLC
10.8	Contractor Agreement effected March 15, 2021 by and between Fresh Grapes, LLC and Tribe of Five, LLC
10.9*#	Form of Founders’ Option Agreement
10.10*#	Fresh Vine Wine, Inc. 2021 Equity Incentive Plan
10.11*#	Form of Restricted Stock Unit Agreement pursuant to Fresh Vine Wine, Inc. 2021 Equity Incentive Plan
10.12*#	Amended and Restated Employment Agreement effective September 17, 2021 between Fresh Grapes, LLC and Janelle Anderson
23.1	Consent of Wipfli LLP
23.2*	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature pages to this registration statement)

____________

*        To be filed by amendment

#        Management contract or compensatory plan.

†        Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding)

is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)     The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 12, 2021.

FRESH GRAPES, LLC (Registrant)
By:	/s/ Janelle Anderson
Janelle Anderson Chief Executive Officer

Each person whose signature appears below appoints Janelle Anderson and Elliot Savoie, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Janelle Anderson	Chief Executive Officer (principal executive officer) and Director (Manager)	November 12, 2021
Janelle Anderson
/s/ Elliot Savoie	Chief Financial Officer (principal financial and accounting officer) and Secretary	November 12, 2021
Elliot Savoie
/s/ Damian Novak	Executive Chairman and Director (Manager)	November 12, 2021
Damian Novak
/s/ Rick Nechio	President and Director (Manager)	November 12, 2021
Rick Nechio